  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 1998

                                                     REGISTRATION NO. 333-53983

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                           PACER INTERNATIONAL, INC.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)
        DELAWARE                     4731                    94-3285040
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                               ----------------

                     3746 MT. DIABLO BOULEVARD, SUITE 110
                          LAFAYETTE, CALIFORNIA 94549
                                (925) 284-7145
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                DONALD C. ORRIS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                     3746 MT. DIABLO BOULEVARD, SUITE 110
                          LAFAYETTE, CALIFORNIA 94549
                                (925) 284-7145
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                       OF AGENT FOR SERVICE OF PROCESS)

                               ----------------

                                WITH COPIES TO:
         JOHN J. SUYDAM, ESQ.                  PETER P. WALLACE, ESQ.
   O'SULLIVAN GRAEV & KARABELL, LLP          MORGAN, LEWIS & BOCKIUS LLP
         30 ROCKEFELLER PLAZA                  300 SOUTH GRAND AVENUE
       NEW YORK, NEW YORK 10112             LOS ANGELES, CALIFORNIA 90071
            (212) 408-2400                         (213) 612-2500

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           SUBJECT TO COMPLETION

                                3,200,000 Shares              JULY 22, 1998
               [LOGO OF PACER INTERNATIONAL, INC. APPEARS HERE]
                                  Common Stock

                                   --------

  Of the 3,200,000 shares of Common Stock (the "Common Stock") offered hereby, 2,800,000 shares are being sold by Pacer International, Inc. ("Pacer" or the "Company") and 400,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for the Common Stock to be quoted and traded on the Nasdaq National Market under the symbol "PACR."

                                   --------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 9.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PRICE  UNDERWRITING   PROCEEDS  PROCEEDS TO
                                      TO   DISCOUNTS AND     TO       SELLING
                                    PUBLIC  COMMISSIONS  COMPANY(1) STOCKHOLDERS
--------------------------------------------------------------------------------
Per Share.......................... $          $           $           $
--------------------------------------------------------------------------------
Total(2)........................... $          $           $           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Before deducting expenses of the offering estimated at $1,200,000.
(2) The Company and certain of the Selling Stockholders have granted the Underwriters 30-day options to purchase up to an aggregate of 480,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent the options are exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the options are exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $    , $     and $    ,
    respectively. See "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale when, as and if delivered to and accepted by them and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares will be made at the offices of BT Alex.
Brown Incorporated, Baltimore, Maryland, on or about      , 1998.

BT ALEX. BROWN

                            PAINEWEBBER INCORPORATED

                                                   MORGAN KEEGAN & COMPANY, INC.

                   THE DATE OF THIS PROSPECTUS IS      , 1998

                                    [PHOTOS]



                                 ------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THIS OFFERING AND MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and the consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus. Unless the context otherwise indicates, "Pacer" or "Company" refers to Pacer International, Inc. and its subsidiaries. Unless otherwise indicated herein, all information in this Prospectus (i) gives effect to a 9.5-for-1 stock split of the Common Stock to be effected immediately prior to this offering; and (ii) assumes no exercise of the Underwriters' over-allotment option. Certain terms used in this Prospectus are defined in the Glossary on page 53.

                                  THE COMPANY

GENERAL

  Pacer, originally founded in 1928, is a multi-modal, value-added transportation and logistics solutions provider, offering a broad menu of transportation-related services, including a variety of trucking, intermodal marketing, logistics and freight services. As a non-asset based company, Pacer provides integrated freight services through a national network of sales agents, independent contractors and railroad/drayage partnerships. To date, the Company's business model has required minimal capital investment in physical assets such as transportation equipment. The Company's strong internal growth has been supplemented by strategic acquisitions, enabling the Company to increase its revenues from $86.8 million in 1996 on a stand alone basis to $252 million for the twelve month period ended March 31, 1998 on a pro forma basis after giving effect to such acquisitions. See "--Acquisition History."

  According to a leading industry source, the total domestic market for freight transportation in 1996 was approximately $467 billion, representing over 6% of the U.S. gross national product. The transportation industry is highly fragmented, and a shipper faces a broad array of changing service alternatives. Integrated logistics providers, such as the Company, have the ability to utilize a portfolio of transportation products and design optimal transportation solutions for the shipper. By optimizing the flow of goods through the supply chain, a company's overall freight handling, delivery and inventory costs can be significantly reduced. As companies' transportation and logistics decisions involve greater emphasis on cost efficiency and increased focus on core competencies, many companies are reevaluating their in-house transportation functions. At the same time, major shippers are seeking to utilize fewer firms to service their transportation management and logistics needs.

COMPETITIVE ADVANTAGES

  The Company attributes its market position and its significant opportunities for continued growth and increased profitability to the following competitive advantages:

  Diverse Product Offerings. The Company offers its customers one of the broadest menus of service offerings in the transportation industry, including flatbed and specialized heavy-haul trucking, intermodal marketing (rail or over-the-road), warehousing, consolidation/deconsolidation, cross-dock, less-than-truckload ("LTL"), cartage and drayage. The Company also provides specialized services, such as rail car maintenance and inspection, to transportation providers. Furthermore, the Company provides logistics services to coordinate the foregoing services, offering integrated freight transportation solutions to its customers.

  National Presence. By combining a network of regional sales offices and independent agents, complemented by national sales offices, the Company offers integrated national services while maintaining the entrepreneurial responsiveness of a small business. The Company's service network comprises a broad range of national, regional and local transportation providers, including rail partners, trucking companies, independent contractors and other third party providers.

  Tailored Customer Focus. The Company has developed a customer philosophy which categorizes each major customer as a distinct market. Accordingly, the Company creates a package of services integrated and customized for each customer and strives to broaden the relationship with each customer by identifying, addressing and servicing an increasing share of the customer's transportation and logistics needs. As a result of the Company's philosophy, the Company has established a strong, diverse customer base consisting of global, national and regional manufacturers and retailers, including numerous Fortune 500 corporations, several of which have been customers of the Company for more than 15 years.

  Targeted Industry Expertise. The Company derives a significant portion of its revenues from providing transportation services within certain core shipping sectors where the Company's industry focus leads to greater expertise and higher added value for the customer. For example, through its extensive network of service providers, the Company provides a range of specialized services to many of the nation's largest "superstore" or mass market retailers. In addition to general consumer freight, the Company has developed customized services to meet the special needs of certain product categories. Similarly, the Company provides a range of specialized services for the transportation sector, with customers including railroads, other intermodal transportation service providers and equipment vendors to the rail industry. In the flatbed and specialized trucking sector, the Company has limited its participation in traditional commodity sectors and developed a specialty in industrial freight with non-standard requirements, such as the transportation of heavy or oversized materials.

  Strong West Coast Market Position. Management believes that the Company has developed a leading market position in intermodal and related logistics services on the U.S. West Coast, where it operates specialized consolidation and trucking facilities and provides cartage, drayage and LTL services. Management believes that the Company is well-positioned to benefit from the continued growth in international trade, the trend towards importing certain product categories from Asia and the continued strength of the U.S. dollar in foreign currency markets. The Company has also been able to replicate services originally provided in the West Coast market for its customers operating in other parts of the country. See "Business--Competitive Advantages--Strong West Coast Market Position."

  Information Technology. The Company has made significant investments in information technology. The Company's information systems are capable of providing a wide range of communication alternatives, typically through the medium requested by a customer. This interconnection allows the Company to easily communicate requirements and availability of equipment and volume, to confirm and bill orders and to trace shipments. In addition, each office is able to track trailers and containers entering its service area through the Company's network and to redeploy that equipment to fulfill its customers' outbound shipping requirements before the equipment is returned for use by another intermodal user.

  Experienced Management Team. One of the Company's most valuable assets is its experienced team of senior management personnel, led by Don Orris, the Company's President and Chief Executive Officer. Mr. Orris is the former President and Chief Operating Officer of the Southern Pacific Transportation Company (now the Union Pacific Railroad Company) ("UPRC"). The Company's senior management team has an average of more than 25 years of experience in the transportation and logistics industry, forming a core team with significant leadership experience. Following this offering, members of the Company's senior management will own or have the right to acquire, subject to certain performance requirements, an aggregate of approximately 35% of the issued and outstanding voting securities of the Company on a fully diluted basis, giving them a personal stake in the continued success of the Company.

GROWTH STRATEGY

  The Company's growth strategy consists of (i) expanding its service offerings, (ii) increasing sales to existing customers, (iii) leveraging its core service provider capability, (iv) expanding its customer base and (v) pursuing strategic acquisitions.

  Expand Service Offerings. The Company believes it is increasingly important to be able to meet the diverse needs of customers who are increasingly looking to a limited number of sources for their transportation and logistics needs, whether on a national or regional scale or even within a single shipping lane. Thus, the Company intends to maintain its broad range of current service offerings and selectively introduce new services without compromising its commitment to superior service on an efficient and cost effective basis. See "Business--Growth Strategy--Expand Service Offerings."

  Increase Sales to Existing Customers. As part of its growth strategy, the Company intends to provide additional services to existing customers. For example, many of the Company's high volume nationwide customers currently use only its intermodal transportation services for a portion of their overall transportation needs. The Company believes that it will be able to expand the services provided to its customers as they increasingly outsource their transportation and logistics needs. The Company will continue to focus on capturing additional freight volume from existing customers currently being handled by long-haul trucking companies or intermodal competitors and on providing supplementary logistics services to those customers.

  Leverage Core Service Provider Capability. The Company seeks to capitalize on the trend, especially among larger shippers, toward reducing the number of authorized service providers the shippers use in favor of a small number of core service providers with the size and diverse service capability to satisfy most of the shippers' transportation needs. Accordingly, the Company has concentrated on consolidating and integrating its multi-modal service offerings and value-added logistics solutions capabilities, enabling it to handle a broad range of each customer's transportation and logistics requirements.

  Expand Customer Base. The Company intends to continue to expand its customer base by (i) leveraging its operating infrastructure, (ii) adding sales agents and independent contractors, which will increase the Company's capacity to solicit and maintain customer relationships, (iii) increasing its geographic scope through internal growth and acquisitions, (iv) expanding its size and service offerings and (v) continuing to establish relationships with additional transportation service providers who meet the Company's stringent quality and pricing standards. See "Business--Growth Strategy--Expand Customer Base."

  Pursue Strategic Acquisitions. As an additional component of its growth strategy, the Company intends to continue its disciplined acquisition program. Acquisition candidates will typically fall into one or more of the following three categories: (i) operations that expand the Company's presence in a particular service category, (ii) operations that expand the Company's existing services in a new geographic area, or (iii) operations that enable the Company to provide a new or expanded form of complementary services to its customer base. The Company intends to seek acquisition candidates with complementary management and operating philosophies and service capabilities that the Company can add to and integrate with its current menu of services. Given the highly fragmented nature of the industry, the relatively large number of small and mid-size transportation companies, and the recent consolidation in the transportation industry, management believes there is increased pressure on these smaller transportation and logistics companies to consolidate. The Company's nationwide network, together with its strong and diverse customer base, make it well-positioned to benefit from the expected continued growth in both the intermodal and transportation logistics services markets and the potential for consolidation of the smaller companies.

ACQUISITION HISTORY

  In March 1997, pursuant to a management buyout funded in part by Eos Partners, L.P. ("Eos"), the Company acquired all of the capital stock of Pacific Motor Transport Company ("PMTC"), a provider of truckload freight services through its Pacer division. PMTC formerly offered intermodal marketing services through its ABL-TRANS division, now a division of Interstate Consolidation Service, Inc. (d/b/a Pacer Intermodal, Inc.). PMTC was founded in 1928 under the name Pacific Electric Motor Transport Company as a subsidiary of UPRC (a subsidiary of the Union Pacific Railroad ("UP")).

  In December 1997, the Company acquired (the "Interstate Acquisition") all of the capital stock of Interstate Consolidation, Inc. ("ICI") and Interstate Consolidation Service, Inc. ("ICSI") and its wholly owned subsidiary Intermodal Container Service, Inc. ("IMCS", and together with ICI and ICSI, "Interstate"). Interstate is a multipurpose provider of transportation services, including intermodal marketing, cartage and freight consolidation and handling.

  In April 1998, the Company acquired (the "Stutz Acquisition") all of the capital stock of Intraco, Inc. d/b/a Stutz & Company ("Stutz").

  In June 1998, the Company acquired (the "Cross Con Acquisition") all of the capital stock of Cross Con Terminals, Inc. ("Terminals") and Cross Con Transport, Inc. ("Transport" and, together with Terminals, "Cross Con").

  The Interstate Acquisition, the Stutz Acquisition and the Cross Con Acquisition are referred to herein collectively as the "Acquisitions."

                                  ------------

  The Company's principal executive offices are located at 3746 Mt. Diablo Boulevard, Suite 110, Lafayette, California 94549 and its telephone number is
(925) 284-7145.

                                  ------------

  Forward-Looking Statements. Certain statements contained in this Prospectus, including statements regarding the anticipated development and expansion of the Company's business, the intent, belief or current expectations of the Company, its directors or its officers, primarily with respect to the future operating performance of the Company and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that potentially could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the inability to manage growth of the Company's operations, the loss of services of senior managers, the inability to hire and retain salespersons and other logistics professionals, including independent contractors, work stoppages at railroads or adverse weather conditions affecting operations, the inability to successfully integrate acquired companies and/or realize the competitive and business advantages of such acquisitions and enhance the financial prospects of the Company, an economic recession or a downturn in customers' business cycles, the inability to secure sufficient equipment or other transportation services from third parties to service customers' needs, a decrease in demand for intermodal transportation services relative to other transportation services, the inability to obtain the use of drayage services from third parties, as well as other risks detailed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                  THE OFFERING

 Common Stock offered by the Company ................ 2,800,000 shares
 Common Stock offered by the Selling Stockholders....   400,000 shares(1)
 Common Stock to be outstanding after this offering.. 8,412,392 shares(2)
 Use of proceeds..................................... To repay outstanding indebtedness and
                                                      repurchase the Company's
                                                      outstanding Series A
                                                      Preferred Stock. See "Use
                                                      of Proceeds."
 Proposed Nasdaq National Market Symbol.............. PACR

--------
(1) Includes 175,000 shares of Common Stock issuable upon exercise of the warrant issued by the Company to UPRC (the "UPRC Warrant"), at an exercise price of $10.00 per warrant unit (collectively, the "Warrant Units"). Each Warrant Unit is exercisable for 9.5 shares of Common Stock and one share of Series A Preferred Stock (to be redeemed at or prior to the closing of this offering at a price of $9 per share). See "Management--Executive Compensation."

(2) Excludes (a) 1,045,000 shares of Common Stock and 110,000 shares of Series A Preferred Stock (collectively, the "Option Units") reserved for issuance under the Company's 1997 Stock Option Plan (the "1997 Option Plan"), of which options to purchase 40,000 Option Units, at an exercise price of $40.00 per Option Unit, and 70,000 Option Units, at an exercise price of $11.24 per Option Unit, were outstanding as of March 31, 1998, (b) 650,000 shares of Common Stock reserved for issuance under the Company's 1998 Stock Option Plan (the "1998 Option Plan" and (c) 26,695 shares of Common Stock reserved for issuance pursuant to the Stock Option Agreement dated as of June 8, 1998 between the Company and Joseph P. Atturio (the "Atturio Option Agreement").

   SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OPERATING DATA

                                    PREDECESSOR (1)
                   -------------------------------------------------
                                                             THREE
                                                            MONTHS
                           YEAR ENDED DECEMBER 31,           ENDED
                   --------------------------------------- MARCH 31,
                      1993        1994      1995    1996     1997
                   ----------- ----------- ------- ------- ---------
                   (UNAUDITED) (UNAUDITED)
                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
 OPERATIONS DATA:
Revenues.........    $67,300     $75,905   $78,278 $86,766  $19,538
Net revenues.....     10,085      11,109    12,378  13,650    3,040
Selling, general
 and
 administrative..      7,059       7,149     8,697  10,037    2,300
Amortization of
 intangibles.....        --          --        --      --       --
Income from
 operations......      2,985       3,744     3,593   3,520      193
Net income.......    $ 1,672     $ 2,678   $ 3,036 $ 3,008  $   119
Income per
 share(3):
 Basic...........
 Diluted.........
 Weighted average shares
  outstanding:
 Basic...........
 Diluted.........
                                            COMPANY (1)
                   --------------------------------------------------------------
                                 PRO FORMA                             PRO FORMA
                       NINE         NINE                     THREE       THREE
                      MONTHS       MONTHS     PRO FORMA     MONTHS      MONTHS
                      ENDED        ENDED      YEAR ENDED     ENDED       ENDED
                   DECEMBER 31, DECEMBER 31, DECEMBER 31,  MARCH 31,   MARCH 31,
                       1997       1997(2)      1997(2)       1998       1998(2)
                   ------------ ------------ ------------ ----------- -----------
                                (UNAUDITED)               (UNAUDITED) (UNAUDITED)
                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
 OPERATIONS DATA:
Revenues.........     $81,102     $187,417    $ 238,859      $50,362     $64,582
Net revenues.....      12,389       28,638       36,546        8,359      10,388
Selling, general
 and
 administrative..       8,799       19,497       25,009        5,634       6,702
Amortization of
 intangibles.....         257          945        1,254          228         334
Income from
 operations......       3,187        7,771        9,718        2,384       3,188
Net income.......     $ 1,416     $  3,207    $   3,878      $ 1,065     $ 1,413
Income per
 share(3):
                                              $    0.71
 Basic...........     $  0.41     $   0.59                   $  0.23     $  0.26
                                              $    0.60
 Diluted.........     $  0.34     $   0.49                   $  0.19     $  0.22
 Weighted average shares
  outstanding:
 Basic...........   3,403,480    5,437,392    5,437,392    4,678,750   5,437,392
 Diluted.........   4,141,041    6,499,216    6,499,216    5,604,877   6,499,216

                                                      MARCH 31, 1998
                                            ------------------------------------
                                            ACTUAL   PRO FORMA(4) AS ADJUSTED(5)
                                            -------  ------------ --------------
                                                  (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital deficiency ................ $(2,242)   $  (315)      $  (315)
Total assets...............................  56,134     78,389        78,389
Long-term debt and capital leases..........  22,079     33,700         7,302
Stockholders' equity.......................  10,524     16,741        43,641

-------
(1) The "Predecessor" includes the accounts of PMTC prior to the management buyout on March 31, 1997. The "Company" includes the accounts of PMTC acquired in the management buyout, after purchase accounting adjustments, and the accounts of Interstate subsequent to the Interstate Acquisition as of December 16, 1997. The management buyout of PMTC and the Interstate Acquisition were accounted for under the purchase method of accounting. As a result of these transactions, the financial information presented above is not comparable in certain respects.
(2) The pro forma information gives effect to the Acquisitions as if they were completed on the first day of the periods presented. See "--Acquisition History." Pro forma information has been presented for nine months and the year ended December 31, 1997 for comparative purposes.
(3) Income per share has been computed for all periods reflecting the effect of a 9.5 to 1 stock split to be effected immediately prior to this offering. Shares outstanding for the year ended December 31, 1997 have been calculated assuming all shares and options issued in connection with the formation of the Company and the Interstate, Cross Con and Stutz Acquisitions were outstanding as of January 1, 1997.
(4) Includes the Stutz Acquisition and the Cross Con Acquisition, which were accounted for under the purchase method of accounting.
(5) Adjusted to give effect to the application of estimated net proceeds to the Company from this offering based upon an assumed initial public offering price of $12.00 per share. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following risk factors, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus.

  Lack of Significant Combined Operating History. Prior to being acquired by the Company in connection with its respective Acquisition, each acquired company had been operating as a separate independent entity and there can be no assurance that the Company will be able to integrate each acquired business effectively. In addition, there can be no assurance that management will be able to oversee the combined entity and effectively implement the Company's operating or growth strategies. The pro forma combined financial results of the acquired companies cover periods when the acquired companies and Pacer were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The success of the Company will depend on the extent to which management is able to centralize and integrate certain operating, administrative and accounting functions and otherwise integrate the acquired companies and other companies acquired in the future into one organization in a profitable manner. The inability of the Company to successfully integrate the acquired companies would have a material adverse effect on the Company's financial condition and results of operations.

  Management of Growth. The Company's strategy is to expand its operations through both internal growth and acquisitions. Management expects to spend significant time and resources in evaluating, completing and integrating acquisitions. There can be no assurance that the Company's systems, procedures and controls will be adequate to support its operations as they expand. Any future growth will impose significant added responsibilities on members of senior management, including the need to recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be successfully recruited and retained by the Company. The Company's failure to manage its growth effectively, or its inability to attract and retain additional qualified management, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Growth Strategy."

  Dependence on Management. The Company is highly dependent upon the continued services of its senior management team. The sudden loss of the services of several members of senior management could have a material adverse effect on the Company. See "Management."

  Reliance on Agents and Independent Contractors. The Company relies upon the services of independent commission agents to market its transportation services, to act as intermediaries with customers, and to recruit independent contractors who are in turn relied upon for providing trucking services on behalf of the Company. Contracts with agents and independent contractors are, in most cases, terminable upon short notice by either party. Although the Company believes its relationships with agents and independent contractors are good, there can be no assurance that the Company will continue to be successful in retaining its agents and independent contractors or that agents or independent contractors who terminate their contracts can be replaced by equally qualified persons. Furthermore, since the agents have the primary relationship with customers and the day-to-day relationship with the independent contractors, it can be expected that some customers and independent contractors will terminate their relationship with the Company whenever an agent terminates its relationship with the Company. See "Business--Sales and Marketing" and "--Relationships with Independent Contractors."

  Risk Associated with Independent Contractors. From time to time, tax and other regulatory authorities have sought to assert that independent contractors in the trucking industry are employees, rather than independent contractors. No tax claim has been successfully made with respect to independent contractors of the Company, and management is confident that the independent contractors of the Company are not employees of the Company under existing interpretations of federal and state tax laws. There can be no assurance, however, that tax authorities will not successfully challenge this position, or that such interpretations will not change, or that tax laws will not change. If the independent contractors were determined to be employees, such determination could materially increase the Company's exposure under a variety of federal and state tax, worker's compensation, unemployment benefits, labor and employment and tort laws, as well as potential liability for employee benefits. See "Business--Relationships with Independent Contractors."

  Dependence on Railroads. The Company is dependent upon the major railroads in the United States for substantially all of the intermodal services provided by the Company. In many markets, rail service is limited to a few railroads or even a single railroad. Consequently, a reduction in, or elimination of, rail service to a particular market is likely to adversely affect the Company's ability to provide intermodal transportation services to some of the Company's customers. In addition, the railroads are relatively free to adjust shipping rates up or down as market conditions permit. Rate increases would result in higher intermodal transportation costs, reducing the attractiveness of intermodal transportation as an alternative to truck or other modes of transportation and could cause a decrease in demand for the Company's services. Further, the Company's ability to continue to expand its intermodal transportation business is dependent upon the railroads' ability to increase capacity for intermodal freight. A significant portion of the Company's revenues are derived from intermodal marketing. As a result, a decrease in demand for intermodal transportation services relative to other transportation services could have a material adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Services." The Company's business would also be adversely affected by a work stoppage at one or more railroads or by adverse weather conditions that hinder the railroads' ability to provide transportation services. The Company cannot predict what effect, if any, the recent trend toward consolidation among railroads may have on intermodal transportation services or the Company's results of operations. In recent years, the Company has received revenues for transportation services provided to railroads in connection with their capital expenditure programs implemented to improve their infrastructure. The Company cannot predict the duration of such programs or whether the Company will continue to provide services to the railroads in connection with such programs. See "Business--Relationships with Railroads."

  Risks Associated with Acquisitions. No assurance can be given that the Company will be successful in identifying, closing and integrating future acquisitions. Identifying, acquiring and integrating businesses requires substantial management, financial and other resources and may pose risks with respect to production, customer service and market share. Further, acquisitions involve a number of special risks, including failure of the acquired business to achieve expected results, diversion of management's attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company may consider acquiring complementary businesses that provide services that the Company currently does not provide, and there can be no assurance that these complementary businesses can be successfully integrated. While the Company believes that it has sufficient financial and management resources to accomplish such activities, there can be no assurance in this regard or that the Company will not experience difficulties with customers, personnel or others. In addition, although the Company believes that its acquisitions will enhance the competitive position and business and financial prospects of the Company, there can be no assurance that such benefits will be realized or that any combination will be successful. See "Business--Growth Strategy."

  Risks Related to Acquisition Financing. The timing, size and success of the Company's future acquisition efforts and the associated capital requirements cannot be predicted at this time. The Company currently intends to finance future acquisitions by using a combination of Common Stock, cash and debt. To the extent the Company issues shares of Common Stock to finance future acquisitions, the interests of existing stockholders will be diluted. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. See "Use of Proceeds." If the Company does not have sufficient cash resources, its growth through acquisitions could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that the Company will be able to obtain the financing it will need for its acquisition program on acceptable terms, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Risks of Adverse Economic Developments and Downturn in Business
Cycle. Certain sectors of the transportation industry historically have been cyclical as a result of economic recession, customers' business cycles, increases in prices charged by third party carriers, interest rate fluctuations and other economic factors over which the Company has no control. Increased operating expenses incurred by third party carriers can be expected to result in higher transportation costs, and the Company's net revenues and income from operations could be adversely affected if it were unable to pass through to its customers the full amount of increased transportation costs. Economic recession or a downturn in customers' business cycles, particularly among certain national retailers or in the consumer products, railroad, toy or other industries in which the Company has a large number of customers, also could have a material adverse effect on the Company's operating results if the volume of freight shipped by those customers were also reduced. Additionally, a significant reduction in imports from Asia could have a material adverse effect on the Company's business. See "Business--Competitive Advantages" and "--Growth Strategy."

  Dependence on Equipment and Services Availability. The Company is dependent in part on the availability of truck, rail, ocean and air services provided by independent third parties. There have historically been periods of equipment shortages in the transportation industry, particularly among truckload carriers and in a strong economy. If the Company were unable to secure sufficient equipment or other transportation services to meet its customers' needs, its results of operations could be materially adversely affected, and customers could seek to have their transportation and logistics needs met by other third parties on a temporary or permanent basis. See "Business-- Competitive Advantages" and "--Services."

  Relationship with Drayage Companies. The Company only provides a portion of the drayage services required by its intermodal customers and relies on outside providers for the balance of such services. Most drayage companies operate relatively small fleets and have limited access to additional capital for expansion. Thus, as the Company expands, it will likely need the services of additional drayage companies. At some locations, only a few drayage companies meet the Company's quality standards. In addition, the trucking industry has experienced severe shortages of available drivers in recent years, which may curtail the ability of the drayage companies to expand the size of their fleets. This shortage may also require drayage companies to increase drivers' compensation, thereby increasing drayage costs to the Company. If the Company were unable to secure additional local drayage capacity to handle the drayage needs of its customers or had to increase the amount paid for drayage services, the Company's results of operations could be adversely affected and the Company could experience difficulty increasing its business volume. See "Business--Relationships with Drayage Companies."

  Safety Risks. Accidents in the trucking industry can be serious, and occurrences are unpredictable. Although the Company has an active training and safety program, there can be no assurance that the frequency or severity of accidents or workers' compensation claims will not increase in the future, that there will not be unfavorable developments of existing claims or that insurance premiums will not increase. A material increase in the frequency or severity of accidents or workers' compensation claims or the unfavorable development of existing claims can be expected to adversely affect the Company's operating results. See "Business--Risk Management; Insurance."

  Highly Competitive Industry. The transportation services industry is highly competitive and fragmented. The Company competes against other non-asset based logistics companies, as well as asset-based logistics companies, third-party freight brokers and carriers offering logistics services. The Company also competes against carriers' internal sales forces and shippers' own transportation departments. Some of the Company's competitors have substantially greater financial and other resources than the Company. The Company also buys and sells transportation services from and to many companies with which it competes. Historically, competition has created downward pressure on freight rates, and continuation of this rate pressure may adversely affect the Company's net revenues and income from operations. See "Business--Competition."

  Seasonality. In the transportation industry generally, results of operations show a seasonal pattern as customers reduce shipments during and after the winter holiday season. In recent years, the Company's operating income and earnings have been higher in the second and third quarters than in the first and fourth quarters. The Company expects this seasonality to continue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Government Regulation. The Company is licensed by the Department of Transportation (the "DOT") as a broker in arranging for the transportation of general commodities by motor vehicle. The DOT prescribes qualifications for acting in this capacity, including certain insurance and surety bond requirements. The Company's failure to comply with the laws and regulations applicable to entities holding such a license and any resultant suspension or loss of such license could have a material adverse effect on the Company's results of operations or financial condition. The transportation industry is subject to legislative or regulatory changes that can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, transportation services. See "Business--Government Regulation."

  Control by Existing Management and Stockholders. Following consummation of this offering, the executive officers and directors of the Company and Eos will beneficially own an aggregate of approximately 61.86% of the outstanding shares of Common Stock. Accordingly, following this offering, such persons will effectively be able to control the affairs of the Company, including the election of all directors and the outcome of all matters submitted to a vote of the stockholders of the Company. Such concentration of ownership may have the effect of delaying, deterring or preventing a change of control of the Company, including transactions in which the holders of Common Stock might receive a premium for their shares over prevailing market prices. See "Principal and Selling Stockholders."

  Immediate and Substantial Dilution. The initial public offering price is substantially higher than the pro forma net tangible book value per share of Common Stock. Purchasers of shares of Common Stock in this offering will incur immediate and substantial dilution of $12.51 in the pro forma net tangible book value per share of the Common Stock, assuming an initial public offering price of $12.00 per share. See "Dilution."

  Shares Eligible for Future Sale. Upon consummation of this offering, the Company will have 8,412,392 shares of Common Stock issued and outstanding. The 3,200,000 shares of Common Stock sold in this offering will be freely tradable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), except for shares purchased by "affiliates" (as defined in Rule 144 under the Securities Act). Additionally, certain members of management and others will own 5,212,392 shares of Common Stock following this offering. None of these shares was issued in a transaction registered under the Securities Act, and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration, including the exemption contained in Rule 144 under the Securities Act. When these shares become eligible for sale, the market price of the Common Stock could be adversely affected by the sale of substantial amounts of the shares into the public market. Prior to this offering, the Company expects to grant demand registration rights to Eos and piggy-back registration rights to all of its existing stockholders who will continue to be stockholders following this offering. It is expected that such registration rights will be exercisable after the expiration of the lock-up period described below. If such stockholders, by exercising such registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the market price of the Common Stock. See "Shares Eligible for Future Sale."

  The Company currently has outstanding options to purchase 1,045,000 shares of Common Stock and 110,000 shares of Series A Preferred Stock issued pursuant to the 1997 Option Plan, constituting the total number of shares of Common Stock and Series A Preferred Stock issuable pursuant to such plan. The Company intends to register all the shares of Common Stock subject to these options under the Securities Act for public resale. See "Management--1997 Stock Option Plan." In May 1998, the Company adopted the 1998 Stock Option Plan. See "Management--1998 Stock Option Plan." In addition, the Company has issued options to purchase 26,695 shares of Common Stock pursuant to the Atturio Option Agreement.

  The Company, the Selling Stockholders and the directors, executive officers and all other stockholders of the Company have agreed that they will not offer, sell or issue any shares of Common Stock or options, rights or warrants to acquire any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated, except for the transfer by such stockholders pursuant to bona fide gifts, the grant of employee stock options and for shares issued (i) in connection with acquisitions and (ii) pursuant to the exercise of options granted under the 1997 Option Plan, the 1998 Option Plan or the Atturio Option Agreement.

  The Company currently intends to file a Registration Statement on Form S-1 covering up to an additional 2 million shares of Common Stock under the Securities Act for its use in connection with future acquisitions. These shares generally will be freely tradable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their resale.

  The effect, if any, of the availability for sale, or sale, of the shares of Common Stock eligible for future sale on the market price of the Common Stock prevailing from time to time is unpredictable, and no assurance can be given that the effect will not be adverse.

  Certain Anti-Takeover Provisions. Certain provisions of the Company's Restated Certificate of Incorporation and Amended and Restated By-laws and Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company or limit the price that certain investors may be willing to pay in the future for shares of the Common Stock. These provisions (i) classify the Company's Board of Directors into three classes, each of which will serve for different three-year periods, (ii) provide that only the Board of Directors or certain members thereof or officers of the Company may call special meetings of the stockholders and (iii) authorize the issuance of "blank check" preferred stock having such designations, rights and preferences as may be determined from time to time by the Board of Directors. The Company also is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business transactions with an "interested stockholder" for a period of three years following the date such stockholder became an interested stockholder. See "Description of Capital Stock."

  No Prior Public Market; Determination of Offering Price; Stock Price Volatility. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined through negotiations among the Company and the Representatives (as defined) of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Common Stock may be volatile and be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of new services by the Company or its competitors, developments with respect to conditions and trends in the logistics or transportation industries served by the Company, changes in governmental regulation, changes in estimates by securities analysts of the Company's future financial performance, general market conditions and other factors, many of which may be beyond the Company's control. In addition, the stock markets have from time to time experienced significant price and volume fluctuations that have adversely affected the market prices of securities of companies for reasons often unrelated to their operating performance.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,800,000 shares of Common Stock offered hereby by the Company, after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be $30.0 million ($35.4 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use $26.8 million of such net proceeds to repay in full the Term Loan (as defined) and to repay in part the Revolving Loan (as defined) under the Company's existing credit agreement with The First National Bank of Chicago (the "Credit Agreement") and $3.2 million to repurchase from certain principal stockholders of the Company all outstanding shares of the Company's Series A Preferred Stock. See "Certain Transactions." The amount outstanding under the Credit Agreement at June 30, 1998 was $34.9 million. The debt under the Credit Agreement was incurred for working capital purposes and to finance, in part, the Acquisitions, and bore interest at a weighted average rate of 8.79% as of June 30, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

  The Company continually reviews and evaluates acquisition candidates to complement and expand its existing business, and is at various stages of evaluation and discussion with a number of such candidates. The Company has not entered into a definitive purchase agreement with respect to any acquisition candidate, and no portion of the net proceeds has been allocated to specific acquisitions. It is possible, however, that a portion of the net proceeds will be used for one or more acquisitions.

                                DIVIDEND POLICY

  The Company currently intends to retain its future earnings, if any, to finance the growth, development and expansion of its business and, accordingly, does not currently intend to declare or pay any cash dividends on the Common Stock in the immediate future. The declaration, payment and amount of future cash dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including, among others, the Company's financial condition, results of operations, cash flows from operations, current and anticipated capital requirements and expansion plans, the income tax laws then in effect and the requirements of Delaware law. In addition, the Company expects that the terms of any credit facility that it may obtain in the future will include restrictions on payment of cash dividends by the Company without the consent of the lender.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at March 31, 1998 (i) on a historical basis, (ii) on a pro forma basis after giving effect to the Stutz Acquisition and the Cross Con Acquisition and (iii) as adjusted to give effect to the sale by the Company of 2,800,000 shares of Common Stock in this offering at an assumed initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and commissions and expenses of this offering and the initial application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.

                                                        MARCH 31, 1998
                                               --------------------------------
                                               ACTUAL  PRO FORMA(1) AS ADJUSTED
                                               ------- ------------ -----------
                                                    (DOLLARS IN THOUSANDS)
Short-term debt and capital leases, including
 current maturities of long-term debt......... $ 2,459   $ 2,481      $ 2,481
                                               =======   =======      =======
Long-term debt and capital leases, less
 current portion.............................. $22,079   $33,700      $ 7,302
Stockholders' equity:
  Preferred Stock, $0.01 par value, 5,000,000
   shares authorized, 478,421 shares
   designated Series A Preferred Stock,
   350,000 shares issued and outstanding
   actual, 350,000 shares outstanding pro
   forma and no shares outstanding as adjusted
   (2)(3).....................................       4         4          --
  Common Stock, $0.01 par value, 20,000,000
   shares authorized, 4,678,750 shares issued
   and outstanding actual, 5,437,392 shares
   outstanding pro forma and 8,412,392 shares
   outstanding as adjusted(2)(3)..............       5         6           36
  Warrants, 18,421 outstanding actual and pro
   forma, and no outstanding as adjusted(3)...      53        53          --
  Additional paid-in capital..................   7,981    14,197       41,124
  Retained earnings(4)........................   2,481     2,481        2,481
                                               -------   -------      -------
    Total stockholders' equity................  10,524    16,741       43,641
                                               -------   -------      -------
      Total capitalization.................... $32,603   $50,441      $50,943
                                               =======   =======      =======

--------
(1) Gives effect to the Stutz Acquisition and the Cross Con Acquisition as if such transactions had occurred on March 31, 1998.

(2) Excludes (a) 1,045,000 shares of Common Stock and 110,000 Shares of Series A Preferred Stock issuable upon exercise of 40,000 outstanding Option Units, at an exercise price of $40.00 per Option Unit, and 70,000 outstanding Option Units, at an exercise price of $11.24 per Option Unit,
    (b) 650,000 shares of Common Stock reserved for issuance under the 1998 Option Plan and (c) 26,695 shares of Common Stock reserved for issuance pursuant to the Atturio Option Agreement.
(3) Gives effect to the exercise of the UPRC Warrant into 175,000 shares of Common Stock upon consummation of this offering.
(4) Gives effect to the redemption by the Company of all issued and outstanding shares of Series A Preferred Stock at face value of $3,150,000. See "Use of Proceeds" and "Certain Transactions."

                                   DILUTION

  At March 31, 1998, the pro forma net tangible book value (deficiency) of the Company was $(31,177,000), or $(5.73) per share. Pro forma net tangible book value (deficiency) per share represents the Company's pro forma total tangible assets less its pro forma total liabilities divided by 5,437,392 pro forma shares of Common Stock outstanding as of March 31, 1998. After giving effect to the sale by the Company of 2,800,000 shares of Common Stock offered hereby based on an assumed initial public offering price of $12.00 per share and after deducting estimated underwriting discounts and commissions and expenses of this offering, and after redemption of all issued and outstanding shares of Series A Preferred Stock at face value of $3,150,000, the pro forma net tangible book value (deficiency) of the Company at March 31, 1998 would have been approximately $(4,279,000), or $(0.51) per share of Common Stock, representing an immediate increase in pro forma net tangible book value of $5.22 per share to existing stockholders and an immediate, substantial dilution of $12.51 per share to persons purchasing shares of Common Stock offered hereby. The following table illustrates this dilution to new investors:

   Assumed initial public offering price......................          $12.00
     Pro forma net tangible book value (deficiency) per share
      at March 31, 1998.......................................  $(5.73)
     Increase attributable to price paid by new investors per
      share...................................................    5.22
                                                                ------
   Pro forma net tangible book value per share as adjusted for
    this offering.............................................           (0.51)
                                                                        ------
   Dilution per share to new investors........................          $12.51
                                                                        ======

  The following table sets forth, as of March 31, 1998, the number of shares of Common Stock purchased from the Company, including shares issued to effect the Interstate, Stutz and Cross Con Acquisitions (the Stutz and Cross Con Acquisitions occurring in April and June, 1998, respectively) the total consideration paid to the Company and the average price paid per share by existing stockholders and purchasers of shares of Common Stock offered hereby, after giving effect to the sale by the Company of 2,800,000 shares of Common Stock offered hereby based on an assumed initial public offering price of $12.00 per share and before deducting estimated underwriting discounts and commissions and expenses of this offering.

                             SHARES PURCHASED  TOTAL CONSIDERATION
                             ----------------- ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                             --------- ------- ----------- ------- -------------
Existing stockholders....... 5,612,392   66.7% $11,073,591   24.8%    $ 1.97
New investors............... 2,800,000   33.3   33,600,000   75.2      12.00
                             ---------  -----  -----------  -----
  Total..................... 8,412,392  100.0% $44,673,591  100.0%
                             =========  =====  ===========  =====

  The foregoing computations give effect to (a) the automatic conversion of the UPRC Warrant into 175,000 shares of Common Stock upon consummation of this offering and (b) the redemption by the Company of all issued and outstanding shares of Series A Preferred Stock at face value of $3,150,000, but do not include the effect of the issuance of (i) 1,045,000 shares of Common Stock and 110,000 shares of Series A Preferred Stock issuable upon exercise of 40,000 outstanding Option Units, at an exercise price of $40.00 per Option Unit, and 70,000 outstanding Option Units, at an exercise price of $11.24 per Option Unit or (ii) 26,695 shares of Common Stock issuable upon the exercise of options granted pursuant to the Atturio Option Agreement, at an exercise price of $9.47 per share. See "Use of Proceeds" and "Certain Transactions."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected statement of operations data of the Predecessor and the Company for the periods ended December 31, 1995 through 1997 have been derived from the consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, and which are included elsewhere in this Prospectus. The data as of and for the years ended December 31, 1993, 1994 and as of December 31, 1995 and for the three months ended March 31, 1998 have been derived from the Company's unaudited consolidated financial statements which, in the opinion of the Company's management, contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for these periods. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year. The selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                        PREDECESSOR (1)                                       COMPANY (1)
                       --------------------------------------------------- -------------------------------------------------
                                                                                                                  PRO FORMA
                                                                   THREE       NINE      PRO FORMA      THREE       THREE
                                                                  MONTHS      MONTHS        YEAR       MONTHS      MONTHS
                               YEAR ENDED DECEMBER 31,             ENDED      ENDED        ENDED        ENDED       ENDED
                       ----------------------------------------  MARCH 31, DECEMBER 31, DECEMBER 31,  MARCH 31,   MARCH 31,
                          1993        1994      1995     1996      1997        1997       1997(2)       1998       1998(2)
                       ----------- ----------- -------  -------  --------- ------------ ------------ ----------- -----------
                       (UNAUDITED) (UNAUDITED)                                          (UNAUDITED)  (UNAUDITED) (UNAUDITED)
                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
 OPERATIONS DATA:
Revenues............     $67,300     $75,905   $78,278  $86,766   $19,538   $  81,102    $ 238,859    $  50,362   $  64,582
Cost of
 transportation and
 services...........      57,215      64,796    65,900   73,116    16,498      68,713      202,295       42,003      54,194
                         -------     -------   -------  -------   -------   ---------    ---------    ---------   ---------
 Net revenues.......      10,085      11,109    12,378   13,650     3,040      12,389       36,546        8,359      10,388
Selling, general and
 administrative.....       7,059       7,149     8,697   10,037     2,300       8,799       25,009        5,634       6,702
Depreciation and
 amortization(3)....          41         216        88       93        37         403        1,819          341         498
Transaction costs...         --          --        --       --        510         --           --           --          --
                         -------     -------   -------  -------   -------   ---------    ---------    ---------   ---------
 Income from
  operations........       2,985       3,744     3,593    3,520       193       3,187        9,718        2,384       3,188
Interest expense
 (income)...........        (451)       (837)   (1,383)  (1,376)      --          659        3,055          554         760
                         -------     -------   -------  -------   -------   ---------    ---------    ---------   ---------
 Income before
  provision for
  income taxes and
  extraordinary
  loss..............       3,436       4,581     4,976    4,896       193       2,528        6,663        1,830       2,428
Income tax
 provision..........       1,544       1,903     1,940    1,888        74         983        2,785          765       1,015
                         -------     -------   -------  -------   -------   ---------    ---------    ---------   ---------
 Income before
  extraordinary
  loss..............       1,892       2,678     3,036    3,008       119       1,545        3,878        1,065       1,413
Extraordinary loss,
 net of tax
 benefit............         --          --        --       --        --          129          --           --          --
Cumulative effect of
 accounting
 change(4)..........        (220)        --        --       --        --          --           --           --          --
                         -------     -------   -------  -------   -------   ---------    ---------    ---------   ---------
 Net income.........     $ 1,672     $ 2,678   $ 3,036  $ 3,008   $   119   $   1,416    $   3,878    $   1,065   $   1,413
                         =======     =======   =======  =======   =======   =========    =========    =========   =========
Income per share(5)..
Basic...............
 Income before
  extraordinary loss..                                                      $    0.45    $    0.71    $    0.23   $    0.26
 Extraordinary loss..                                                           (0.04)         --           --          --
                                                                            ---------    ---------    ---------   ---------
 Net income.........                                                        $    0.41    $    0.71    $    0.23   $    0.26
                                                                            =========    =========    =========   =========
 Weighted average
  shares outstanding..                                                      3,403,480    5,437,392    4,678,750   5,437,392
                                                                            =========    =========    =========   =========

                                      PREDECESSOR (1)                                       COMPANY (1)
                   ----------------------------------------------------- -------------------------------------------------
                                                                                                                PRO FORMA
                                                                             NINE      PRO FORMA      THREE       THREE
                                                                            MONTHS        YEAR       MONTHS      MONTHS
                                                                            ENDED        ENDED        ENDED       ENDED
                                                                         DECEMBER 31, DECEMBER 31,  MARCH 31,   MARCH 31,
                                                                             1997       1997(2)       1998       1998(2)
                                                                         ------------ ------------ ----------- -----------
                                                                                      (UNAUDITED)  (UNAUDITED) (UNAUDITED)
                                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Diluted
 Income before
  extraordinary
  loss...........                                                             $0.37        $0.60        $0.19       $0.22
 Extraordinary
  loss                                                                        (0.03)         --           --           -
                                                                          ---------    ---------    ---------   ---------
 Net income......                                                             $0.34        $0.60        $0.19       $0.22
                                                                          =========    =========    =========   =========
 Weighted average
  shares
  outstanding....                                                         4,141,041    6,499,216    5,604,877   6,499,216
                                                                          =========    =========    =========   =========
                                  DECEMBER 31,
                   ------------------------------------------- MARCH 31, DECEMBER 31,               MARCH 31,
                      1993        1994        1995      1996     1997        1997                     1998
                   ----------- ----------- ----------- ------- --------- ------------              -----------
                   (UNAUDITED) (UNAUDITED) (UNAUDITED)                                             (UNAUDITED)
BALANCE SHEET
DATA:                        (DOLLARS IN THOUSANDS)                        (DOLLARS IN THOUSANDS)
Working capital..   $ (1,851)    $   605     $ 2,772   $ 4,800  $ 2,783     $  (311)                 $ (2,242)
Total assets.....     26,789      31,550      32,275    37,582   11,350      57,067                    56,134
Long-term debt
 and capital
 leases..........        --          --          --        --       --       25,045                    22,079
Stockholders'
 equity..........     16,296      20,022      23,059    26,067    2,964       9,459                    10,524

-------
(1) The "Predecessor" includes the accounts of PMTC prior to the management buyout on March 31, 1997. The "Company" includes the accounts of PMTC acquired in the management buyout, after purchase accounting adjustments, and the accounts of Interstate after its acquisition by the Company as of December 16, 1997. The management buyout of PMTC and the Interstate Acquisition were accounted for under the purchase method of accounting. As a result of these transactions, the financial information presented above is not comparable in certain respects.
(2) The pro forma information gives effect to the Acquisitions as if they were completed on the first day of the periods presented. See "Prospectus Summary--Acquisition History."
(3) Amortization of goodwill for the pro forma nine months ended December 31, 1997 and the pro forma three months ended March 31, 1998 was $945,000 and $334,000, respectively.
(4) The Predecessor adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" and, accordingly, reflected its initial application.
(5) Income per share has been computed for all periods reflecting the effect of a 9.5 to 1 stock split to be effected on the date of the initial public offering. Shares outstanding for the year ended December 31, 1997 have been calculated assuming all shares and options issued in connection with the formation of the Company and the Interstate, Cross Con and Stutz Acquisitions were outstanding as of January 1, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Such statements are only predictions, and the actual events or results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus. The historical results set forth in this discussion and analysis are not indicative of trends with respect to any actual or projected future financial performance of the Company. This discussion and analysis should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this Prospectus.

OVERVIEW

  The Company is a multi-modal, value-added transportation and logistics solutions provider, offering a broad menu of transportation-related services, including a variety of trucking, intermodal marketing, logistics and freight services. As a non-asset based company, Pacer provides integrated freight services through a national network of sales agents, independent contractors and railroad/drayage partnerships. To date, the Company's business model has required minimal capital investment in physical assets such as transportation equipment.

  In March 1997, pursuant to a management buyout funded in part by Eos, the Company acquired all of the capital stock of PMTC, a provider of truckload freight services through its Pacer division and intermodal marketing services through its ABL-TRANS division, for approximately $13.0 million in cash and the UPRC Warrant. PMTC was founded in 1928 as a subsidiary of SPTC. In December 1997, the Company acquired all of the capital stock of Interstate for $20.0 million in cash, and 1,353,750 shares of Common Stock, which was valued at $4.5 million by independent appraisal. In April 1998, the Company acquired all of the capital stock of Stutz for $400,000 in cash plus up to 217,142 shares of Common Stock. In June 1998, the Company acquired all of the capital stock of Cross Con for $10.5 million in cash and 541,500 shares of Common Stock. Acquisitions have been and will continue to be a significant component of the Company's growth strategy. The Acquisitions and the management buyout have been accounted for under the purchase method of accounting.

  In the nine months ended December 31, 1997, and three months ended March 31, 1998, the Company's volumes have increased over the comparable periods of the prior years. In recent years, the Company has received revenues for transportation services provided to railroads in connection with their capital expenditure programs implemented to improve their infrastructure. The Company cannot predict the duration of such programs or whether the Company will continue to provide services to the railroads in connection with such programs.

RESULTS OF OPERATIONS

  The following table sets forth certain items in the Company's and the Predecessor's statements of operations as a percentage of total revenues for the periods indicated.

                                     PREDECESSOR (1)           COMPANY (1)
                                  ------------------------ --------------------
                                                   THREE     NINE      THREE
                                   YEAR ENDED      MONTHS   MONTHS    MONTHS
                                  DECEMBER 31,     ENDED    ENDED      ENDED
                                  --------------   MARCH   DECEMBER  MARCH 31,
                                   1995    1996   31, 1997 31, 1997    1998
                                  ------  ------  -------- -------- -----------
                                                                    (UNAUDITED)
Revenues.........................  100.0%  100.0%  100.0%   100.0%     100.0%
Cost of transportation and
 services........................   84.2    84.3    84.4     84.7       83.4
                                  ------  ------   -----    -----      -----
 Net revenues....................   15.8    15.7    15.6     15.3       16.6
Selling, general and
 administrative..................   11.1    11.6    11.8     10.8       11.2
Depreciation and amortization....    0.1     0.1     0.2      0.5        0.7
Transaction costs................    0.0     0.0     2.6      0.0        0.0
                                  ------  ------   -----    -----      -----
 Income from operations..........    4.6     4.1     1.0      3.9        4.7
Interest expense (income)........   (1.8)   (1.6)    0.0      0.8        1.1
                                  ------  ------   -----    -----      -----
 Income before provision for
  income taxes and extraordinary
  loss...........................    6.4     5.6     1.0      3.1        3.6
Income tax provision.............    2.5     2.2     0.4      1.2        1.5
                                  ------  ------   -----    -----      -----
 Income before extraordinary
  loss...........................    3.9     3.5     0.6      1.9        2.1
Extraordinary loss, net of tax
 benefit.........................    0.0     0.0     0.0     (0.2)       0.0
                                  ------  ------   -----    -----      -----
 Net income......................    3.9%    3.5%    0.6%     1.7%       2.1%
                                  ======  ======   =====    =====      =====

--------
(1) The "Predecessor" includes the accounts of PMTC prior to the management buyout on March 31, 1997. The "Company" includes the accounts of PMTC acquired in the management buyout, after purchase accounting adjustments, and the accounts of Interstate after its acquisition by the Company as of December 16, 1997. The management buyout of PMTC and the Interstate Acquisition were accounted for under the purchase method of accounting. As a result of these transactions, the financial information presented above is not comparable in certain respects.

THREE MONTHS ENDED MARCH 31, 1998 ("FIRST QUARTER 1998") AS COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1997 ("FIRST QUARTER 1997").

  Revenues. Revenues increased $30.8 million to $50.4 million in First Quarter 1998 from $19.5 million in First Quarter 1997. Approximately $23.6 million of the increase is due to the Interstate Acquisition on December 16, 1997. In addition, the Company experienced increased volumes at Pacer Transport (formerly PMTC), the Company's flatbed and specialized heavy-haul trucking subsidiary, and commenced business at Pacer International Rail Services LLC (formerly known as American International Rail Services LLC) ("PIRS") in September 1997. A portion of the increased volumes at Pacer Transport is a result of UP's capital programs and integration issues resulting from its merger with Southern Pacific Railroad.

  Net Revenues. Net revenues increased $5.3 million to $8.4 million in First Quarter 1998 from $3.0 million in First Quarter 1997. Approximately $3.7 million of the increase in net revenue is due to the Interstate Acquisition, and the remaining increase is primarily due to higher volumes at Pacer Transport. Net revenues as a percentage of revenues increased to 16.6% for First Quarter 1998 from 15.6% for First Quarter 1997 as a result of the Interstate Acquisition, because Interstate has historically operated at a slightly higher margin than Pacer, as well as a change in the mix of services provided.

  Selling, General and Administrative. Selling, general and administrative expenses increased $3.3 million to $5.6 million in First Quarter 1998 from $2.3 million in First Quarter 1997. Approximately $2.4 million of the increase is a result of the Interstate Acquisition. The remaining increase is primarily due to increased salary and administrative costs associated with the growth of the Company and its management team after the management buyout. As a percentage of revenues, selling, general and administrative expenses decreased to 11.2% in First Quarter 1998 from 11.8% in First Quarter 1997. The decrease is primarily a result of the Interstate Acquisition, because Interstate has historically operated with lower overhead than Pacer, partially offset by the increases described above.

  Transaction Costs. During First Quarter 1997, the Predecessor incurred transaction costs of $0.5 million in connection with its sale to the Company.

  Interest Expense (Income). Interest expense increased $0.6 million in First Quarter 1998 from First Quarter 1997 as a result of borrowings utilized to fund the management buyout of the Predecessor as well as the Interstate Acquisition. Prior to the management buyout, the Predecessor did not have any borrowings outstanding and had a significant cash position which generated interest income.

  Income Tax Provision. The Company's effective tax rate increased to 41.8% in First Quarter 1998 from 38.3% in First Quarter 1997, primarily as a result of non-deductible goodwill in connection with the Interstate Acquisition as well as an increased effective state tax rate resulting from additional earnings generated in higher tax states.

NINE MONTHS ENDED DECEMBER 31, 1997 ("FISCAL 1997") AS COMPARED TO THE YEAR ENDED DECEMBER 31, 1996 ("1996").

  As a result of the management buyout in March 1997, the period ended December 31, 1997 consists of only nine months as compared to twelve months in the period for the year ended December 31, 1996. For information purposes, year-to-year comparisons have also been provided.

  Revenues. Revenues decreased $5.7 million, or 6.5%, to $81.1 million in Fiscal 1997 from $86.8 million in 1996. This decrease is due to the additional quarter of revenues in 1996, which is partially offset by additional business with UP in Fiscal 1997. Revenues increased $13.9 million, or 16.0%, to $100.6 million in the twelve month period ended December 31, 1997 compared to $86.8 million in the twelve month period ended December 31, 1996.

  Net Revenues. Net revenues decreased $1.3 million, or 9.2%, to $12.4 million in Fiscal 1997 from $13.7 million in 1996. Net revenues as a percentage of gross revenues decreased to 15.3% in Fiscal 1997 from 15.7% in 1996. This decrease is due to the additional quarter of revenues in 1996, which is partially offset by additional business with UP in Fiscal 1997. The net revenue percentage decrease reflects a marginal increase in the cost of purchased transportation. Net revenues increased $1.8 million, or 13.0%, to $15.4 million in the twelve month period ended December 31, 1997 compared to $13.7 million in the twelve month period ended December 31, 1996.

  Selling, General and Administrative. Selling, general and administrative expenses decreased $1.2 million to $8.8 million in Fiscal 1997 from $10.0 million in 1996. As a percentage of revenues, selling, general and administrative expenses decreased to 10.8% in Fiscal 1997 from 11.6% in 1996. The decrease is due to the additional quarter of selling, general and administrative expense included in 1996, which is partially offset by additional salary and administrative costs associated with the growth of the Company and its management team after the management buyout. Selling, general and administrative expenses increased $1.1 million, or 10.6%, to $11.1 million in the twelve month period ended December 31, 1997 compared to $10.0 million in the twelve month period ended December 31, 1996.

  Interest Expense (Income). Net interest expense increased $2.0 million to $0.7 million in Fiscal 1997 from $1.4 million in net interest revenue in 1996. This increase is a result of increased borrowings to finance the management buyout and the Interstate Acquisition.

  Income Tax Provision. The Company's effective tax rate remained relatively unchanged in Fiscal 1997 as compared to 1996.

YEAR ENDED DECEMBER 31, 1996 ("1996") AS COMPARED TO YEAR ENDED DECEMBER 31, 1995 ("1995")

  Revenues. Revenues increased $8.5 million, or 10.8%, to $86.8 million in 1996 from $78.3 million in 1995. This increase is primarily due to the new sales and marketing campaigns, which resulted in increased volumes.

  Net Revenues. Net revenues increased $1.3 million, or 10.5%, to $13.7 million in 1996 from $12.4 million in 1995 as a result of the increased volumes described above. Net revenues as a percentage of revenues remained relatively flat.

  Selling, General and Administrative. Selling, general and administrative expenses increased $1.3 million, or 14.9%, to $10.0 million in 1996 from $8.7 million in 1995. As a percentage of revenues, selling, general and administrative expenses increased to 11.6% in 1996 from 11.1% in 1995. This increase is primarily a result of an increase in employee headcount related to the sales and marketing campaigns described above.

  Interest Expense (Income). Interest income was relatively unchanged in 1996 as compared to 1995.

  Income Tax Provision. The Company's effective tax rate remained relatively unchanged in 1996 as compared to 1995.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception on March 31, 1997, the Company's cash needs have been primarily to fund acquisitions, working capital and, on a limited basis, capital expenditures. The Company's primary sources of capital have been the Credit Agreement and cash raised in connection with formation of the Company. In addition, the Company has issued shares of Common Stock as part of the consideration in the Acquisitions. The Company uses the Credit Agreement to manage its cash flow. At December 31, 1997 and March 31, 1998, availability under the Credit Agreement was $5.6 million and $7.9 million, respectively, and the Company's working capital deficit was $0.3 million and $2.2 million, respectively. Immediately following this offering, the Company expects to have approximately $17.0 million of availability under the Credit Agreement. See "Use of Proceeds."

  During Fiscal 1997, net cash used in operating activities was $2.7 million. The Company's net use of cash during Fiscal 1997 resulted from funding working capital for increased business levels and the start-up of PIRS. During the three months ended March 31, 1998, net cash provided from operations was $2.7 million. This increase in cash provided from operations reflects collections from the Company's customers, and collection of volume rebate payments from the railroads for prior periods, a large portion of which are typically paid in the first calendar quarter in accordance with industry norms.

  Net cash used in investing activities during Fiscal 1997 was $10.0 million, which was primarily used to finance the management buyout of the Company and the Interstate Acquisition. Net cash provided by financing activities during Fiscal 1997 was $11.2 million, which was provided by borrowings under the Credit Agreement and cash raised in connection with the formation of the Company. Borrowings under the Credit Agreement are secured by substantially all of the Company's assets. On December 16, 1997, the Company issued $20.0 million in promissory notes and amended the Credit Agreement in connection with the Interstate Acquisition. The Credit Agreement provides for a $20.0 million term loan (the "Term Loan") and a $12.0 million revolving line of credit (the "Revolving Loan"). The Term Loan was used to extinguish the promissory notes issued in connection with the Interstate Acquisition on January 2, 1998. The Term Loan expires on November 21, 2004 and bears interest, at the Company's option, at the prime rate plus 0.75 percent or LIBOR plus 3.0 percent. The Revolving Loan expires on October 31, 2002 and bears interest, at the Company's option, at the prime rate or LIBOR plus 2.3 percent. The Credit Agreement requires the Company to maintain certain leverage and cash flow ratios and limits the level of capital expenditures.

  Net cash used in investing activities during the three months ended March 31, 1998 was $387,000 and was used for purchases of property and equipment. Net cash used in financing activities during the three months ended March 31, 1998 was $2.3 million and was primarily used to repay debt.

  Prior to formation of the Company, the Predecessor had generated significant cash from operations over a long period of time. Excess cash was generally advanced to the Predecessor's parent on an interest-bearing basis. Prior to its sale to the Company, the Predecessor declared and paid a $23.2 million dividend to its parent, and the parent in turn repaid in full its $21.9 million advance from the Predecessor.

  Upon completion of this offering, the Company intends to use a portion of the net proceeds to repay in full the Term Loan, to repay in part the Revolving Loan and to repurchase all of the outstanding shares of the Series A Preferred Stock. See "Use of Proceeds" and "Certain Transactions."

  In April 1998, the Company acquired Stutz. In June 1998, the Company acquired Cross Con. In connection with the Cross Con Acquisition, the Company further amended the Credit Agreement to increase the availability thereunder.

  The Company believes that the net proceeds from this offering, together with available cash, cash generated from operations and available borrowings under the Credit Agreement, will be sufficient to finance working capital, capital expenditures and acquisitions for at least the next 12 months. There can be no assurance, however, that such resources will be sufficient to meet the Company's anticipated financing requirements or that the Company will not require additional financing within this time frame. In particular, depending upon the success of the Company's acquisition strategy, the Company could require significant additional debt and or equity financing to make future acquisitions.

RECENT ACCOUNTING PRONOUNCEMENTS

  Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards to measure all changes in equity that result from transactions and other economic events other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. Except for net income, the Company does not have any transactions and other economic events that qualify as comprehensive income as defined under SFAS No. 130.

  In 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 introduces a new model for segment reporting called the "management approach." The management approach is based on the manner in which management organizes segments within a company for making operating decisions and assessing performance. The management approach replaces the notion of industry and geographic segments. SFAS No. 131 is effective for the Company as of January 1, 1998; however, in accordance with SFAS 131, this statement has not been applied for interim periods in the initial year of application but will be adopted as of December 31, 1998.

  In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 modifies the accounting for derivative and hedging activities and is effective for fiscal years beginning after December 15, 1999. The adoption of SFAS No. 133 will require the Company to modify its method of accounting for its interest rate hedging activities. Based on information currently available, the Company does not expect the adoption of SFAS No. 133 to have a significant impact on its financial position or results of operations.

  In 1998, the AICPA issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The Company will adopt SOP 98-1 in 1999. The adoption of SOP 98-1 will require the Company to modify its method of accounting for software. Based on information currently available, the Company does not expect the adoption of SOP 98-1 to have a significant impact on its financial position or results of operations.

  The Company believes the adoption of SFAS No. 130 and SFAS No. 131 will not significantly affect the Company's financial position, results of operations or financial statement presentation.

SEASONALITY

  Historically, the Company's operating income and earnings have been higher in the second and third quarters than in the first and fourth quarters due to the shipping patterns of its customers. Based on its current business mix, the Company expects this seasonality to continue. See "Risk Factors--Seasonality."

YEAR 2000

  The Company has assessed and continues to assess the impact of the Year 2000 issue on its reporting systems and operations. The majority of the Company's internal information systems are in the process of being replaced with fully compliant new systems, or are being corrected to be Year 2000 compliant. The Company believes that with upgrades or modifications, the impact of the Year 2000 issue can be mitigated. The Company plans to complete the Year 2000 replacement and testing by June 1999, and expects the total project cost to be approximately $500,000, although additional costs may be incurred as the project develops further. If the Company's remediation plan is not successful, there could be a significant disruption of the Company's ability to transact business with its customers and suppliers. Based on information currently available, the Company does not believe the Year 2000 issue will adversely impact its operations or significantly impact the Company's ability to conduct business with customers or vendors. The cost of addressing the Year 2000 issue will be funded by cash from operations or availability under the Credit Agreement.

                               INDUSTRY OVERVIEW

  The Company competes in sizable markets, which are continually evolving and undergoing substantial change. The market for domestic freight transportation involves virtually every tangible product manufactured, assembled, mined, grown, or otherwise produced or consumed, in the United States. The domestic freight transportation market includes the transport of goods made and consumed domestically, as well as the domestic portion of the transport of import and export freight. According to a leading industry source, the total domestic market for freight transportation in 1996 was $467 billion, representing over 6% of the U.S. economy as measured by gross national product. Providers of freight transportation services include shippers who manage the distribution of their freight, as well as third party providers who develop and market services to shippers.

  The U.S. market for third party transportation services is highly fragmented, with thousands of service providers. Management believes that no third party service provider represents more than 3% of the total market. In recent years, many sectors of the transportation industry have experienced a trend toward consolidation. The basis of competition in the freight transportation industry includes cost, delivery time, reliability and precision of delivery and pick-up, as well as freight-specific requirements such as handling and temperature control. Increasingly, providers of transportation services are seeking to use information technology and customized service packages to offer their customers solutions to broader business issues than simply the delivery of goods.

  Transportation modes include ground-based, air and water transportation services. Of these, ground-based transportation makes up the largest component of the domestic market, totaling $404 billion in 1996 according to a leading industry source. Ground transportation utilizes primarily trucking ($369 billion) and rail ($35 billion) services to transport freight. Some of this freight enters the domestic freight system via water or air transport. Air-borne freight represents a rapidly growing, but small sector of the domestic market, estimated at $20 billion in 1996. Water-borne freight is typically used for international shipments where a ground-based alternative does not exist and air costs cannot be justified. Although low in cost, water-borne freight suffers from limited routes and slow transit time. As a result, there is limited use of water-borne freight in the domestic market. Because of the competitive nature of the transportation business, providers have developed service offerings that utilize multiple modes of transportation which are commonly known as intermodal. The Company's services are primarily targeted at freight that is ground-based and transported within the U.S. by truck, rail or intermodal service.

  Logistics is the management and transportation of materials and inventory throughout the supply chain. Using a network of transportation, handling and storage providers in multiple modes, logistics companies seek to optimize the movement of freight based not only on service and price but also on the total economics of the customer, including inventory requirements and handling costs. Integrated logistics providers, such as the Company, have the ability to utilize a portfolio of transportation products and design optimal logistics solutions for the shipper. Like the Company, many logistics providers are non-asset-based, primarily utilizing physical assets owned by others in multiple transport modes. Increasingly, the transportation process involves the handling, consolidation/deconsolidation and storage of freight, including the adding of value to the freight in process.

  Trucking. The trucking market is comprised of private and for-hire fleets, handling either truckload or LTL shipments over various lengths of haul. Although private fleets operated by shippers still represent the largest sector of the non-local trucking industry, this sector has been losing market share (since deregulation of the trucking industry began in 1980) to for-hire carriers that are more service oriented and typically more efficient. In effect, the shipper's increased focus on cost reduction and core competencies has been the catalyst behind the outsourcing of private fleets. This trend toward outsourcing has led to an accelerated rate of increase in the for-hire trucking sector.

  The truckload sector is composed primarily of specialized carriers operating in sectors defined by the length of haul as well as the type of transportation equipment utilized. Sectors include dry van, flatbed, heavy-haul and temperature controlled services. Truckload carriers who compete on the basis of specialized equipment often require substantial capital investment. The Company estimates that the truckload market, including both the for-hire and the private fleet sectors, generated approximately $187 billion of revenue in 1996, with approximately one third of this amount, or $62 billion, representing shipments in excess of 500 miles. A majority of the Company's trucking services is provided in the truckload sector.

  LTL services are provided by a large number of carriers that specialize in consolidating smaller shipments into truckload quantities for transportation across regional and national networks. Many LTL carriers have high fixed costs due to their heavy investment in infrastructure. Other LTL market participants, such as the Company, seek to utilize the fixed facilities of others, providing specialized outsourced LTL services. According to a leading industry consultant, the LTL market generated approximately $20 billion of revenues in 1996. The Company derives only a small portion of its revenues from LTL freight.

  Additional elements of the trucking business involve the use of independent contractors, rather than employee drivers, to provide trucking services, as well as the provision of truck brokerage services. Independent contractors are entrepreneurs who own transportation equipment and provide services under contract to for-hire trucking operations. Independent contractors are commonly responsible for, among other things, the investment in and maintenance of their equipment as well as fuel and operating expenses. Advantages to companies providing trucking services through independent contractors include low investment in transportation equipment and increased flexibility. Disadvantages include generally lower operating margins, reduced operating control and potential difficulties attracting owner-operators during times of tight capacity. Truck brokerage involves the outsourced arrangement of trucking services by a third party with a licensed carrier on behalf of a shipper. Truck brokerage allows the provider to offer trucking services without actually having dedicated capacity. However, the ability to provide service is dependent on the available capacity of others. Substantially all of the Company's trucking services involves either independent contractors or truck brokerage, allowing the Company flexibility and minimizing its capital investment in tractors and related transportation equipment.

  Relative advantages to the domestic shipper of trucking (versus other modes, excluding air transport) include flexibility of pickup, route, and delivery as well as relatively rapid delivery cycles. Due to the capacity limitations of a truck and the high variable fuel and labor content of a truck shipment, however, trucking is often at a cost disadvantage versus other modes of transportation such as rail. This disadvantage is exacerbated during periods when trucking capacity or drivers are in short supply.

  Rail. Rail transport is particularly competitive for moving bulk commodities over long distance, due to its high capacity per shipment and low variable labor and fuel requirements per ton/mile. A majority of the rail industry infrastructure consists of traditional rail equipment, such as boxcar and hopper, utilized in single mode service. Additionally, for general freight moving in truckload (or container load) quantities in excess of 500 miles, rail often represents a cost-effective alternative to trucking. Rail service is limited in its origin and destination points, however, typically contracting to transport freight from a specific loading/unloading point, or "railhead," to a destination railhead. In recent decades, a significant and growing portion of rail traffic has been characterized as intermodal business, where rail service is augmented by other forms of transportation, usually trucking, for portions of the shipment.

  Intermodal. Intermodal freight service employs multiple modes of transit to complete a freight movement. An intermodal movement may utilize a combination of air, rail, truck or water services. Because the rail service fails to complete a freight movement from origin to destination, IMCs complete the freight movement by providing "door to door" transportation services in a competitive manner. Intermodal services utilize specialized equipment, including trailer-on-flat-car, container-on-flat-car and doublestack container, for the rail portion of the journey. The proliferation in the use of freight containers, which allow freight to be easily handed off among different modes of transportation without unloading and re-loading, has contributed to the rapid growth of the intermodal sector in recent years. Additionally, the advent of the doublestack container and the development of a national doublestack handling infrastructure have materially improved the efficiency of the rail portion of the shipment.

  In the intermodal sector, railroads have relied heavily on third party sales agents, primarily due to the need to arrange other transportation modes on either end of the rail shipment. In addition, large IMCs with sophisticated information systems are able to enhance service and reduce transportation costs to customers through the efficient matching of customer transportation requirements with available equipment. IMCs provide value to shippers by passing on certain of the economies of scale of being a volume buyer from railroads and drayage companies, providing access to large equipment pools and streamlining the paperwork and logistics of an intermodal move. The customer typically deals with only one party for the intermodal move and pays a single bill. The Company estimates that the combined domestic and U.S. international intermodal transportation industry generated approximately $8 billion in revenue in 1996 and that IMCs accounted for approximately $3 billion of this amount.

  Management believes that many customers have become indifferent to the mode of transportation being used to deliver freight, caring more about the measures of service provided such as convenience, cost, transit time and reliability. Management further believes that this trend benefits sophisticated multi-modal service providers like the Company that do not have a fixed infrastructure but can provide a service offering which takes advantage of the most competitive resources that meet the transportation customer's needs.

  Logistics. The logistics business has been bolstered in recent years by the competitiveness of the global economy, which causes shippers to focus on reducing handling costs, operating with lower inventories and shortening transit times. Management believes that these trends favor flexible non-asset-based logistics providers such as the Company. The logistics provider in effect supplements or replaces the shipper's transportation department, in some cases allowing the shipper to take advantage of purchasing economies and improve efficiencies through such methods as just-in-time processes. A key trend in the logistics business is the increasing importance and application of information technology as a link with the customer and as an analytical tool to optimize transportation solutions. This trend favors the larger, more professionally managed companies that have the resources to support a larger information technology infrastructure. According to a leading industry consultant, the logistics sector of the transportation industry was approximately $25 billion in 1996.

  Freight Handling, Consolidation and Storage. Because of the complexity of freight patterns and the need to optimize multi-modal routes, the handling and/or storage of freight on behalf of the shipper is often required during the transportation process. Certain of these services involve freight consolidation and deconsolidation, in which freight is unloaded, sometimes temporarily stored in a warehouse or on a cross-dock, and then re-loaded for further shipment. An example of such a service category in which the Company competes involves the unloading of imported container freight on the West Coast and the re-consolidation of the freight into new shipments for domestic redistribution.

                                   BUSINESS

GENERAL

  Pacer is a multi-modal, value-added transportation and logistics solutions provider, offering a broad menu of transportation-related services, including a variety of trucking, intermodal marketing, logistics and freight services. As a non-asset based company, Pacer provides integrated freight services through a national network of sales agents, independent contractors and railroad/drayage partnerships. To date, the Company's business model has required minimal capital investment in physical assets such as transportation equipment. The Company's strong internal growth has been supplemented by strategic acquisitions, enabling the Company to increase its revenues from $86.7 million in 1996 on a stand alone basis to $252 million for the twelve month period ended March 31, 1998 on a pro forma basis after giving effect to such acquisitions.

COMPETITIVE ADVANTAGES

  The Company attributes its market position and its significant opportunities for continued growth and increased profitability to the following competitive advantages:

  Diverse Product Offerings. The Company offers its customers one of the broadest menus of service offerings in the transportation industry. The Company's current menu of services includes flatbed and specialized heavy-haul trucking, intermodal marketing (rail or over-the-road), warehousing, consolidation/ deconsolidation, cross-dock, LTL, cartage and drayage. The Company also provides specialized services, such as rail car maintenance and inspection, to transportation providers. Furthermore, the Company provides logistic services to coordinate the foregoing services, offering integrated freight transportation solutions to its customers.

  National Presence. The Company has developed a national presence as a result of its extensive marketing and service networks. By combining a network of regional sales offices and independent agents, complemented by national sales offices, the Company offers integrated national services while maintaining the entrepreneurial responsiveness of a small business. The Company's service network comprises a broad range of national, regional and local transportation providers, including rail partners, trucking companies, independent contractors and other third party providers. Management expects its sales and service networks to continue to grow as the Company expands its service offerings and customer base.

  Tailored Customer Focus. The Company has developed a unique customer philosophy which categorizes each major customer as a distinct market. Accordingly, the Company creates a package of services integrated and customized for each customer and strives to broaden the relationship with each customer by identifying, addressing and servicing an increasing share of the customer's transportation and logistics needs. This in turn strengthens the relationship with the customer and enhances the customer's loyalty to the Company. As a result of the Company's philosophy, the Company has established a strong, diverse customer base consisting of global, national and regional manufacturers and retailers, including numerous Fortune 500 corporations, several of which have been customers of the Company for more than 15 years. For example, on behalf of a national clothing retailer, the Company provides domestic intermodal marketing, warehousing, drayage and bonded container freight station handling services for that customer's freight originating in Southern California, including imports. The Company originally provided simple consolidation and cross-dock services to this customer. On behalf of a major computer retailer, the Company provides intermodal transportation from ports in Los Angeles, transloading of port containers, repackaging and redistribution of freight to each individual store, and cross-dock capabilities in Los Angeles, Chicago, Totowa, New Jersey, and Atlanta. This relationship originally included basic cross-dock services on the West Coast.

  Targeted Industry Expertise. The Company derives a significant portion of its revenues from providing transportation services within certain core shipper sectors where the Company's industry focus leads to greater expertise and higher added value for the customer. For example, through its extensive network of service providers, the Company provides a range of specialized services to many of the nation's largest "superstore" or mass market retailers. In addition to general consumer freight, the Company has developed customized services to meet the special needs of certain product categories such as the seasonal needs of the toy business or the special handling requirements of a major computer retailer. Similarly, the Company provides a range of specialized services for the transportation sector, with customers including railroads, other intermodal transportation service providers and equipment vendors to the rail industry. In the flatbed and specialized trucking sector, the Company has limited its participation in traditional commodity sectors and developed a specialty in industrial freight with non-standard requirements, such as the transportation of heavy or oversized materials.

  Strong West Coast Market Position. Based on management's knowledge of the industry and information provided by customers and vendors, management believes that the Company has developed a leading market position in intermodal and related logistics services on the West Coast, where it operates specialized consolidation and trucking facilities and provides cartage, drayage and LTL services. Much of the freight handled by the Company is imported from Asian markets and distributed throughout the U.S. Management believes that the Company is well-positioned to benefit from the continued growth in international trade, the trend towards importing certain product categories from Asia and the continued strength of the U.S. dollar in foreign currency markets. The Company has also been able to replicate services originally provided in the West Coast market for its customers operating in other parts of the country.

  Information Technology. To maintain and expand its network and provide participants in the network with advanced information support, the Company has made significant investments in information technology. The Company's information systems are capable of providing a wide range of communication alternatives, typically through the medium requested by a customer. As such, employees are linked with each other and with customers and carriers by telephone, facsimile, E-mail, the internet and/or EDI. This interconnection allows the Company to easily communicate requirements and availability of equipment and volume, to confirm and bill orders and to trace shipments. In addition, through the Company's network, each office is able to track trailers and containers entering its service area and redeploy that equipment to fulfill its customers' outbound shipping requirements before the equipment is returned for use by another intermodal user. As a result, the Company is better positioned to offer its customers the container or trailer that meets the customer's shipping requirements.

  Experienced Management Team. One of the Company's most valuable assets is its experienced team of senior management personnel, led by Don Orris, the Company's President and Chief Executive Officer. Mr. Orris is the former President and Chief Operating Officer of Southern Pacific Transportation Company, where he oversaw, among other functions, sales, marketing, intermodal operations and network design. Prior to that, Mr. Orris was instrumental in the establishment of the nation's doublestack intermodal infrastructure as domestic head of American President Companies. The Company's senior management team has an average of more than 25 years of experience in the transportation and logistics industry, forming a core team with significant leadership experience. Each has direct knowledge of the business based on past experience, including experience in managing and building large companies, which the Company believes will be a particularly valuable asset as the Company proceeds with its strategic acquisition program. Members of the senior management team also have been successful in creating extensive relationships in the transportation and customer communities and have established reputations within the industry. Following this offering, members of the Company's senior management will own or have the right to acquire, subject to certain performance requirements, an aggregate of approximately 35% of the issued and outstanding voting securities of the Company on a fully diluted basis, giving them a personal stake in the continued success of the Company.

GROWTH STRATEGY

  The Company's growth strategy consists of (i) expanding its service offerings, (ii) increasing sales to existing customers, (iii) leveraging its core service provider capability, (iv) expanding its customer base and (v) pursuing strategic acquisitions.

  Expand Service Offerings. Based on the Company's experience in the industry and information provided by customers and other participants in the industry, the Company believes it is increasingly important to be able to meet the diverse needs of customers who are increasingly looking to a limited number of sources for their transportation and logistics needs, whether on a national or regional scale or even within a single shipping lane. Thus, the Company intends to maintain its broad range of current service offerings and selectively introduce new services without compromising its commitment to superior service on an efficient and cost effective basis. Recent acquisitions by the Company have added rail-related logistics services and expanded geographic coverage with respect to its intermodal marketing capabilities.

  Increase Sales to Existing Customers. The Company intends to expand its service offerings by providing additional services to existing customers. For example, many of the Company's high volume nationwide customers currently use only its intermodal transportation services for a portion of their overall transportation needs. The Company believes that it will be able to expand the services provided to its customers as they increasingly outsource their transportation and logistics needs. The Company will continue to focus on capturing additional freight volume from existing customers currently being handled by long-haul trucking companies or intermodal competitors and on providing supplementary logistics services to those customers. In addition, the Company will continue to solicit and encourage customers to establish EDI interfaces which will reduce paperwork and automate billing and payment processes.

  Leverage Core Service Provider Capability. The Company seeks to capitalize on the trend, especially among larger shippers, toward reducing the number of authorized service providers the shippers use in favor of a small number of core service providers with the size and diverse service capability to satisfy most of the shippers' transportation needs. Accordingly, the Company has concentrated on consolidating and integrating its multi-modal service offerings and value-added logistics solutions capabilities, enabling it to handle a broad range of each customer's transportation and logistics requirements. The Company's service capabilities and network are integrated through technology and can be tailored to meet a specific customer's needs.

  Expand Customer Base. The Company intends to continue to expand its customer base by (i) leveraging its operating infrastructure, (ii) adding sales agents and independent contractors, which will increase the Company's capacity to solicit and maintain customer relationships, (iii) increasing its geographic scope through internal growth and acquisitions, (iv) expanding its size and service offerings and (v) continuing to establish relationships with additional transportation service providers who meet the Company's stringent quality and pricing standards. The Company currently provides services on a nationwide basis, with the bulk of its operations concentrated on the West Coast, the Midwest and, especially in the case of Pacer Transport, Texas and the Southeast. The Company has not identified specific markets in which to expand but intends to both increase its presence in existing markets and enter new markets as opportunities arise.

  Pursue Strategic Acquisitions. As an additional component of its growth strategy, the Company intends to continue its disciplined acquisition program. Acquisition candidates typically will fall into one or more of the following three categories: (i) operations that expand the Company's presence in a particular service category (ii) operations that expand the Company's existing services in a new geographic area or (iii) operations that enable the Company to provide a new or expanded form of complementary services to its customer base. The Company intends to seek acquisition candidates with complementary management and operations philosophies and service capabilities that the Company can add to and integrate with its current menu of services. Given the highly fragmented nature of the industry, the relatively large number of small and mid-size transportation companies, and the recent consolidation in the transportation industry, management believes there is increased pressure on these smaller transportation and logistics companies to consolidate. The Company's nationwide network of sales personnel, independent contractors and railroad and drayage brokerage partnerships, together with its strong and diverse customer base, make it well-positioned to benefit from the expected continued growth in both the intermodal and transportation logistics services markets and the potential for consolidation of the smaller intermodal companies. The Company recently completed the acquisitions of Stutz, a Kansas City-based provider of warehousing, materials consolidation and regionalized dedicated trucking services, and Cross Con, a Chicago-based intermodal marketing and drayage company. By adding Stutz, the Company has expanded its rail-related logistics services, and by adding Cross Con, the Company has materially expanded its intermodal marketing capabilities and added valuable new industrial customers. The Cross Con Acquisition is expected to improve the Company's access to equipment in key freight markets where such access provides a competitive advantage. Both acquisitions increased the Company's presence and service capabilities in the Midwest region.

SERVICES

  The Company is a multi-modal, value-added transportation and logistics solutions provider, offering a broad menu of transportation-related services, including a variety of trucking, intermodal marketing, logistics and freight services.

  Trucking Services. The Company competes in the common and contract flatbed truckload segment of the domestic transportation industry, providing flatbed and specialized heavy-haul trucking services. The Company offers its customers a broad range of truckload services, a fleet of diverse equipment and extensive geographic coverage. Operating under a 48-state, irregular route, common and contract carrier authority and national freight brokerage license, the Company provides specialized services through a fleet of trailers capable of hauling extremely heavy or oversized loads such as machinery, construction equipment, building materials, lumber, chemicals, automotive products and metals. The Company's diverse fleet, consisting of over 500 vehicles operated by independent contractors and small fleet owners, includes flatbed trailers required to transport open-top shipments, "drop deck" trailers, which are designed to transport high or over-dimensioned loads (generally over 8 feet 6 inches in height), "low boy" trailers, which often have multiple axles and are used to carry the largest and heaviest types of over-dimensioned loads and "hot shot" trailers, which are lightweight flatbed trailers designed to minimize fuel costs when transporting light truckload freight. In addition, the Company owns 57 specialized trailers used to deliver rail equipment as an outsourcing function for a major railroad. In connection with its trucking services, agents provide marketing and sales, terminal facilities and driver recruiting, while an operations center provides, among other services, insurance, claims handling, safety compliance, credit, billing and collection and operating advances and payments to drivers and agents.

  The Company also provides truck brokerage services throughout North America. The coverage of the Company's truck brokerage operation starts with its customer service centers in Los Angeles, Lafayette, California, Dallas, Chicago and Totowa, New Jersey, and the Company intends to expand into other locations by strategic acquisitions. The Company is expanding its truck brokerage operation significantly from its previous role in Los Angeles and Lafayette as a service recovery option for intermodal into a flexible, nationwide network of customer service centers supplying freight to a core group of reliable carriers. The network provides a cost efficient and convenient back-up service to handle surges in customers' volume. Services provided by the network are managed by a sophisticated new brokerage information system.

  As a common carrier with 48-state operating authority, the Company offers a Los Angeles-based LTL service which operates throughout the continental U.S., as well as Canada and Mexico. The LTL operation specializes in long-haul transportation of general commodities freight through hubs operated by other companies located throughout the U.S. The Company leverages the mix of traffic it gets from customers by integrating shipments which have common destinations in order to lower the line haul, pick-up and delivery costs. While some of the Company's LTL business is line-hauled by rail, most of its LTL traffic utilizes over-the-road transportation, which the Company purchases from third-party carriers. In a typical assignment, LTL dispatchers contract with one or several independent contractors to pick up a freight order and take it to the Company's dock. Upon arrival, the freight is offloaded and then transloaded onto a line haul unit which has been contracted by the Company to deliver the load to its final destination. The Company does not employ any drivers used directly by this operation and coordinates with quality regional transportation providers at each hub to provide local delivery and distribution services in end markets. The Company offers single carrier responsibility including bills of lading and insurance coverage through the Company's cargo insurance policy.

  Intermodal Marketing. In its role as an intermodal marketing company, the Company arranges for the movement of freight in containers and trailers throughout North America for global, national and regional manufacturers and retailers and provides customized electronic tracking and analysis of accessorial charges. In addition, the Company negotiates rail and drayage rates, consolidates billing and handles claims for freight loss or damage on behalf of its customers. The Company's intermodal marketing operations are based in California and, with the Cross Con Acquisition, Chicago and employ experienced transportation personnel. This staff is responsible for operations, customer service, marketing, management information systems and the Company's relationships with the rail carriers. Services offered by the Company include truck and rail brokerage, drayage and rail and over-the-road (line haul).

  By providing outsourcing services, the Company assists the railroads and stacktrain operators in balancing freight originating in or destined to its service areas, resulting in improved asset utilization. The Company provides value to its customers by passing on certain economies of scale as a volume buyer from railroads and stacktrain operators, providing access to the large equipment pools that the Company effectively controls and streamlining the paperwork and logistics of an intermodal move. In a typical transaction, a customer places a freight movement order with a Company representative, the information is then processed and a driver is dispatched to a facility with a trailer for loading. When the load is ready, the driver transports it to the appropriate intermodal facility. Shipping instructions are transmitted via EDI to the rail carrier or stacktrain operator. The load's location and movement can be checked at any time through the Company's information systems. Upon arrival at its destination, the Company makes drayage arrangements for final delivery.

  Logistics. The Company believes that it has a unique capacity to provide not only a broad range of traditional transportation related services, such as trucking and intermodal marketing, but also an array of logistics solutions which can be tailored to fit a particular customer's needs. Logistics solutions currently offered by the Company include cartage, drayage, railcar maintenance and inspection and railroad signal parts reclamation service based in Kansas City. The Company also provides materials distribution services on behalf of a major U.S. railroad. The Company believes that demand for value-added logistics services will continue to grow as more companies continue to downsize and outsource many of these functions to third parties.

  The Company maintains its own cartage service, operated out of a facility in Los Angeles, California, offering drayage of containers and intermodal trailers to and from the Los Angeles and Oakland area harbors, rail centers and airports, consolidation and deconsolidation, pick-up of freight from a customer's southern California vendors, and distribution to a customer's southern California locations. The Company contracts with independent contractors controlling more than 230 trucks, serves full or less than container loads and maintains five acres of fully secured port area yards. In addition, all services are U.S. Customs bonded. The Company maintains interchange agreements with all of the major steamship lines, railroads and stacktrain operators. By maintaining its own cartage operation, the Company has greater access to trailers owned by railroads, stacktrain operators and other third parties which it can allocate to its customers during periods of peak demand, a distinct competitive advantage over intermodal companies that do not maintain internal cartage capabilities.

  As part of its cartage operation, the Company coordinates drayage transportation services through its network of drayage partners. In a typical assignment, one of the Company's independent contractors will be contacted by radio dispatch and directed to pick up a container or LTL shipment for a customer. The goods are brought to the Company's facility for transloading and redirected to the appropriate transportation mode or stored until the shipper instructs the Company as to its final destination. This network of independent contractors is a valuable asset that allows the Company to serve shippers, ocean carriers and freight forwarders across the country.

  The Company also offers a variety of freight handling services, including consolidation/ deconsolidation, warehousing and cross-dock. The Company's logistics operation has prospered by focusing on providing customers with specially designed transportation packages which fit the particular shipper's origin relative to a destination's traffic flow. Additionally, the Company has designed service packages intended to reduce the shipper's handling requirements and improve inventory efficiency. These services are primarily offered on the West Coast, but in recent years the Company has established additional regional freight handling facilities to meet the needs of its customers.

SALES AND MARKETING

  The Company believes that its sales force is one of its major assets. The Company has a total of 155 sales agents which are supported by regional sales offices in 17 cities, including Los Angeles, Chicago, Atlanta, Seattle, Dallas and Oakland. Because of its close interaction with customers, the sales force is in a unique position to understand and anticipate customer needs, manage customer relationships and contribute to business development. The Company's salaried sales representatives are deployed in major transportation hubs and target major accounts, while commissioned sales agents located throughout the country contribute additional business that enables the Company to meet its volume commitments and balance traffic flows. A number of the Company's sales agents focus on particular industries and in many cases the Company dedicates personnel to service particular customers. Sales agents and representatives regularly call on major shippers to develop business relationships and to expand the Company's participation in meeting their transportation and logistics needs. When a business opportunity is identified by a sales agent or representative, the Company's marketing and pricing personnel work together to provide a transportation solution tailored to the customer's needs. The Company also has a national network of commissioned sales agents, strategically located in key metropolitan areas, who, in connection with its trucking services, contact local customers, solicit business and move freight in conjunction with central dispatch coordinators. In addition, regional sales offices that support the agents' initiatives with respect to marketing and selling the Company's services make joint calls and represent the Company in interacting with national accounts.

RELATIONSHIPS WITH INDEPENDENT CONTRACTORS

  Although the Company owns a small number of tractors and trailers, the vast majority of the Company's truck equipment is provided by independent contractors and small fleet owners, who either hire their own drivers or drive themselves. The Company's relationships with independent contractors allow the Company to provide its customers with a broad range of trucking services without the need to commit capital to acquire and maintain an asset base. Independent contractors and fleet owners typically sign contracts with the Company, pursuant to which the independent contractor or fleet owner makes its equipment available to the Company. Typical lease contracts detail the Company's economic arrangements with the independent contractors and fleet owners, including payment terms and allocation of responsibility for operating costs, insurance and road and fuel taxes. Although the leases are typically long-term agreements, they are terminable by either party on short notice.

  Independent contractors and fleet owners are compensated on the basis of mileage rates and a fixed percentage of the revenue generated from the shipments they haul. Under the terms of the Company's typical lease contracts, independent contractors must pay all the expenses of operating their equipment, including driver wages and benefits, fuel, physical damage insurance, maintenance and debt service. On a combined basis, these independent contractors and small fleet owners supplied over 700 tractors and trailers to the Company in 1997. A leased truck usually has the Company's name placard applied. The average length of a flatbed and specialized haul is 800 over the road miles. Cartage and drayage movements are typically local in nature.

  Most independent contractors are recruited locally by the Company's sales agents. Each independent contractor must meet specified Company-wide guidelines relating to such matters as safety record, driving experience, past work history and physical examinations in accordance with DOT regulations. The Company requires drivers to pass a road test and to review the Company's safety manual and operational handbook. The Company also provides both video and supervised training. Similarly, the Company imposes requirements for the independent contractors' equipment, including safety features. The Company emphasizes safety to its independent contractors and maintains driver safety inspection programs, safety awards, frequent local safety meetings and stringent driver qualification standards. In addition, the Company performs daily audits of all driver logs to assure regulatory compliance. Management believes these factors encourage the independent contractors to operate in a safe fashion. See "--Risk Management; Insurance."

RELATIONSHIPS WITH DRAYAGE COMPANIES

  The Company has established a good working relationship with a large network of draymen in many major urban centers throughout the U.S. The quality of these relationships helps ensure reliable pick-ups and deliveries, which is a major differentiating factor among intermodal marketing companies. The Company's strategy has been to concentrate business with a select group of draymen in a particular urban area, which increases the economic value of the Company to the drayage companies, and in turn raises the quality of service that the Company receives. The Company seeks draymen who are committed to a high quality of service, clean and safe equipment and a satisfactory on-time performance level, and who follow established procedures designed to minimize freight loss and damage. The Company requires its drayage partners to carry substantial amounts of auto liability, general liability and cargo insurance. See "--Risk Management; Insurance." The Company negotiates drayage rates for transportation between specific origin and destination points. These rates generally are valid, with minor exceptions for fuel surcharge increases, for a period of one year. The Company's ability to deliver its customers' freight on time depends in large part on the quality and service provided by the drayage companies with which it does business.

RELATIONSHIPS WITH RAILROADS

  The Company maintains close working relationships with all of the major railroads in the U.S. The Company views each relationship as a partnership and continues to focus its efforts on strengthening these relationships. On a regular basis, senior executives of the Company and key railroads meet to discuss major strategic issues concerning intermodal transportation. A number of the Company's executive officers, including the Company's President and Chief Executive Officer, Don Orris, are former railroad executives, which makes them well suited to understand the railroads' service capabilities.

  Contracts with the railroads govern the transportation services and payment terms pursuant to which the Company's intermodal shipments are handled by the railroads. The Company's contracts with the railroads are typically of short duration (usually twelve month terms) and subject to renewal or extension. While there can be no assurance that these contracts will be renewed, the Company has in the past successfully negotiated extensions of the contracts with the railroads. Transportation rates are market driven and are typically negotiated between the Company and the railroads on a customer specific basis. Consistent with industry practice, many of the rates negotiated by the Company are special commodity quotations ("SCQs"), which provide discounts from published price lists based on competitive market factors and are designed by the railroads to attract new business or to retain existing business. SCQ rates are generally issued for the account of a single intermodal marketing company. SCQ rates apply to specific customers in specified shipping lanes for a specific period of time, usually six to 12 months. The Company's computerized pricing systems use historical lane-specific data to optimize the Company's rail and drayage costs.

RISK MANAGEMENT; INSURANCE

  The Company has focused substantial efforts on the development, implementation, and administration of consistent risk management policies and programs for all of its subsidiaries in an effort to minimize losses (such as vehicle accidents) and to manage claims at the least possible cost to the Company. Efforts have been concentrated in the areas of safety equipment and training and equipment maintenance. Safety training programs focus on both drivers and office and field employees. Drivers must satisfy qualification standards higher than DOT requirements and every new driver receives orientation that includes a standardized accident prevention program.

  Management believes that the Company realizes significant savings in insurance premiums by retaining a larger amount of risk than might be prudent if any of the Company's subsidiaries were separate companies. Central handling of most substantial insurance-related functions by the Company also results in savings and in a degree of effectiveness in handling such functions that the Company's subsidiaries could not achieve by themselves.

  Potential liability associated with accidents in the trucking industry is severe and occurrences are unpredictable. The Company currently retains liability of up to $250,000 on each individual property, auto, casualty, general liability and individual cargo claim. The Company provides for the estimated cost of property, casualty and general liability claims reported and for claims incurred but not reported. The Company generally requires that all of its drayage partners carry at least $1 million in general liability and auto insurance and $200,000 in cargo insurance. The Company's standard form contract with independent contractors provides that the independent contractors are covered under the Company's insurance policies while performing services for the Company. Accordingly, to the extent not covered by insurance, the Company may be liable for damages caused by independent contractors engaged by the Company. The Company is not liable for damages caused by its drayage partners. Railroads provide limited common carrier liability protection.

COMPETITION

  The transportation services industry is highly competitive and fragmented. The Company competes primarily against a large number of other domestic non-asset based transportation and logistics companies, as well as asset-based transportation and logistics companies, third-party freight brokers, carriers offering logistics services and freight forwarders. The Company also competes against carriers' internal sales forces and shippers' own transportation departments. It also buys and sells transportation services from and to companies with which it competes. Competition is based primarily on freight rates, quality of service (such as damage free shipments, on-time delivery and consistent transit times), reliable pickup and delivery and scope of operations. Other logistics companies and transportation services companies and numerous carriers have substantially greater financial and other resources than the Company. The Company also competes with transportation services companies for the services of independent commission agents, and with trucklines for the services of independent contractors and drivers.

  Competition with the Company's trucking services from non-trucking modes of transportation and from intermodal transportation would be likely to increase if state or federal taxes on fuel were to increase without a corresponding increase in taxes imposed upon other modes of transportation.

GOVERNMENT REGULATION

  The transportation industry has been subject to legislative and regulatory changes that have affected the economics of the industry by requiring changes in operating practices or influencing the demand for, and cost of providing, transportation services. The Company cannot predict the effect, if any, that future legislative and regulatory changes may have on the transportation industry.

  The Company is subject to licensing and regulation as a transportation provider. The Company is licensed by the DOT as a national freight broker in arranging for the transportation of general commodities by motor vehicle and operates pursuant to a 48-state, irregular route common and contract carrier authority. The DOT prescribes qualifications for acting in its capacity as a national freight broker, including certain surety bonding requirements. The Company provides motor carrier transportation services that require registration with the DOT and compliance with certain economic regulations administered by the DOT, including a requirement to maintain insurance coverage in minimum prescribed amounts. Other sourcing and distribution activities may be subject to various federal and state food and drug statutes and regulations. Although Congress enacted legislation in 1994 that substantially preempts the authority of states to exercise economic regulation of motor carriers and brokers of freight, the Company and several of its subsidiaries continue to be subject to a variety of vehicle registration and licensing requirements. The Company and the carriers that the Company relies on in arranging transportation services for its customers are also subject to a variety of federal and state safety and environmental regulations. Although compliance with the regulations governing licensees in these areas has not had a materially adverse effect on the Company's operations or financial condition in the past, there can be no assurance that such regulations or changes thereto will not adversely impact the Company's operations in the future. Violation of these regulations could also subject the Company to fines or, in the event of serious violation, suspension or revocation of operating authority as well as increased claims liability.

LITIGATION

  Interstate is a named defendant in a purported class action filed in July 1997 in the State of California, Los Angeles Superior Court, Central District, alleging, among other things, breach of fiduciary duty, unfair business practices, conversion and money had and received in connection with monies allegedly wrongfully deducted from truck drivers' earnings. The class has not been certified. Plaintiffs have demanded in excess of $8.8 million, together with unspecified punitive damages, costs and interest, as well as equitable relief. The Company intends to defend this action vigorously and believes that its defenses are meritorious. There can be no assurance, however, as to a favorable outcome of the action and an adverse outcome could have a material adverse effect on the Company. To date, this action has not had a material negative impact on the Company's relationships with independent contractors, drayage companies or fleet owners.

  The Company is currently not otherwise subject to any other pending or threatened litigation other than routine litigation arising in the ordinary course of business, none of which is expected to have a material adverse effect on the business, financial condition or results of operations of the Company. Most of the lawsuits to which the Company is party are covered by insurance and are being defended by the Company's insurance carriers.

PROPERTIES

  The Company's branch offices and its central office space are leased from related parties and third parties under leases with terms ranging up to 10 years. The Company considers its current office space adequate for its current level of operations. The Company has not had difficulty in obtaining sufficient office space and believes it can renew existing leases or relocate branch offices to new space as leases expire. The Company also leases freight terminals in Los Angeles consisting of approximately 12 acres of parking for tractors and trailers and approximately 40,000 square feet of dock space and approximately 100,000 square feet warehouse on an adjacent property. In addition, the Company leases two warehouses in Kansas City, consisting of approximately 89,000 total square feet. See "Certain Transactions."

EMPLOYEES

  As of June 30, 1998, the Company had approximately 250 employees, substantially all of whom are full-time employees. PIRS is party to a collective bargaining agreement, effective July 1, 1997, with the Brotherhood of Railway Carmen Division, Transportation Communications International Union. As of June 30, 1998, 20 of the Company's employees were covered under such collective bargaining agreement. The Company is not party to any other collective bargaining agreements. The Company considers its relationship with its employees to be good.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the directors and executive officers of the Company.

          NAME                    AGE                  POSITION
          ----                    ---                  --------
   Donald C. Orris...............  56 Chairman, President, Chief Executive
                                       Officer and Director
   Gerry Angeli..................  51 Executive Vice President, Assistant
                                       Secretary and Director
   Gary I. Goldfein..............  53 Executive Vice President and Director
   Douglas R. Korn...............  35 Vice Chairman and Director
   Robert L. Cross...............  51 Executive Vice President and Assistant
                                       Secretary
   Richard P. Hyland.............  44 Executive Vice President
   Allen E. Steiner..............  58 Executive Vice President
   Lawrence C. Yarberry..........  56 Executive Vice President, Chief Financial
                                       Officer and Treasurer
   Joseph P. Atturio.............  40 Vice President, Controller and Secretary
   Edward L. Moyers*.............  70 Director
   Jeffery M. Boetticher*........  47 Director

--------

* Messrs. Moyers and Boetticher have agreed to become directors of the Company upon consummation of this offering.

  Upon consummation of this offering, the Company's Board of Directors will be classified into three classes, which will consist of, as nearly as practicable, an equal number of directors. The members of each class will serve staggered three-year terms. Messrs. Orris and Goldfein will be Class I directors, Messrs. Angeli and Boetticher will be Class II directors and Messrs. Korn and Moyers will be Class III directors. Nominees for director will be divided between the three classes upon their election or appointment. The initial terms of the Class I, Class II and Class III directors expire at the annual meeting of stockholders of the Company to be held in 1999, 2000 and 2001, respectively. See "Description of Capital Stock--Certain Provisions of the Company's Certificate of Incorporation and By-laws--Classified Board of Directors." Messrs. Goldfein and Steiner are brothers-in-law. There are no other family relationships among the directors and executive officers.

  Donald C. Orris has been the Chairman, President and Chief Executive Officer of the Company and a director since the Company's inception in March 1997. He is also a director of each of the Company's subsidiaries. From March 1997 until May 1998, Mr. Orris served as President and Chief Executive Officer of PMTC. He also has served as Chairman of the Company's other subsidiaries since their formation or acquisition by the Company. Mr. Orris has been the President of Pacer International Consulting LLC (f/k/a Logistics International
LLC), a wholly owned subsidiary of the Company, since September 1996. From January 1995 to September 1996, Mr. Orris served as President and Chief Operating Officer, and from 1990 until January 1995, he served as an Executive Vice President, of Southern Pacific Transportation Company. Mr. Orris was the President and Chief Operating Officer of American President Domestic Company and American President Intermodal Company from 1982 until 1990.

  Gerry Angeli has been an Executive Vice President and Assistant Secretary of the Company since the Company's inception in March 1997 and a director since April 1998. He is also a director of each of the Company's subsidiaries. Since May 1998, Mr. Angeli has served as President and Chief Executive Officer of PMTC and Vice President of Interstate and Pacer Logistics, Inc., a wholly owned subsidiary of Pacer ("Logistics"). Mr. Angeli also served as a Vice President and Assistant Secretary of PMTC from March 1997 until May 1998. Since 1982 Mr. Angeli has served as President of the Pacer division of PMTC and, concurrent therewith, from 1987 until December 1993, Mr. Angeli served as President and Chief Executive Officer of Southern Pacific Motor Trucking ("SPMT"), a wholly owned subsidiary of the Southern Pacific Railroad.

  Gary I. Goldfein has been an Executive Vice President of the Company and a director since December 1997. He is also a director of each of the Company's subsidiaries. Mr. Goldfein also has served as the President of Logistics and as Vice President of PMTC since May 1998. Mr. Goldfein was a co-founder of ICI and ICSI in 1972. From 1972 until December 1997, Mr. Goldfein served as President and Treasurer of ICSI and IMCS and Vice President and Secretary of ICI.

  Douglas R. Korn has been a director of the Company since its inception in March 1997 and Vice Chairman since March 1998. From March 1997 until May 1998, Mr. Korn served as a Vice President, Assistant Secretary and Assistant Treasurer of PMTC and has been a director of PMTC since March 1997. He is also a director of each of the Company's other subsidiaries. Mr. Korn has been a Managing Director of Eos since 1994. Mr. Korn also served as Vice President of Acquisitions for Davis Companies from January 1992 until May 1993, and as President of Water Mill Capital from July 1991 until December 1993. From 1988 to 1991, Mr. Korn was a Vice President and Associate with The Blackstone Group.

  Robert L. Cross has been an Executive Vice President and Assistant Secretary of the Company since its inception in March 1997 and Vice President of PMTC since March 1997. Mr. Cross has served as President--West of Pacer Intermodal, the intermodal operations subsidiary of Logistics, and Executive Vice President of Interstate since May 1998. From 1991 until March 1997, Mr. Cross served as President of ABL-TRANS, formerly a division of PMTC and now a division of ICSI.

  Richard P. Hyland has been an Executive Vice President of the Company and President--East of Pacer Intermodal since June 1998. He is the founder of Cross Con and has served as President of Cross Con since 1977.

  Allen E. Steiner has served as an Executive Vice President of the Company and Interstate since December 1997. Since May 1998, Mr. Steiner has served as Executive Vice President of Logistics. Mr. Steiner was a co-founder of ICI and ICSI in 1972. From 1972 until December 1997, Mr. Steiner served as President and Treasurer of ICI and Vice President and Secretary of ICSI and IMCS.

  Lawrence C. Yarberry has been an Executive Vice President, Chief Financial Officer and Treasurer of the Company since May 1998 and served as a consultant to the Company from February 1998 until April 1998. From April 1990 until December 1997, Mr. Yarberry served as Vice President of Finance of Southern Pacific Transportation Company. From April 1990 until September 1996 he also served as Chief Financial Officer and director of Southern Pacific Transportation Company, and was Vice President of Finance and Chief Financial Officer of Southern Pacific Rail Corporation ("SPRC"). He also served as a director of SPRC from April 1990 until August 1993.

  Joseph P. Atturio has served as Vice President and Secretary of the Company since its inception in March 1997 and as Controller since May 1998. Mr. Atturio also served as Treasurer of the Company from March 1997 until May 1998. Prior to joining the Company, Mr. Atturio served as Controller of SPMT from August 1988 until December 1993 and as a Vice President of SPMT from July 1992 until December 1993. From January 1994 until March 1997 he served as Vice President and Controller of PMTC and was a Regional Director of PMT Auto Transport, a division of PMTC, from January 1986 until July 1988.

  Edward L. Moyers has agreed to become a director of the Company upon consummation of this offering. Since June 1996, Mr. Moyers has served as Chairman and Chief Executive Officer of Brazil Rail Partners, LLC. From July 1993 until February 1995 he served as director, President and Chief Executive Officer of Southern Pacific Rail Corporation and as President and Chief Executive Officer of Southern Pacific Transportation Company. From March 1989 until February 1993 he served as Director, President and Chief Executive Officer of Illinois Central Corporation ("ICC") and its wholly owned subsidiary, The Illinois Central Railroad Company ("ICRC"). He also served as Chairman of ICC and ICRC from 1990 until February 1993.

  Jeffery M. Boetticher has agreed to become a director of the Company upon consummation of this offering. Mr. Boetticher served as Chairman and Chief Executive Officer of Black Box Corporation ("Black Box"), a provider of computer networking, communications, services and equipment, from 1991 until June 1998. He has been a director of Black Box since 1991. He has also served as a director and as Chairman of the Audit Committee of JLK Direct since July 1997.

COMMITTEES OF THE BOARD OF DIRECTORS

  Audit Committee. The Board of Directors intends to establish an Audit Committee within 45 days following the consummation of this offering to make recommendations concerning the engagement of independent public auditors; review with the independent public auditors the plans for and scope of the audit, the audit procedures to be used and results of the audit; approve the professional services provided by the independent public auditors; review the independence of the independent public auditors; and review the adequacy and effectiveness of the Company's internal accounting controls.

  Compensation Committee. The Board of Directors intends to establish a Compensation Committee within 45 days following the consummation of this offering to determine compensation for the Company's executive officers and key employees and to administer the 1997 Option Plan, the 1998 Option Plan and other Company benefit plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  To date, the Company's Board of Directors has established levels of compensation for the Company's executive officers. There are not now, nor following this offering will there be, any Compensation Committee interlocks between the Company and other entities involving the Company's executive officers and Board members who serve as executive officers or Board members of such other entities.

DIRECTOR COMPENSATION

  Following this offering, non-employee directors will receive an annual retainer of $12,000 and will be paid a customary fee for attendance at each meeting of the Board or committee thereof, including reimbursement for reasonable expenses. Employee and consultant directors will not receive additional compensation for serving on the Board. It is expected that non-employee directors will be granted options under the 1998 Option Plan.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation paid to the Chief Executive Officer of the Company and to each of the three other most highly compensated executive officers of the Company (the "Named Executive Officers") with respect to fiscal 1997.

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                         ---------------------------------------- ---------------------------
                                                                   SECURITIES
                                                                   UNDERLYING
   NAME AND PRINCIPAL    FISCAL                    OTHER ANNUAL      STOCK        ALL OTHER
        POSITION          YEAR   SALARY   BONUS   COMPENSATION(1) OPTIONS/SARS   COMPENSATION
   ------------------    ------ -------- -------- --------------- ------------   ------------
Donald C. Orris.........  1997  $123,750 $ 83,000     $16,134      36,666.66(2)    $    --
 President and Chief
 Executive Officer
Gerry Angeli............  1997   194,190  108,440       8,242      36,666.66(2)     232,040(3)
 Vice President and
 Assistant Secretary
Robert L. Cross.........  1997   193,758   83,000      14,128      36,666.66(2)      65,000(3)
 Vice President and
 Assistant Secretary
Joseph P. Atturio.......  1997   104,475   37,127       4,624            --          71,100(3)
 Vice President,
 Secretary and Treasurer

--------
(1) Includes car allowance or use of a Company car, 401(k) matching contributions and life insurance.
(2) Indicates number of Option Units, each of which consists of nine and one-half shares of Common Stock and one share of Series A Preferred Stock.
(3) Change in control payment.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth grants of stock options during fiscal 1997 to the Named Executive Officers pursuant to the 1997 Option Plan. No stock appreciation rights have ever been granted to the Named Executive Officers.

                                                                                         POTENTIAL
                                                                                        REALIZABLE
                                                                                         VALUE AT
                                                                                      ASSUMED ANNUAL
                                                                                       RATE OF STOCK
                                                   PERCENTAGE                              PRICE
                                                       OF                              APPRECIATION
                             NUMBER OF SHARES     OPTIONS/SARS                          FOR OPTION
                         UNDERLYING OPTIONS/SARS   GRANTED TO  EXERCISE OR                TERM(2)
                         -------------------------EMPLOYEES-IN BASE PRICE  EXPIRATION ---------------
     NAME                   COMMON     PREFERRED  FISCAL YEAR  PER UNIT(1)    DATE      5%      10%
     ----                ------------ ------------------------ ----------- ---------- ------- -------
Donald C. Orris.........   221,666.64   23,333.33      64%       $11.24     3/31/07   308,804 522,678
                           126,666.64   13,333.33      36%        40.00     3/31/03       --      --
Gerry Angeli............   221,666.64   23,333.33      64%        11.24     3/31/07   308,804 522,678
                           126,666.64   13,333.33      36%        40.00     3/31/03       --      --
Robert L. Cross.........   221,666.64   23,333.33      64%        11.24     3/31/07   308,804 522,678
                           126,666.64   13,333.33      36%        40.00     3/31/03       --      --
Joseph P. Atturio.......          --          --      --            --          --        --      --

--------
(1) Each Unit consists of 9.5 shares of Common Stock and one share of Series A Preferred Stock.
(2) Based upon the estimated fair value of the Common Stock on the date of grant and assumed appreciation over the term of the options at the respective annual rates of stock appreciation shown. Potential gains are net of the exercise price but before taxes and other expenses associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of the Common Stock. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, the future performance of the Company's Common Stock and overall market conditions. The actual value realized may be greater or less than the potential realizable value set forth in the table.

   AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUE

  The following table presents information as of the end of fiscal 1997 with respect to the unexercised options to purchase the Common Stock granted under the Option Plan to the Named Executive Officers. No options were exercised during the last fiscal year.

                                               NUMBER OF SHARES       VALUE OF UNEXERCISED IN
                          SHARES            UNDERLYING UNEXERCISED   THE MONEY OPTIONS/SARS AT
                         ACQUIRED          OPTIONS/SARS AT YEAR-END       FISCAL YEAR-END
   NAME AND PRINCIPAL       ON     VALUE   ------------------------- -------------------------
        POSITION         EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ------------------    -------- -------- ----------- ------------- ----------- -------------
Donald C. Orris.........   --       --     126,666.64   221,666.64      6,667       682,733
 President and Chief
 Executive Officer
Gerry Angeli............   --       --     126,666.64   221,666.64      6,667       682,733
 Vice President and
 Assistant Secretary
Robert L. Cross.........   --       --     126,666.64   221,666.64      6,667       682,733
 Vice President and
 Assistant Secretary
Joseph P. Atturio.......   --       --            --           --         --            --
 Vice President,
 Secretary and Treasurer

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements dated as of March 31, 1997 with each of Donald C. Orris, Gerry Angeli and Robert L. Cross (collectively, the "PMTC Employment Agreements"), employment agreements dated as of December 16, 1997 with each of Gary I. Goldfein and Allen E. Steiner (the "Interstate Employment Agreements") and an employment agreement with Richard P. Hyland dated as of June 5, 1998 (the "Hyland Employment Agreement" and, together with the PMTC Employment Agreements and the Interstate Employment Agreements, the "Employment Agreements"). Base compensation under the Employment Agreements is $225,000, $225,000, $200,000, $235,000, $220,000
and $220,000 per year for Messrs. Orris, Angeli, Cross, Goldfein, Steiner and Hyland, respectively, subject to increase by the Board of Directors, except in the case of Mr. Orris, in which case base compensation is subject to increase on the second anniversary thereof to reflect customary market compensation and thereafter as agreed by Mr. Orris and the Board of Directors.

  Under the PMTC Employment Agreements, the Board of Directors may award an annual bonus to the employee in an amount up to $83,000 and under the Interstate Employment Agreements and the Hyland Employment Agreement such bonus may be in an amount up to $90,000. In each case, such bonus is based on the attainment of certain operating income targets. The Company may terminate the employee at any time and for any reason; provided that if the Employment Agreements are terminated without cause (as defined in each such agreement), the Company must pay the employee a severance amount determined in accordance with a formula contained in that employee's agreement. In the case of certain of the Employment Agreements, such severance also is due in the event of the employee's death. In the case of the PMTC Employment Agreements, the employee is prohibited from directly or indirectly competing with the Company during the term of employment and the period beginning on the effective date of termination of employment and ending on the third anniversary thereof. In the case of the Interstate Employment Agreements and the Hyland Employment Agreement, the employee is prohibited from directly or indirectly competing with the Company during his employment period and the period beginning on the effective date of any termination of employment and ending on the later of (i) the second anniversary thereof and (ii) the fifth anniversary of the commencement date of the employment agreement. There can be no assurance, however, as to the enforceability of the Employment Agreements with respect to such non-competition provisions. The restraint on competition by the employee prohibits the employee from engaging in a competing business (as defined in each agreement) and is geographically limited. Under the terms of each of the Employment Agreements, the employee acknowledges that any confidential information (as defined in each such agreement) that he may develop is the sole property of the Company and agrees not to disclose to, or use for the benefit of, any person or entity (other than the Company) any of such confidential information, whether or not developed by him.

1997 STOCK OPTION PLAN

  In order to further the growth and success of the Company by enabling employees of and consultants to the Company to acquire Option Units and to reward outstanding performances by such persons, the Company, pursuant to its 1997 Option Plan, has granted to certain of its employees options to purchase an aggregate of 110,000 Option Units, each of which consists of nine and one-half shares of Common Stock and one share of Series A Preferred Stock (subject to adjustment in certain circumstances). If any options expire without being exercised, the Company may, in accordance with the terms of the 1997 Option Plan, grant additional Option Units with respect to those shares of Common Stock and Series A Preferred Stock underlying the unexercised portion of such expired Option Units.

  The 1997 Option Plan may be administered by the Board of Directors or by a two-person committee of the Board of Directors (the "Committee," and references to the Committee shall mean the Board of Directors, if a committee is not appointed). Grants of Option Units consist of (i) options intended to qualify as incentive stock options ("ISOs") and (ii) non-qualified stock options that are not intended to so qualify ("NSOs"). Except as set forth below, the term of any such option is ten years.

  The Company has entered into Supplemental Stock Option Agreements and Service Stock Option Agreements with each of Messrs. Orris, Angeli and Cross. The Supplemental Stock Option Agreements provide for the option to purchase Option Units at the price of $40.00 per Option Unit, which options expire not later than the sixth anniversary of the date of grant. All options granted pursuant to the Supplemental Stock Option Agreements are immediately exercisable. The Service Stock Option Agreements provide for the option to purchase Option Units at the price of $11.24 per Option Unit, which options expire not later than the tenth anniversary of the date of grant. Of such options, 25% vested and became exercisable on April 1, 1998, 25% will be accelerated and vest and become exercisable upon the closing of this offering and 25% will vest and become exercisable on April 1 of each of 2000 and 2001.

  The option price of any ISO granted under the 1997 Option Plan will not be less than the fair market value of the underlying shares of Common Stock and Series A Preferred Stock on the date of grant; provided that the price of an ISO granted to a person who owns more than 10% of the total combined voting power of all classes of stock of the Company must be at least equal to 110% of the fair market value of Common Stock and Series A Preferred Stock on the date of grant and, in such case, the ISO's term may not exceed five years. The option price of an NSO will be determined by the Committee in its sole discretion, and may be greater than, equal to or less than the fair market value of the underlying shares of Common Stock and Series A Preferred Stock on the date of grant. A grantee may pay the option price in cash or personal or certified check or by delivering shares of Common Stock and/or Series A Preferred Stock already owned by the grantee for more than six months. In the event of a Sale of the Company (as defined in the 1997 Option Plan), all options that are otherwise subject to time vesting provisions automatically will be subject to acceleration.

  The Board of Directors may amend or modify the 1997 Option Plan at any time; provided that, under certain circumstances, the approval of the stockholders of the Company may be required. The 1997 Option Plan will terminate on the earlier to occur of (i) the tenth anniversary of the effective date thereof and (ii) consummation of a Sale of the Company (as defined in the 1997 Option
Plan).

1998 STOCK OPTION PLAN

  In May 1998, the Company adopted the 1998 Option Plan and submitted such plan to its existing stockholders for approval. The 1998 Option Plan will be administered by the Committee. Under the 1998 Option Plan, the Committee may grant ISOs and NSOs at an exercise price of not less than fair market value on the date of grant to directors, officers and other key employees and affiliates of the Company. The Committee will determine the number of shares of Common Stock with respect to such awards and the terms of such awards, including the applicable vesting periods. The maximum number of shares of Common Stock subject to options that may be outstanding at any time under the 1998 Option Plan will be 650,000. The Company will not be able to issue more than 650,000 shares of Common Stock under the 1998 Option Plan, except to the extent that the Committee determines to grant options for an additional number of shares equal to the number of shares surrendered to the Company to exercise options granted under the 1998 Option Plan.

ATTURIO OPTION AGREEMENT

  Pursuant to the Atturio Option Agreement, the Company granted to Joseph P. Atturio options to purchase up to 26,695 shares of Common Stock, at an exercise price of $9.47 per share. The options are immediately exercisable as to 8,899 shares and 8,898 shares will vest and become exercisable on April 1 of each of 1999 and 2000. The options expire on the tenth anniversary of the grant date, unless earlier terminated in accordance with the terms of the agreement.

                             CERTAIN TRANSACTIONS

  The Company leases a facility consisting of office, warehousing and trucking space from A&G Investments, a California general partnership of which Messrs. Goldfein and Steiner are the only partners. Mr. Goldfein is a Director and Executive Vice President of the Company, as well as President of Logistics. Mr. Steiner is an Executive Vice President of the Company and of Logistics. Lease payments in 1997 from the Company were $22,500 and are expected to be approximately $540,000 in 1998.

  On June 30, 1998, the Company paid each of Messrs. Goldfein and Steiner $63,000, representing a purchase price adjustment in connection with the Interstate Acquisition.

  Under an Amended and Restated Management Consulting Agreement dated as of December 16, 1997 between the Company, PMTC, ICI, ICSI, IMCS and Eos Management, Inc. ("EMI"), the Company pays EMI a monthly management fee of $10,416 for management consulting services rendered to the Company. In addition, on December 17, 1997 and June 30, 1998, the Company paid EMI fees of $100,000 and $40,000 pursuant to the management agreement for consulting services rendered to the Company in connection with the Interstate and Cross Con Acquisitions, respectively. Upon consummation of this offering, such management agreement will be terminated. Following this offering, the Company may from time to time retain EMI to provide management consulting services in connection with specific transactions. Such arrangements will be on terms no less favorable than those that would be available in a similar transaction with an unrelated third party.

  The Company provided over-the-road transportation services and purchased Line Haul transportation services from UP and its subsidiaries for $6.1 million and $5.8 million, respectively, from March 1997 through December 31, 1997.

  The Company's predecessor also provided over-the-road transportation services and purchased Line Haul transportation services from UP and its subsidiaries. During the three months ended March 31, 1997, and the years ended December 31, 1996 and 1995, revenues earned by the Company's predecessor from UP and its subsidiaries related to over-the-road transportation services were $2.2 million, $4.8 million and $4.1 million, respectively. Purchased transportation costs from UP and its subsidiaries were $2.7 million for the three months ended March 31, 1997, $13.5 million for the year ended December 31, 1996 and $10.6 million for the year ended December 31, 1995.

  Cross Con leases a facility consisting of office space from Richard P. Hyland, an Executive Vice President of the Company and President and Chief Executive Officer of Cross Con. Such lease is pursuant to an oral agreement and is on a month to month basis. Lease payments are expected to be approximately $36,000 in 1998, plus $16,000 for real estate taxes.

  Pursuant to an Operations Agency Agreement, TEK, Incorporated ("TEK") is entitled to 65% of the gross profit on Terminals' Detroit office. Thomas Hyland, brother of Richard Hyland, is the owner of TEK. In 1997, TEK received $350,990 pursuant to such Agreement.

  Pursuant to an oral Commission/Bonus Agreement with Mark Hyland, an employee of Cross Con and the brother of Richard Hyland, Mark Hyland is entitled to 30% of the net profits before tax of the California office of Cross Con. In 1997, Mark Hyland received $74,200 pursuant to such Agreement.

  Prior to this offering, the Company intends to amend the terms of the Series A Preferred Stock to provide that the Series A Preferred Stock may be redeemed at the option of the Company. The Company currently intends to use a portion of the proceeds of this offering to redeem all outstanding shares of Series A Preferred Stock at face value. As a result of the foregoing, the Company will make payments to Eos and Messrs. Orris, Angeli and Cross in the amounts of $2,677,500, $157,500, $157,500 and $157,500, respectively. See "Use of
Proceeds." In addition, on June 30, 1998, the Company paid regular dividends on the Series A Preferred Stock in the amounts of $321,300, $18,900, $18,900 and $18,900 to Eos and Messrs. Orris, Angeli and Cross, respectively.

  The Company has entered into employment agreements with each of Messrs. Orris, Angeli, Cross, Goldfein and Steiner. See "Management--Employment Agreements."

  The Company believes that the terms of each of the foregoing transactions were no less favorable than could have been obtained in arm's-length transactions with unaffiliated third parties.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership as of June 30, 1998 of shares of Common Stock by (i) all persons known by the Company to own beneficially more than 5% of the Common Stock; (ii) each Selling Stockholder; (iii) each of the Company's directors;
(iv) each of the Named Executive Officers; and (v) all directors and executive officers as a group. Unless otherwise indicated, the address of each person listed is c/o the Company, 3746 Mt. Diablo Boulevard, Suite 110, Lafayette, California 94549.

                          SHARES OF COMMON STOCK                    SHARES OF COMMON
                            BENEFICIALLY OWNED         SHARES      STOCK BENEFICIALLY
                            PRIOR TO OFFERING          TO BE      OWNED AFTER OFFERING
  NAME AND ADDRESS OF     --------------------------- SOLD IN     --------------------
    BENEFICIAL OWNER        NUMBER      PERCENT(1)    OFFERING     NUMBER   PERCENT(1)
  -------------------     ------------- ------------- --------    --------- ----------
Eos Partners, L.P. .....      2,826,250       51.98%  225,000(2)  2,601,250   30.92%
 320 Park Avenue, 22nd
 Floor
 New York, New York
 10022
Union Pacific Railroad          175,000        3.12   175,000           --      --
 Company(3).............
 1717 Main Street, 59th
 Floor
 Dallas, Texas 75201
Donald C. Orris(4)......        403,750        7.12       --        403,750    4.67
Gerry Angeli(4).........        403,750        7.12       -- (5)    403,750    4.67
Douglas R. Korn(6)......      2,826,250       51.98   225,000(2)  2,601,250   30.92
Gary I. Goldfein(7).....        676,875       12.45       --        676,875    8.05
Richard P. Hyland.......        541,500        9.96       --        541,500    6.44
Allen E. Steiner(8).....        676,875       12.45       --        676,875    8.05
Robert L. Cross(4)......        403,750        7.12       --        403,750    4.67
Joseph P. Atturio(9)....          8,899       *           --          8,899     *
All directors and
 executive officers as a
 group (8 persons)......      5,941,649       96.61%  225,000     5,716,649   62.65%

--------

 *Less than one percent.
(1) Applicable percentage of ownership is based on 5,437,392 shares of Common Stock outstanding as of June 30, 1998 and 8,412,392 shares of Common Stock outstanding upon consummation of this offering. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to securities. Securities subject to options or warrants currently exercisable or exercisable within 60 days of the date of this offering are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.
(2) Does not include up to 125,000 shares of Common Stock subject to the Underwriters' overallotment option.
(3) Represents shares of Common Stock issuable upon exercise of the UPRC
    Warrant.

(4) Includes 237,500 shares of Common Stock issuable upon the exercise of presently exercisable options held by the stockholder.
(5) Does not include up to 25,000 shares of Common Stock subject to the Underwriters' overallotment option.
(6) Includes 2,826,250 shares of Common Stock owned beneficially and of record by Eos. Mr. Korn is a Managing Director of Eos. Mr. Korn disclaims beneficial ownership of the shares of Common Stock held by Eos.
(7) All of Mr. Goldfein's shares are held by the Goldfein Living Trust, of which Mr. Goldfein and his wife are the named beneficiaries.
(8) All of Mr. Steiner's shares are held by the Steiner Living Trust, of which Mr. Steiner and his wife are the named beneficiaries.

(9) Represents shares of Common Stock issuable upon the exercise of presently exercisable options granted pursuant to the Atturio Option Agreement.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.01 par value, and 5,000,000 shares of Preferred Stock, $0.01 par value (the "Preferred Stock"). The following description of the capital stock of the Company is a summary of the material provisions of, and is qualified in its entirety by reference to, the Company's Restated Certificate of Incorporation (the "Certificate") and Amended and Restated By-laws (the "By-laws").

COMMON STOCK

  The Certificate provides for the authorization of 20,000,000 shares of Common Stock, par value $0.01 per share. Subject to the prior rights of any series of Preferred Stock which may from time to time be authorized and outstanding, holders of Common Stock are entitled to receive dividends out of funds legally available therefor when, as and if declared by the Board of Directors and to receive pro rata the net assets of the Company legally available for distribution upon liquidation or dissolution.

  Holders of Common Stock are entitled to one vote for each share of Common Stock held on each matter to be voted on by the holders of Common Stock, including the election of directors. Holders of Common Stock are not entitled to cumulative voting, which means that the holders of more than 50% of the outstanding Common Stock can elect all of the directors of any class if they choose to do so. The stockholders do not have preemptive rights. All outstanding shares of Common Stock are fully paid and nonassessable.

  Prior to this offering, there has been no public market for the Common Stock. The Company intends to apply for the Common Stock to be quoted and traded on the Nasdaq National Market under the symbol "PACR."

PREFERRED STOCK

  The Certificate authorizes the issuance of 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which 600,000 shares have been designated Series A Preferred Stock. All outstanding shares of Series A Preferred Stock will be redeemed immediately prior to the consummation of this offering. Following this offering, options to purchase 110,000 shares of Series A Preferred Stock will remain outstanding under the 1997 Option Plan. The terms of the Series A Preferred Stock provide that holders thereof are entitled to receive cash dividends at the rate of 12% per annum, as, if and when declared by the Board of Directors at its sole discretion. So long as any shares of Series A Preferred Stock are outstanding, the Company may not pay or declare any dividend on or with respect to any shares of Common Stock. Upon liquidation, holders of Series A Preferred Stock will be entitled to receive, prior and in preference to any distribution to any holder of Common Stock, an amount per share equal to the original issuance price of such share, plus the aggregate amount of all dividends declared, if any, less the aggregate amount of all distributions, including payments of dividends. In general, holders of Series A Preferred Stock will not be entitled to vote on any matters submitted to the vote of stockholders except as set forth in the Certificate.

  The Board of Directors is authorized to provide for the issuance of Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, redemption privileges, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders of the Company. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock. For example, the issuance of Preferred Stock could result in a series of securities outstanding that would have preferences over the Common Stock with respect to dividends and in liquidation and that could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock.

  The authority possessed by the Board of Directors to issue Preferred Stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy, consent or otherwise by making such attempts more difficult to achieve or more costly. The Board of Directors may issue Preferred Stock without stockholder approval and with voting and conversion rights which could adversely affect the voting power of holders of Common Stock. There are no agreements or understandings for the issuance of Series A Preferred Stock and the Board of Directors has no present intent to issue additional shares of Preferred Stock other than shares issuable pursuant to the exercise of options granted under the 1997 Option Plan.

DIRECTORS' LIABILITY

  As authorized by the DGCL, the Certificate provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of the provision in the Certificate is to eliminate the rights of the Company and its stockholders to recover monetary damages against a director for breach of fiduciary duty as a director except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's fiduciary duty. In addition, the Certificate provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions do not alter the liability of directors under federal securities laws.

  The Certificate also contains provisions requiring the indemnification of the Company's directors and officers to the fullest extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary. The Company also has the power to maintain insurance, on terms and conditions the Board deems acceptable, on behalf of officers and directors against any expense, liability or loss arising out of such person's status as an officer or director. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  The Company is subject to the provisions of Section 203 of the DGCL. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person (other than the corporation or any direct or indirect majority owned subsidiary of the corporation) that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE AND BY-LAWS

  Certain provisions of the Certificate and By-laws summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including an attempt that might result in the receipt of a premium over the market price for the shares held by stockholders.

  Classified Board of Directors. The Certificate provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, one-third of the Board of Directors will be elected each year. Moreover, under Delaware law, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision, when coupled with the provision of the By-laws authorizing only the Board of Directors to fill vacant directorships, will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

  Special Meeting of Stockholders. The Certificate provides that special meetings of stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer. This provision will make it more difficult for stockholders to take actions opposed by the Board of Directors.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Firstar Trust
Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of this offering, the Company will have outstanding 8,412,392 shares of Common Stock (8,742,392 if the Underwriters' over-allotment option is exercised in full) of which the 3,200,000 shares sold in the offering (3,680,000 if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, except for those held by "affiliates" (as defined in the Securities Act) of the Company, which shares will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 5,212,392 shares of Common Stock are deemed "restricted securities" under Rule 144 in that they were originally issued and sold by the Company in private transactions in reliance upon exemptions under the Securities Act, and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as those provided by Rule 144 promulgated under the Securities Act as described below.

  In general, under Rule 144 as currently in effect, if a minimum of one year has elapsed since the later of the date of acquisition of restricted securities from the issuer or from any affiliate of the issuer, the acquirer or subsequent holder would be entitled to sell within any three-month period a number of those shares that does not exceed the greater of one percent of the number of shares of such class of stock then outstanding or the average weekly trading volume of the shares of such class of stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the issuer. In addition, if a period of at least two years has elapsed since the later of the date of acquisition of restricted securities from the issuer or from any affiliate of the issuer, and the acquirer or subsequent holder thereof is deemed not to have been an affiliate of the issuer of such restricted securities at any time during the 90 days preceding a sale, such person would be entitled to sell such restricted securities under Rule 144(k) without regard to the requirements described above. Rule 144 does not require the same person to have held the securities for the applicable periods. The foregoing summary of Rule 144 is not intended to be a complete description thereof. The Securities and Exchange Commission (the "Commission") has proposed certain amendments to Rule 144 that would, among other things, eliminate the manner of sale requirements and revise the notice provisions of that rule. The Commission has also solicited comments on other possible changes to Rule 144, including possible revisions to the one- and two-year holding periods and the volume limitations referred to above.

  As of the closing of this offering, options to purchase approximately 1,045,000 shares of Common Stock will have been granted under the 1997 Option Plan and options to purchase up to 26,695 shares of Common Stock will have been granted pursuant to the Atturio Option Agreement. In general, pursuant to Rule 701 under the Securities Act, any employee, officer or director of, or consultant to, the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permit non-affiliates to sell such shares without compliance with the public information, holding period, volume limitation or notice provisions of Rule 144, and permit affiliates to sell such shares without compliance with the holding period provisions of Rule 144, in each case commencing 90 days after the date of this Prospectus. In addition, the Company intends to file a Registration Statement on Form S-8 covering the shares issuable upon exercise of stock options issued under the 1997 Option Plan and which may be granted in the future under the 1998 Option Plan, in which case such shares of Common Stock generally will be freely tradable by non-affiliates in the public market without restriction under the Securities Act.

  Prior to this offering, the Company expects to grant demand registration rights to Eos and piggy-back registration rights to all of its existing stockholders who will continue to be stockholders following this offering. It is expected that such registration rights will be exercisable after the expiration of the lock-up period described below. If such stockholders, by exercising such registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the market price of the Common Stock.

  The Company, the Selling Stockholders and the executive officers, directors and other stockholders of the Company have agreed not to offer, sell, contract to sell, grant any option or other right for the sale of, or otherwise dispose of any shares of Common Stock or any securities, indebtedness or other rights exercisable for or convertible or exchangeable into Common Stock owned or acquired in the future in any manner for a period of 180 days following the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated, except for transfers by such stockholders pursuant to bona fide gifts and except that the Company may, subject to certain conditions, issue Common Stock in connection with acquisitions, grant options under the 1998 Option Plan and issue Common Stock upon exercise of options granted under the 1997 Option Plan, the 1998 Option Plan and the Atturio Option Agreement. See "Underwriting." These restrictions will be applicable to any shares acquired by any of those persons in this offering or otherwise during the lockup period.

  The Company currently intends to file a Registration Statement on Form S-1 covering up to an additional 2 million shares of Common Stock under the Securities Act for its use in connection with future acquisitions. These shares generally will be freely tradable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their resale.

  Prior to this offering, there has been no established public market for the Common Stock. No prediction can be made of the effect, if any, that sales of shares under Rule 144, or otherwise, or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time after this offering. The Company is unable to estimate the number of shares that may be sold in the public market under Rule 144, or otherwise, because such amount will depend on the trading volume in, and market price for, the Common Stock and other factors. Nevertheless, sales of substantial amounts of the Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of the Common Stock of the Company and the Company's future ability to raise equity capital and complete any additional acquisitions for Common Stock. See "Underwriting."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), through their representatives, BT Alex. Brown Incorporated, PaineWebber Incorporated and Morgan Keegan & Company, Inc. (together, the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders the following respective number of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                      NUMBER OF
           UNDERWRITER                                                 SHARES
           -----------                                                ---------
   BT Alex. Brown Incorporated.......................................
   PaineWebber Incorporated..........................................
   Morgan Keegan & Company, Inc. ....................................
                                                                        ----
     Total...........................................................
                                                                        ====

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase the total number of shares of Common Stock offered hereby if any of such shares are purchased.

  The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession not in excess of $     per share. The Underwriters may allow, and
such dealers may re-allow, a concession not in excess of $     per share to
certain other dealers. After commencement of the initial public offering, the offering price and other selling terms may be changed by the Representatives.

  The Company and certain of the Selling Stockholders have granted the Underwriters options, exercisable not later than 30 days after the date of this Prospectus, to purchase up to an aggregate 480,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such options, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 3,200,000, and the Company and the Selling Stockholders will be obligated, pursuant to the options, to sell such shares to the Underwriters. The Underwriters may exercise such options only to cover over-allotments made in connection with the sale of the 3,200,000 shares of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,200,000 shares are being offered.

  To facilitate this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Specifically, the Underwriters may over-allot shares of the Common Stock in connection with this offering, thereby creating a short position in the Underwriters' syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Any of these activities may maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The Underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The Representatives, on behalf of the Underwriters, also may reclaim selling concessions allowed to an Underwriter or dealer, if the syndicate repurchases shares distributed by that Underwriter or dealer.

  The Underwriting Agreement contains covenants of indemnity and contribution among the Underwriters, the Company and the Selling Stockholders regarding certain liabilities, including liabilities under the Securities Act.

  The Company, the Selling Stockholders, and the executive officers, directors and other stockholders of the Company have agreed not to offer, sell, contract to sell, grant any option or other right for the sale of, or otherwise dispose of any shares of Common Stock or any securities, indebtedness or other rights exercisable for or convertible or exchangeable into Common Stock owned or acquired in the future in any manner for a period of 180 days following the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated, except for transfers by such stockholders pursuant to bona fide gifts and except that the Company may, subject to certain conditions, issue Common Stock in connection with acquisitions, grant options under the 1998 Option Plan and issue Common Stock upon exercise of options granted under the 1997 Option Plan, the 1998 Option Plan and the Atturio Option Agreement.

  The Representatives have advised the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock. Consequently the initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representatives. Among the factors to be considered in such negotiations will be prevailing market conditions, the results of operations of the Company in recent periods, the market capitalization and stages of development of other companies which the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the state of the Company's development and other factors deemed relevant.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of the Common Stock offered hereby will be passed upon for the Company by O'Sullivan Graev & Karabell, LLP, New York, New York, and for the Underwriters by Morgan, Lewis & Bockius LLP, Los Angeles, California.

                                    EXPERTS

  The financial statements and schedules included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included in this Prospectus and in the Registration Statement in reliance upon the authority of said firms as experts in giving said reports.

  The combined financial statements of Interstate Consolidation, Inc. and Interstate Consolidation Service, Inc. and subsidiary as of December 16, 1997 and December 31, 1996 and for the two year period ending December 31, 1996 and the period from January 1, 1997 to December 16, 1997 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in accounting method for refunds from railroad companies.

                            ADDITIONAL INFORMATION

  A Registration Statement on Form S-1 under the Securities Act, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and exhibits and schedules filed as a part thereof. A copy of the Registration Statement may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 140, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Commission maintains a WorldWide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's site address, http://www.sec.gov. Copies of such material also can be obtained from the Company upon request.

  Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  As a result of this offering, the Company will become subject to the information and periodic reporting requirements of the Securities Exchange Act, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities, regional offices and Web site referred to above.

                               GLOSSARY OF TERMS

   TERMS MAY HAVE SEVERAL DIFFERENT MEANINGS IN THE FIELD OF TRANSPORTATION.
                FOLLOWING ARE DEFINITIONS OF MOST COMMON USAGE.

Cartage....................  Trucking operations within a local market (e.g.
                             from one location to another in a metropolitan
                             area).

Consolidation/
Deconsolidation............  Combining several shipments into one load to provide more efficient and economical
                             transportation is the act of consolidation;
                             deconsolidation is the reciprocal.

Core Service Provider......  The entity selected by a customer to provide an exclusive or semi-exclusive service within a particular sector.

Drayage....................  The origination or completion of an intermodal freight movement via truck.


Freight Brokerage..........  The act of a third party intermediating between the shipper and the ultimate service provider.

Intermodal Marketing
 Company (IMC).............  An entity which provides door-to-door shipping or transportation services via multiple modes of transportation, primarily including rail and trucking.


Less-Than-Truckload
(LTL)......................  A shipment that is less than a full truckload and is therefore usually shipped with similar loads.

Line Haul..................  The intercity movement of freight for a customer.

Special Commodity
 Quotations (SCQs).........  A reduced rate offered to IMCs based on specific commodities or volumes.



Supply Chain Management....  The process of optimizing the movement and production of products from raw material to final sale.

Truckload (TL).............  A shipment which because of either weight or size is a full truckload.

                         INDEX TO FINANCIAL STATEMENTS

UNAUDITED PRO FORMA FINANCIAL STATEMENTS
  Basis of Presentation...................................................  F-2
  Unaudited Pro forma Consolidated Balance Sheet as of March 31, 1998 ....  F-3
  Unaudited Pro forma Consolidated Statement of Operations for the three months ended March 31, 1998............................................  F-5
  Unaudited Pro forma Consolidated Statement of Operations for the year ended December 31, 1997................................................  F-7
PACER INTERNATIONAL, INC.
HISTORICAL AUDITED FINANCIAL STATEMENTS
  Report of Independent Public Accountants................................  F-9
  Consolidated Balance Sheets as of December 31, 1997, March 31, 1997 and
   December 31, 1996...................................................... F-10
  Consolidated Statements of Operations for the nine months ended December
   31, 1997, for the three months ended March 31, 1997, and for the years ended December 31, 1996 and 1995....................................... F-11
  Consolidated Statements of Changes in Stockholders' Equity for the nine months ended December 31, 1997, for the three months ended March 31,
   1997, and for the years ended December 31, 1996 and 1995............... F-12
  Consolidated Statements of Cash Flows for the nine months ended December
   31, 1997, for the three months ended March 31, 1997, and for the years ended December 31, 1996 and 1995....................................... F-13
  Notes to Consolidated Financial Statements.............................. F-14
UNAUDITED INTERIM FINANCIAL STATEMENTS
  Consolidated Balance Sheets as of March 31, 1998 and December 31, 1997.. F-29
  Consolidated Statements of Operations for the three months ended March
   31, 1998 and 1997...................................................... F-30
  Consolidated Statement of Changes in Stockholders' Equity for the three months ended March 31, 1998............................................ F-31
  Consolidated Statements of Cash Flows for the three months ended March
   31, 1998 and 1997...................................................... F-32
  Notes to Consolidated Financial Statements.............................. F-33
INTERSTATE
HISTORICAL AUDITED FINANCIAL STATEMENTS
  Report of Independent Public Accountants................................ F-39
  Combined Balance Sheets as of December 16, 1997 and December 31, 1996... F-40
  Combined Statements of Earnings and Retained Earnings for the period from January 1, 1997 through December 16, 1997 and for the years ended
   December 31, 1996 and 1995............................................. F-41
  Combined Statements of Cash Flows for the period from January 1, 1997 through December 16, 1997, and for the years ended December 31, 1996 and 1995............................................................... F-42
  Notes to Combined Financial Statements.................................. F-43
CROSS CON
HISTORICAL AUDITED FINANCIAL STATEMENTS
  Report of Independent Public Accountants................................ F-49
  Combined Balance Sheets as of December 31, 1997 and 1996................ F-50
  Combined Statements of Operations for the years ended December 31, 1997,
   1996 and 1995.......................................................... F-51
  Combined Statements of Stockholders' Equity for the years ending
   December 31, 1997, 1996, and 1995...................................... F-52
  Combined Statements of Cash Flows for the years ending December 31,
   1997, 1996, and 1995................................................... F-53
  Notes to Consolidated Financial Statements.............................. F-54
UNAUDITED INTERIM FINANCIAL STATEMENTS
  Combined Balance Sheets as of March 31, 1998 and December 31, 1997...... F-58
  Combined Statements of Operations for the three months ended March 31,
   1998 and 1997.......................................................... F-59
  Combined Statement of in Stockholders' Equity for the three months ended
   March 31, 1998......................................................... F-60
  Combined Statements of Cash Flows for the three months ended March 31,
   1998 and 1997.......................................................... F-61
  Notes to Consolidated Financial Statements.............................. F-62

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

  The pro forma consolidated balance sheet as of March 31, 1998 gives effect to the Stutz Acquisition and the Cross Con Acquisition as if such transactions occurred at such date. The pro forma consolidated statement of operations for the nine months ended December 31, 1997 ("Fiscal 1997") and the three months ended March 31, 1998 give effect to the Acquisitions, as if they had been completed on April 1, 1997. The information presented under "Fiscal 1997" presents the actual results of the Company, including the results of Interstate subsequent to the Interstate Acquisition on December 16, 1997. The pro forma financial information gives effect to pro forma adjustments that are based upon available information and certain assumptions that the Company believes are reasonable. The Acquisitions have been accounted for under the purchase method of accounting. The allocation of the purchase price to the underlying net assets acquired is based upon preliminary estimates of the fair value of the net assets, as prescribed by the purchase method of accounting, as more fully described in the Company's financial statements appearing elsewhere in this Prospectus.

  The Company paid $20.0 million for Interstate and issued 1,353,750 shares of Common Stock which were valued at $4.5 million by an independent appraisal. The Company paid $400,000 for Stutz and issued 217,142 shares of Common Stock which were valued at $1.4 million. Up to 126,664 of such shares of Common Stock are subject to forfeiture in the event that Stutz fails to meet certain operating performance levels ($0.5 million in revenue per quarter) over the two-year period subsequent to the Stutz Acquisition. Under the terms of the Cross Con purchase agreement, the Company paid $10.5 million for Cross Con and issued 541,500 shares valued at $4.8 million. In addition, the Cross Con stock purchase agreement provides that up to $1.5 million in additional proceeds may be paid to Richard Hyland if Cross Con meets certain operating performance levels (earnings before interest and taxes in excess of $3.0 million) during the period from January 1, 1998 through December 31, 1998. Such payment may be made in cash or shares of Common Stock at fair market value, at the election of Richard Hyland. The Company borrowed $20.0 million to finance the Interstate Acquisition, $0.4 million to finance the Stutz Acquisition and $10.1 million to finance the Cross Con Acquisition. The purchase prices in excess of the fair value of net assets acquired for Interstate, Stutz and Cross Con of $21.0 million, $1.5 million and $13.1 million, respectively, have been allocated to goodwill for purposes of the pro forma presentation.

  The pro forma financial information should be read in conjunction with the historical financial statements and the other financial information pertaining to the Company, including "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

  The pro forma financial information does not purport to be indicative of the results that would have been obtained had such transactions been completed as of the assumed dates and for the periods presented or that may be obtained in the future.

                           PACER INTERNATIONAL, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1998



                                COMPANY
                               HISTORICAL
                               MARCH 31,  CROSS CON    STUTZ      PRO FORMA
                                  1998    HISTORICAL HISTORICAL ADJUSTMENTS(2)  PRO FORMA
           ASSETS              ---------- ---------- ---------- --------------  ---------
                                                (DOLLARS IN THOUSANDS)
Current assets:
  Cash and cash equivalents..   $    87     $  135      $ 20       $    --       $   242
  Accounts receivable, net...    19,877      5,742       406            --        26,025
  Prepaid expenses and oth-
   er........................       647         41        --            --           688
                                -------     ------      ----       -------       -------
      Total current assets...    20,611      5,918       426            --        26,955
                                -------     ------      ----       -------       -------
Property and equipment, net..     2,008        163       313            --         2,484
Other assets:
  Intangible assets, net.....    32,489         --        --        14,529 (6)    47,918
  Deferred income taxes......        38         --        --            --            38
  Other assets...............       988         --         6            --           994
                                -------     ------      ----       -------       -------
      Total assets...........   $56,134     $6,081      $745       $14,529       $78,389
                                =======     ======      ====       =======       =======
LIABILITIES AND STOCKHOLDERS'
           EQUITY
Current liabilities:
  Current maturities of debt
   and capital leases........   $ 2,459     $   19      $  3       $    --       $ 2,481
  Accounts payable...........    10,868      3,764       191            --        14,823
  Accrued expenses...........     8,946        436        --            --         9,382
  Income taxes payable.......       437         --         4            --           441
  Deferred income taxes......       143         --        --            --           143
                                -------     ------      ----       -------       -------
      Total current liabili-
       ties..................    22,853      4,219       198            --        27,270
Long-term liabilities
  Employee benefits..........       678         --        --            --           678
  Long-term debt and capital
   leases....................    22,079         --       171        10,550 (3)    33,700
                                -------     ------      ----       -------       -------
      Total liabilities......    45,610      4,219       369        10,550        61,648
                                -------     ------      ----       -------       -------
Stockholders' equity
  Preferred stock............         4         --                      --             4
  Common stock...............         5         --                       8 (4)        13
  Warrants...................        53         --                      --            53
  Additional paid-in capi-
   tal.......................     7,981          1                   6,208        14,190
  Retained earnings..........     2,481      1,861       376        (2,237)(5)     2,481
                                -------     ------      ----       -------       -------
      Total stockholders' eq-
       uity..................    10,524      1,862       376         3,979        16,741
                                -------     ------      ----       -------       -------
      Total liabilities and
       stockholders' equity..   $56,134     $6,081      $745       $14,529       $78,389
                                =======     ======      ====       =======       =======

                           PACER INTERNATIONAL, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(1) Includes the historical results of Pacer, including the results of Interstate.

(2) Adjustments are based on events that are directly attributable to the transaction and are computed assuming the transaction was consummated at the end of the most recent period presented using the purchase method of accounting.

(3) Reflects net borrowings of $10.6 million under the Company's Credit Agreement to affect the purchases.

(4) Reflects the equity issued to the former owners of Stutz and Cross Con in connection with the purchases.

(5) Reflects the historical retained earnings of Stutz and Cross Con.

(6) Reflects the difference between the cost of the companies acquired and the preliminary costs assigned to the assets acquired less liabilities assumed as required under the purchase method of accounting.

                           PACER INTERNATIONAL, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                        PRO FORMA ADJUSTMENTS
                                PACER        --------------------------------------------
                         INTERNATIONAL, INC.   CROSS CON        STUTZ                       PRO FORMA
                            THREE MONTHS     THREE MONTHS   THREE MONTHS                  THREE MONTHS
                                ENDED            ENDED          ENDED          OTHER          ENDED
                         MARCH 31, 1998 (1)  MARCH 31, 1998 MARCH 31, 1998 ADJUSTMENTS(2) MARCH 31, 1998
                         ------------------- -------------- -------------- -------------- --------------
                                            (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Revenues................       $50,362          $13,439         $1,245         $(464)(3)     $64,582
Cost of transportation
 and services...........        42,003           11,810            845          (464)(3)      54,194
                               -------          -------         ------         -----         -------
   Net revenues.........         8,359            1,629            400           --           10,388
Operating expenses:
 Selling, general, and
  administrative........         5,634              967            112           (11)(4)       6,702
 Depreciation and
  amortization..........           341                5             46           106 (5)         498
                               -------          -------         ------         -----         -------
   Income from
    operations..........         2,384              657            242           (95)          3,188
                               -------          -------         ------         -----         -------
 Interest expense
  (income)..............           554             (30)              3           233 (6)         760
                               -------          -------         ------         -----         -------
Income before tax
 provision..............         1,830              687            239          (328)          2,428
 Income tax provision...           765               10             --           240 (7)       1,015
                               -------          -------         ------         -----         -------
Net income..............         1,065              677            239          (568)          1,413
                               =======          =======         ======         =====         =======

Income per share(8):
 Basic:
  Net income.............................................................. $     0.26
                                                                           ==========
  Pro forma weighted average shares outstanding...........................  5,437,392
                                                                           ==========
 Diluted:
  Net Income.............................................................. $     0.22
                                                                           ==========
  Pro forma weighted average shares outstanding...........................  6,499,216
                                                                           ==========


    See accompanying Notes to Unaudited Pro Forma Consolidated Statements of
                                   Operations

                           PACER INTERNATIONAL, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(1) Includes the historical results of Pacer, including the results of Interstate.

(2) Adjustments are based on historical results of operations of the businesses, the allocation of purchase price to the net assets acquired, interest on borrowings to effect the Acquisitions and other contractual arrangements. Depreciation and amortization have been reflected in accordance with the Company's accounting policy for the related item.

(3) Reflects the elimination of intercompany revenues and direct costs between Stutz and Pacer.

(4) Reflects compensation differentials to former owners of Interstate, Stutz and Cross Con that were contractually agreed to and directly attributable to the purchase transactions.

(5) Reflects amortization of goodwill. Goodwill is being amortized over 40 years for Pacer, Interstate and Cross Con and 15 years for Stutz based on the expected periods to be benefited.

(6) Reflects additional interest on borrowings used to finance the Acquisitions based on the current interest rate of 8.7%.

(7) Reflects an increase in the income tax provision associated with the increase in income before taxes and provisions for Stutz and Cross Con which were previously taxed as Subchapter S corporations. The income tax provision has been calculated assuming a pro forma effective tax rate of 41.8%.

(8) Pro forma basic weighted average shares outstanding include shares issued at inception of the Company, as well as the total shares issued to effect the acquisitions as if the shares had been outstanding for the entire period. Pro forma diluted weighted average shares outstanding include the pro forma basic amount plus the dilutive effect of options and warrants. Basic and diluted weighted average shares outstanding have been computed for all periods retroactively reflecting the effect of a 9.5 to 1 stock split effected on the date of the initial public offering.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                            PRO FORMA ADJUSTMENTS
                                                 --------------------------------------------
                                                  INTERSTATE
                                                  ELEVEN AND
                                                   ONE-HALF
                                                 MONTHS ENDED
                                  PACER          DECEMBER 16,
                         INTERNATIONAL, INC. (1)     1997     STUTZ  CROSS CON ADJUSTMENTS(2)  PRO FORMA
                         ----------------------- ------------ ------ --------- --------------  ---------
                                           (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Revenues................        $100,640           $83,877    $3,571  $51,643     $  (892)(3)  $ 238,859
Cost of transportation
 and services...........          85,211            69,631     2,376   45,967        (892)(3)    202,295
                                --------           -------    ------  -------     -------      ---------
   Net revenues.........          15,429            14,246     1,195    5,676         --          36,546
Operating expenses:
 Selling, general, and
  administrative........          11,099             9,667       556    3,925        (238)(4)     25,009
 Depreciation and
  amortization..........             440               238        99       48         994 (5)      1,819
 Transaction costs......             510               --        --       --         (510)(6)        --
                                --------           -------    ------  -------     -------      ---------
   Income from
    operations..........           3,380             4,341       540    1,703        (246)         9,718
 Interest expense
  (income)..............             659              (114)        8      (85)      2,587 (7)      3,055
                                --------           -------    ------  -------     -------      ---------
Income before tax
 provision..............           2,721             4,455       532    1,788      (2,833)         6,663
 Income tax provision...           1,057               921       --        29         778 (8)      2,785
                                --------           -------    ------  -------     -------      ---------
Net income..............        $  1,664           $ 3,534    $  532  $ 1,759     $(3,611)     $   3,878
                                ========           =======    ======  =======     =======      =========

Income per share(9):
 Basic:
  Net income............                                                                       $    0.71
                                                                                               =========
  Pro forma weighted
   averages shares
   outstanding..........                                                                       5,437,392
                                                                                               =========
 Diluted:
  Net income............                                                                       $    0.60
                                                                                               =========
  Pro forma weighted
   averages shares
   outstanding..........                                                                       6,499,216
                                                                                               =========

    See accompanying Notes to Unaudited Pro Forma Consolidated Statements of
                                   Operations

                           PACER INTERNATIONAL, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(1) Includes the historical results of Pacer and the Predecessor, including the results of Interstate subsequent to its acquisition. The historical results of the Predecessor for the period from January 1, 1997 through March 31, 1997 have been combined with the results of the Company for the period from April 1, 1997 to December 31, 1997 in order to present the historical information for the full year. As a result of the acquisition of the Predecessor by Pacer on March 31, 1997, the historical data for the Predecessor and the Company are not comparable in certain respects.

(2) Adjustments are based on historical results of operations of the businesses, the allocation of purchase price to the net assets acquired, interest on borrowings to effect the Acquisitions and other contractual arrangements. Depreciation and amortization have been reflected in accordance with the Company's accounting policy for the related item.

(3) Reflects the elimination of intercompany revenues and direct costs between Stutz and Pacer.

(4) Reflects compensation differentials to former owners of Interstate, Stutz and Cross Con that were contractually agreed to and directly attributable to the purchase transactions.

(5) Reflects amortization of goodwill. Goodwill is being amortized over 40 years for Pacer, Interstate and Cross Con and 15 years for Stutz based on the expected periods to be benefited.

(6) Reflects the elimination of non-recurring transaction costs incurred in connection with the sale of the Predecessor to the Company. Such costs would not have been incurred if the Predecessor was not sold.

(7) Reflects additional interest on borrowings used to finance the Acquisitions based on the current interest rate of 8.7%.

(8) Reflects an increase in the income tax provision associated with the increase in income before taxes and provisions for Stutz and Cross Con which were previously taxed as Subchapter S corporations. The income tax provision has been calculated assuming a pro forma effective tax rate of 41.8%.

(9) Pro forma basic weighted average shares outstanding include shares issued at inception of the Company, as well as the total shares issued to effect the acquisitions as if the shares had been outstanding for the entire period. Pro forma diluted weighted average shares outstanding include the pro forma basic amount plus the dilutive effect of options and warrants. Basic diluted weighted average shares outstanding have been computed reflecting the effect of a 9.5 to 1 stock split effected on the date of the initial public offering.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pacer International, Inc.:

  We have audited the accompanying consolidated balance sheet of Pacer International, Inc. (a Delaware corporation) and Subsidiaries (the Company) as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from inception, March 31, 1997, through December 31, 1997. We have also audited the accompanying balance sheets of the Predecessor (business identified in Note 1) as of March 31, 1997, and December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the period from January 1, 1997, through March 31, 1997, and for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacer International, Inc. and Subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the period from inception, March 31, 1997, through December 31, 1997, and the financial position of the Predecessor as of March 31, 1997, and December 31, 1996, and the result of its operations and its cash flows for the period from January 1, 1997, through March 31, 1997, and for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP
San Francisco, California,
May 15, 1998

                   PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

  The consolidated financial statements of the Company and the Predecessor are not comparable in certain respects.

                                            THE COMPANY     THE PREDECESSOR
                                            ------------ ----------------------
                                            DECEMBER 31, MARCH 31, DECEMBER 31,
                                                1997       1997        1996
                                            ------------ --------- ------------
                  ASSETS
Current assets:
  Cash and cash equivalents................   $    86     $ 1,623    $ 2,636
  Accounts receivable, net of allowances of
   $763, $800 and $764, respectively.......    20,729       7,852     11,367
  Prepaid expenses and other...............       765         647        312
  Deferred income taxes....................       --          947        639
                                              -------     -------    -------
    Total current assets...................    21,580      11,069     14,954
                                              -------     -------    -------
Property and equipment:
  Property and equipment, at cost..........     1,880         716        683
  Accumulated depreciation.................      (146)       (464)      (465)
                                              -------     -------    -------
    Property and equipment, net............     1,734         252        218
Other assets:
  Advances to affiliates...................       --          --      21,865
  Intangible assets, net...................    32,717         --         --
  Deferred income taxes....................        43         --         526
  Other assets.............................       993          29         19
                                              -------     -------    -------
    Total assets...........................   $57,067     $11,350    $37,582
                                              =======     =======    =======
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt and
   capital leases..........................   $ 1,810     $   --     $   --
  Accounts payable.........................    10,068       4,063      5,228
  Accrued expenses.........................     9,447       4,323      3,977
  Income taxes payable.....................       389         --         949
  Deferred income taxes....................       177         --         --
                                              -------     -------    -------
    Total current liabilities..............    21,891       8,386     10,154
Long-term liabilities:
  Employee benefits........................       672         --       1,361
  Long-term debt and capital leases........    25,045         --         --
                                              -------     -------    -------
    Total liabilities......................    47,608       8,386     11,515
                                              -------     -------    -------
Stockholders' equity:
  Preferred stock at December 31, 1997:
   $0.01 par value, 600,000 shares
   authorized, 350,000 shares issued and
   outstanding; at March 31, 1997, and
   December 31, 1996: no shares authorized
   or outstanding..........................         4         --         --
  Common stock at December 31, 1997: $0.01
   par value, 5,700,000 shares authorized,
   4,678,750 shares issued and outstanding;
   at March 31, 1997, and December 31,
   1996: $100.00 par value, 47,500 shares
   authorized, 48 shares issued and
   outstanding.............................         5           1          1
  Warrants at December 31, 1997: 18,421
   outstanding.............................        53         --         --
  Additional paid-in capital...............     7,981       2,998      2,998
  Retained earnings (accumulated deficit)..     1,416         (35)    23,068
                                              -------     -------    -------
    Total stockholders' equity.............     9,459       2,964     26,067
                                              -------     -------    -------
    Total liabilities and stockholders'
     equity................................   $57,067     $11,350    $37,582
                                              =======     =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                   PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

  The consolidated financial statements of the Company and the Predecessor are not comparable in certain respects.

                           THE COMPANY               THE PREDECESSOR
                          ------------- ------------------------------------------
                            MARCH 31,   JANUARY 1, 1997,
                          1997, THROUGH     THROUGH       YEAR ENDED   YEAR ENDED
                          DECEMBER 31,      MARCH 31,    DECEMBER 31, DECEMBER 31,
                              1997            1997           1996         1995
                          ------------- ---------------- ------------ ------------
Revenues................   $   81,102       $19,538        $86,766      $78,278
Cost of transportation
 and services...........       68,713        16,498         73,116       65,900
                           ----------       -------        -------      -------
    Net revenues........       12,389         3,040         13,650       12,378
Operating expenses:
  Selling, general and
   administrative
   expenses.............        8,799         2,300         10,037        8,697
  Depreciation and
   amortization.........          403            37             93           88
  Transaction costs.....          --            510            --           --
                           ----------       -------        -------      -------
    Income from
     operations.........        3,187           193          3,520        3,593
Interest expense
 (income)...............          659           --          (1,376)      (1,383)
                           ----------       -------        -------      -------
    Income before income
     tax provision and
     extraordinary
     loss...............        2,528           193          4,896        4,976
Income tax provision....          983            74          1,888        1,940
                           ----------       -------        -------      -------
    Income before
     extraordinary
     loss...............        1,545           119          3,008        3,036
Extraordinary loss, net
 of tax benefit of $86..          129           --             --           --
                           ----------       -------        -------      -------
    Net income..........   $    1,416       $   119        $ 3,008      $ 3,036
                           ==========       =======        =======      =======
Income per share:
 Basic:
  Income before
   extraordinary loss...   $     0.45
  Extraordinary loss....        (0.04)
                           ----------
    Net income..........   $     0.41
                           ==========
  Weighted average
   shares outstanding...    3,403,480
                           ==========
 Diluted:
  Income before
   extraordinary loss...   $     0.37
  Extraordinary loss....        (0.03)
                           ----------
    Net income..........   $     0.34
                           ==========
Weighted average shares
 outstanding............    4,141,041
                           ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                   PACER INTERNATIONAL, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

  The consolidated financial statements of the Company and the Predecessor are not comparable in certain respects.

                                                 THE PREDECESSOR
                         ---------------------------------------------------------------
                                                                RETAINED
                                                   ADDITIONAL   EARNINGS
                         PREFERRED COMMON           PAID-IN   (ACCUMULATED STOCKHOLDERS'
                           STOCK   STOCK  WARRANTS  CAPITAL     DEFICIT)      EQUITY
                         --------- ------ -------- ---------- ------------ -------------
December 31, 1994.......   $--      $  1    $--     $ 2,998     $ 17,024     $ 20,023
  Net income............    --       --      --         --         3,036        3,036
                           ----     ----    ----    -------     --------     --------
December 31, 1995.......    --         1     --       2,998       20,060       23,059
  Net income............    --       --      --         --         3,008        3,008
                           ----     ----    ----    -------     --------     --------
December 31, 1996.......    --         1     --       2,998       23,068       26,067
  Dividend..............    --       --      --         --       (23,222)     (23,222)
  Net income............    --       --      --         --           119          119
                           ----     ----    ----    -------     --------     --------
March 31, 1997..........   $--      $  1    $--     $ 2,998     $    (35)    $  2,964
                           ====     ====    ====    =======     ========     ========
                                                   THE COMPANY
                         ---------------------------------------------------------------
                                                                RETAINED
                                                   ADDITIONAL   EARNINGS
                         PREFERRED COMMON           PAID-IN   (ACCUMULATED STOCKHOLDERS'
                           STOCK   STOCK  WARRANTS  CAPITAL     DEFICIT)      EQUITY
                         --------- ------ -------- ---------- ------------ -------------
Elimination of
 Predecessor............   $--      $ (1)   $--     $(2,998)    $     35     $ (2,964)
Formation of the
 Company:
  Issuance of common
   stock................    --         4     --         346          --           350
  Issuance of preferred
   stock................      4      --      --       3,146          --         3,150
  Issuance of warrants..    --       --       53        --           --            53
  Issuance of common
   stock to acquire
   Interstate...........    --         1     --       4,489          --         4,490
  Net income............    --       --      --         --         1,416        1,416
                           ----     ----    ----    -------     --------     --------
December 31, 1997.......   $  4     $  5    $ 53    $ 7,981     $  1,416     $  9,459
                           ====     ====    ====    =======     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

  The consolidated financial statements of the Company and the Predecessor are not comparable in certain respects.

                          THE COMPANY              THE PREDECESSOR
                         ------------- ----------------------------------------
                           MARCH 31,    JANUARY 1,
                         1997, THROUGH 1997, THROUGH  YEAR ENDED   YEAR ENDED
                         DECEMBER 31,    MARCH 31,   DECEMBER 31,  DECEMBER 31,
                             1997          1997          1996         1995
                         ------------- ------------- ------------ -------------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income............    $  1,416      $    119      $ 3,008       $ 3,036
 Adjustments to
  reconcile net income
  to net cash provided
  by (used in)
  operating activities:
 Depreciation and
  amortization.........         403            37           93            88
 Deferred income
  taxes................         152           218          347          (116)
 Changes in operating
  assets and
  liabilities:
 Decrease (increase) in
  accounts receivable,
  net of allowances....      (3,870)        3,515       (1,028)         (583)
 Decrease (increase) in
  prepaid expenses and
  other................         232          (335)        (282)           11
 Decrease (increase) in
  other assets.........        (466)          (10)         (17)           91
 Increase (decrease) in
  accounts payable.....          43        (1,165)       1,653        (2,775)
 Increase (decrease) in
  accrued expenses.....        (745)          346         (535)        2,118
 Increase (decrease) in
  income taxes
  payable..............         157          (949)         (84)         (822)
 Increase (decrease) in
  employee benefits....         --         (1,361)         265           168
                           --------      --------      -------       -------
  Net cash provided by
   (used in) operating
   activities..........      (2,678)          415        3,420         1,216
                           --------      --------      -------       -------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchase of
  businesses, net of
  cash of acquired
  companies............      (9,616)          --           --            --
 Purchases of property
  and equipment........        (420)          (71)        (167)          (25)
                           --------      --------      -------       -------
  Net cash used in
   investing
   activities..........     (10,036)          (71)        (167)          (25)
                           --------      --------      -------       -------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Cash overdrafts.......       1,632           --           --            --
 Proceeds on long-term
  debt.................      20,654           --           --            --
 Principal payments on
  long-term debt.......     (14,259)          --           --            --
 Proceeds from issuance
  of common stock......         315           --           --            --
 Proceeds from issuance
  of preferred stock...       2,835           --           --            --
 Decrease (increase) in
  advances to
  affiliates...........         --         21,865         (630)       (1,190)
 Dividend paid.........         --        (23,222)
                           --------      --------      -------       -------
  Net cash provided by
   (used in) financing
   activities..........      11,177        (1,357)        (630)       (1,190)
                           --------      --------      -------       -------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS...........      (1,537)       (1,013)       2,623             1
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF PERIOD...       1,623         2,636           13            12
                           --------      --------      -------       -------
CASH AND CASH
 EQUIVALENTS AT END OF
 PERIOD................    $     86      $  1,623      $ 2,636       $    13
                           ========      ========      =======       =======
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Cash paid during the
  year for:
 Interest..............    $    568      $    --       $   --        $   --
                           ========      ========      =======       =======
 Income taxes..........    $    588      $  1,125      $ 1,626       $ 2,877
                           ========      ========      =======       =======
SUPPLEMENTAL DISCLOSURE
 OF NONCASH INVESTING
 AND FINANCING
 ACTIVITIES:
 Promissory notes
  issued for
  acquisitions.........    $ 19,983      $    --       $   --        $   --
                           ========      ========      =======       =======
 Stock issued for
  acquisitions.........    $  4,490      $    --       $   --        $   --
                           ========      ========      =======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND NATURE OF OPERATIONS:

THE COMPANY

  PMT Holdings, Inc. (PMT Holdings), a Delaware corporation, was formed on March 31, 1997 (inception), to acquire all of the capital stock of Pacific Motor Transport Company (PMT) in a management buyout that was funded in part by Eos Partners, L.P. (Eos). On March 31, 1997, PMT Holdings acquired all issued and outstanding shares of PMT from Union Pacific Railroad Company and its subsidiaries (UP) for approximately $13 million in cash and warrants to purchase 18,421 units of PMT Holdings stock. Each unit represents nine and one-half shares of common stock and one share of preferred stock and may be purchased by UP for $10 per unit. The purchase of PMT was accounted for using the purchase method of accounting. Prior to acquisition, PMT was a provider of truckload freight services and intermodal marketing services. On December 16, 1997, PMT Holdings acquired all of the capital stock of Interstate Consolidation, Inc. (ICI) and Interstate Consolidation Service, Inc. (ICSI) and its wholly owned subsidiary, Intermodal Container Service, Inc. (IMCS) (ICI, ICSI and IMCS, collectively, Interstate) by issuing $20 million in promissory notes and 142,500 shares of PMT Holdings stock. The acquisition of Interstate was accounted for using the purchase method of accounting. Interstate is a multipurpose provider of transportation services, including intermodal marketing, cartage, and freight consolidation and handling. In May 1998, PMT Holdings was renamed Pacer International, Inc. (Pacer International). The name change has been given retroactive application in these consolidated financial statements.

  The consolidated balance sheet as of December 31, 1997 includes the accounts of Pacer International, a Delaware corporation, and its wholly owned subsidiaries (the Company). The wholly owned subsidiaries are Pacer Transport, Pacer Logistics and Pacer Rail/Mechanical/Services LLC. The consolidated statements of operations, changes in stockholders' equity and cash flows include the accounts of Pacer International from March 31, 1997, and the results and cash flows of PMT (now operated as part of the Pacer Transport and Pacer Logistics businesses) since its purchase on March 31, 1997, and Interstate (operated as a part of the Pacer Logistics business) since its purchase on December 16, 1997.

THE PREDECESSOR

  The balance sheets as of March 31, 1997 and December 31, 1996, and the statements of operations, stockholders' equity and cash flows for the period from January 1, 1997 through March 31, 1997, and for the years ended December 31, 1996 and 1995, include the accounts of PMT (the Predecessor), with its two operating divisions, Pacer and ABL-Trans.

NATURE OF OPERATIONS

  The Company's business consists primarily of (i) intermodal marketing, which involves the provision of brokerage and logistics services by coordinating the transportation of goods by truck and rail, (ii) specialized trucking services, including flatbed heavy-haul trucking, drayage and cartage, and (iii) other transportation services, such as freight consolidation and handling. As a nonasset-based service provider, the Company is able to focus its efforts on providing value-added logistics solutions for its customers through its network of sales personnel and third-party brokerage partnerships. The Company primarily provides services to numerous global, national and regional manufacturers and retailers.

 Reliance on Agents and Independent Contractors

  The Company relies upon the services of independent commission agents to market its transportation services, to act as intermediaries with customers, and to recruit independent contractors. Contracts with

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES agents and independent contractors are, in most cases, terminable upon short notice by either party. Although the Company believes its relationships with agents and independent contractors are good, there can be no assurance that the Company will continue to be successful in retaining its agents and independent contracts or that agents and independent contractors who terminate their contracts can be replaced by equally qualified persons. Furthermore, since agents have the primary relationship with customers and independent contractors, a loss of an agent can result in the loss of customers or independent contractors.

 Dependence on Railroads and Equipment and Services Availability

  The Company is dependent upon the major railroads in the United States for substantially all of the intermodal services provided by the Company. In many markets, rail service is limited to a few railroads or even a single railroad. Consequently, a reduction in or elimination of rail service to a particular market is likely to adversely affect the Company's ability to provide intermodal transportation services to some of the Company's customers. Furthermore, significant rate increases, work stoppage or adverse weather conditions can impact the railroads and therefore the Company's ability to provide cost-effective services to its customers.

  In addition, the Company is dependent in part on the availability of truck, rail, ocean and air services provided by independent third parties. If the Company were unable to secure sufficient equipment or other transportation services to meet its customers' needs, its results of operations could be materially adversely affected on a temporary or permanent basis.

 Concentration of Business on Intermodal Marketing

  A significant portion of the Company's revenues is derived from intermodal marketing. As a result, a decrease in demand for intermodal transportation services relative to other transportation services could have a material adverse effect on the Company's results of operations.

 Concentration of Credit Risk and Customer Concentration

  Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivable. The Company sells primarily on net 30-day terms, performs credit evaluation procedures on its customers and generally does not require collateral on its accounts receivable. The Company maintains an allowance for potential credit losses and insures certain of its receivables at Interstate through a third party insurance provider. Sales to the Company's ten largest customers constituted 31 percent of revenues for the nine months ended December 31, 1997. Receivables from the ten largest customers constituted 33 percent of total receivables at December 31, 1997. No customer constituted more than 10 percent of revenues or receivables at December 31, 1997. The sales and receivable trends are representative of prior periods.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements of the Company include the accounts of Pacer International and its wholly owned subsidiaries. All material intercompany amounts and transactions have been eliminated in consolidation.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

  Cash and cash equivalents include highly liquid investments with an original maturity of three months or less.

ACCOUNTS RECEIVABLE

  Trade accounts receivable are reflected net of allowances for doubtful accounts. Additionally, the Company records receivables for contractually negotiated rail volume incentives in the period earned. Rail volume incentives receivable were $1,865,000 at December 31, 1997, $310,000 at March 31, 1997,
and $845,000 at December 31, 1996.

PROPERTY AND EQUIPMENT

  Property, plant and equipment purchased in acquisitions are recorded at fair value as prescribed by the purchase method of accounting. Subsequent purchases of property, plant and equipment are recorded at cost. For assets financed under capital leases, the present value of the future minimum lease payments is recorded at the date of acquisition as property and equipment, with a corresponding amount recorded as a capital lease obligation.

  Depreciation is computed on a straight-line basis over the following estimated useful lives:

                                                                ESTIMATED USEFUL
       ASSET CLASSIFICATION                                           LIFE
       --------------------                                     ----------------
       Office equipment........................................  3 to 5 years
       Office furniture........................................  3 to 10 years
       Transportation equipment................................  3 to 15 years
       Communications system...................................  15 years
       Assets under capital lease..............................  Term of lease

SOFTWARE

  Purchases of software are capitalized and amortized over three to five years using the straight-line method. Costs related to internal development of software are expensed as incurred.

INTANGIBLE ASSETS

  Amortization is computed on a straight-line basis over the shorter of estimated useful lives or contract periods. The Company amortizes goodwill over 40 years and loan fees over the term of the underlying debt.

  Goodwill represents the excess of cost over the estimated fair value of the net tangible and intangible assets of acquired businesses. Should events or circumstances occur subsequent to any business

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES acquisition that bring into question the realizable value or impairment of any component of goodwill, the Company will evaluate the remaining useful life and balance of goodwill and make appropriate adjustments. The Company's principal considerations in determining impairment include the strategic benefit to the Company of the particular business related to the questioned component of goodwill as measured by undiscounted current and expected future operating income levels of that particular business and expected undiscounted future cash flows. The Company expenses the costs of start-up activities as incurred.

FINANCIAL INSTRUMENTS

  The carrying amounts for cash, receivables and accounts payable approximate fair value due to the short-term nature of these instruments. Other fair-value disclosures are in the respective notes.

  In order to decrease its exposure to unfavorable interest rate movements, the Company may from time to time purchase interest rate protection agreements to cap the interest rates on its floating rate obligations. The purchase price of the interest rate protection agreements is capitalized and amortized over the life of the agreement. Amortization of the purchase price is charged to interest expense.

ACCIDENT AND CARGO CLAIMS

  The Company is self-insured for a significant portion of its accident and cargo claims. Reserves are provided for uninsured cargo claims and for the uninsured costs of personal injury and property damage as a result of vehicle accidents involving the network of independent owner-operator drivers. Reserves are based on the Company's best estimate of its expected loss. Actual losses, if not covered by insurance, at amounts significantly greater than the recorded amounts could have a material adverse impact on the Company's financial position and results of operations.

REVENUE RECOGNITION

  Revenues and related expenses are recognized when shipment is complete.

NET REVENUES

  Net revenues represent transportation and service revenues net of associated transportation and service costs.

TRANSACTION COSTS

  Transaction costs of $510,000 in connection with the sale of PMT primarily related to legal and financial advisory services.

INCOME TAXES

  Income taxes are recognized utilizing the asset and liability method, under which deferred income taxes are recognized for the consequences of temporary differences by applying currently enacted statutory rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

EARNINGS PER SHARE

  Basic earnings per share were calculated by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share include the impact of common stock options and warrants outstanding. Earnings per share for all periods presented and all share data reflect the Company's proposed 9.5 for 1 stock split effective at the time of the Company's initial public offering of common stock.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

ACCOUNTING FOR STOCK-BASED COMPENSATION

  In October 1995, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123, the Company adopted the disclosure provisions of this statement.

NEW ACCOUNTING PRONOUNCEMENTS

  In 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." In 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 130 establishes standards to measure all changes in equity that result from transactions and other economic events other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. SFAS No. 131 introduces a new model for segment reporting called the "management approach." The management approach is based on the manner in which management organizes segments within a company for making operating decisions and assessing performance. The management approach replaces the notion of industry and geographic segments. SFAS No. 133 modifies the method of accounting for derivative instruments. The Company will adopt SFAS No. 130 and SFAS No. 131 in 1998 and SFAS No. 133 in 2000. The Company believes that adoption of SFAS No. 130 will not significantly affect the Company's financial position, results of operations or financial statement presentation. The adoption of SFAS No. 131 will require the Company to disclose additional information about its business segments. The adoption of SFAS No. 133 will require the Company to modify its method of accounting for its interest rate hedging activities. Based on information currently available, the Company does not expect the adoption of SFAS No. 133 to have significant impact on its financial position or results of operations.

  In 1998, the AICPA issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The Company will adopt SOP 98-1 in 1999. The adoption of SOP 98-1 will require the Company to modify its method of accounting for software. Based on information currently available, the Company does not expect the adoption of SOP 98-1 to have a significant impact on its financial position or results of operations.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                            THE COMPANY      THE PREDECESSOR
                                           -------------- ----------------------
                                            DECEMBER 31,  MARCH 31, DECEMBER 31,
                                                1997        1997        1996
                                           -------------- --------- ------------
                                           (IN THOUSANDS)     (IN THOUSANDS)
   Office equipment.......................     $  560       $ 494      $ 507
   Office furniture.......................        137          35         35
   Transportation equipment...............        930         187        141
   Communications equipment...............        253         --         --
                                               ------       -----      -----
                                                1,880         716        683
   Less: Accumulated depreciation                (146)       (464)      (465)
                                               ------       -----      -----
     Property and equipment...............     $1,734       $ 252      $ 218
                                               ======       =====      =====

  Depreciation expense of the Company for the period from inception through December 31, 1997, was $146,000, and of the Predecessor for the period from January 1, 1997, through March 31, 1997, and for the years ended December 31, 1996 and 1995, was $37,000, $93,000 and $88,000, respectively.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

4. ADVANCES TO AFFILIATES:

  Advances to affiliates represented cash generated by the Predecessor and advanced to UP. Advances earned interest at rates ranging from 5.2 percent to
6.0 percent based on monthly commercial paper rates, and interest income was $1,376,000 and $1,383,000 for the years ended December 31, 1996 and 1995, respectively. For the period from January 1, 1997, through March 31, 1997, UP did not pay interest to the Predecessor. On March 31, 1997, the Predecessor declared a dividend of $23,222,000, which was partially used by UP to repay the Predecessor's advances.

5. INTANGIBLE ASSETS:

  Intangible assets consisted of the following:

                                                                   THE COMPANY
                                                                  --------------
                                                                   DECEMBER 31,
                                                                       1997
                                                                  --------------
                                                                  (IN THOUSANDS)
                                                                  --------------
   Goodwill......................................................    $32,479
   Financing costs...............................................        430
   Organizational costs..........................................         65
                                                                     -------
                                                                      32,974
   Less: Accumulated amortization                                       (257)
                                                                     -------
     Total intangible assets.....................................    $32,717
                                                                     =======

  Amortization expense for the period from inception through December 31, 1997, was $257,000.

6. ACQUISITIONS:

  From inception through December 31, 1997, the Company effected two acquisitions. The initial acquisition of PMT by PMT Holdings occurred on March 31, 1997, and the acquisition of Interstate occurred on December 16, 1997. The purchase price, certain costs related to the acquisitions, and the allocation of the purchase price to the underlying net assets acquired in the acquisitions were as follows:

                                                             PMT     INTERSTATE
                                                          --------- ------------
                                                          MARCH 31, DECEMBER 16,
                                                            1997        1997
                                                          --------- ------------
                                                              (IN THOUSANDS)
   Purchase price........................................  $13,215    $ 24,472
   Acquisition costs.....................................      --          770
                                                           -------    --------
       Total purchase price..............................   13,215      25,242
                                                           -------    --------
   Less: Value assigned to assets and liabilities:
     Current assets......................................    9,803      13,011
     Long-term assets....................................      281       2,222
     Current liabilities.................................   (8,386)    (10,024)
     Long-term liabilities...............................      --         (929)
                                                           -------    --------
                                                             1,698       4,280
                                                           -------    --------
       Goodwill..........................................  $11,517    $ 20,962
                                                           =======    ========

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

  The Company accounted for these acquisitions under the purchase method of accounting. The allocation of the purchase price to the underlying net assets acquired is based upon preliminary estimates of the fair value of the net assets, which may be revised at a later date. It is anticipated that any purchase price allocation adjustments will be made within one year from the date of acquisition. Management does not presently believe that the final allocations of the purchase prices will have a material effect on the Company's financial position or results of operations. Management continues to monitor a class action lawsuit in which Interstate is a named defendant (Note
16). In connection with the acquisitions, the Company issued 1,353,750 shares of common stock, which were valued at $3.32 per share, and issued warrants to purchase 18,421 units. Warrants were valued at their estimated fair value using the Black-Scholes model. Results of operations of the entities acquired are included in the consolidated financial statements subsequent to their purchase date. Pro forma operating results of the Company, assuming that the March 31, 1997, and December 16, 1997, acquisitions occurred on January 1, 1996, are presented below (unaudited).

                             APRIL 1, 1997,   JANUARY 1, 1997, JANUARY 1, 1996,
                                 THROUGH          THROUGH          THROUGH
                            DECEMBER 31, 1997  MARCH 31,1997   DECEMBER 31,1996
                            ----------------- ---------------- ----------------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Revenues................     $ 146,055        $  38,488        $ 155,328
                                =========        =========        =========
   Income before
    extraordinary loss.....     $   2,775        $     517        $   2,858
                                =========        =========        =========
   Earnings per share
    before extraordinary
    loss:
     Basic.................     $    0.59        $    0.11        $    0.61
                                =========        =========        =========
     Diluted...............     $    0.51        $    0.09        $    0.52
                                =========        =========        =========
   Weighted average shares
    outstanding:
     Basic.................     4,678,750        4,678,750        4,678,750
                                =========        =========        =========
     Diluted...............     5,471,934        5,471,934        5,471,934
                                =========        =========        =========

  Pro forma adjustments were made to reflect interest expense on cash consideration, amortization of goodwill, compensation differentials and income taxes as if the entities were combined and subject to the Company's effective tax rate for the periods presented.

7. ACCRUED EXPENSES:

  Accrued expenses consisted of the following:

                                            THE COMPANY      THE PREDECESSOR
                                           -------------- ----------------------
                                            DECEMBER 31,  MARCH 31, DECEMBER 31,
                                                1997        1997        1996
                                           -------------- --------- ------------
                                           (IN THOUSANDS)     (IN THOUSANDS)
   Accident and cargo claims..............     $2,134      $1,951      $1,868
   Bank overdrafts........................      1,632         --          --
   Accrued compensation...................      1,212         223         272
   Advances from customers................      1,033         730         691
   Road and fuel taxes....................        738         699         654
   Other..................................      2,698         720         492
                                               ------      ------      ------
     Total accrued expenses...............     $9,447      $4,323      $3,977
                                               ======      ======      ======

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

8. DEBT AND CAPITAL LEASES:

  Debt and capital leases of the Company as of December 31, 1997, consisted of the following:

                                                                  (IN THOUSANDS)
Promissory note to shareholders.................................     $19,983
Term loan in the amount of $20,000 requiring 27 consecutive
 quarterly installment payments, with all unpaid principal and interest due on November 21, 2004; the loan bears interest, at the Company's option, at the prime rate plus 0.75 percent (9.25 percent at December 31, 1997) or LIBOR plus 3.00 percent (8.72 percent at December 31, 1997); the loan is secured by
 substantially all of the Company's assets......................         --
Revolving line of credit in an amount up to $12,000; advances under the line accrue interest, at the Company's option, at the prime rate (8.5 percent at December 31, 1997) or LIBOR plus
 2.25 percent (7.97 percent at December 31, 1997); the line is secured by substantially all of the Company's assets and
 expires on October 31, 2002....................................       6,395
Capital leases..................................................         477
                                                                     -------
  Total debt and capital leases.................................      26,855
Less: Current maturities........................................       1,810
                                                                     -------
Long-term portion...............................................     $25,045
                                                                     =======

  The promissory note to shareholders represents the cash portion of the purchase price of the Interstate acquisition owed to the former owners of Interstate, who became shareholders of PMT Holdings on December 16, 1997. The amount was paid to these shareholders on January 2, 1998, and was financed by the term loan of $20 million.

  The revolving line of credit and term loan agreements require that the Company meet certain covenants that, among other things, require maintenance of ratios related to leverage and cash flow and limit the level of capital expenditures.

  Maturities of debt and capital leases are as follows:

                                                  DEBT       LEASES      TOTAL
                                                 ------- -------------- -------
                                                         (IN THOUSANDS)
     1998....................................... $ 1,630      $233      $ 1,863
     1999.......................................   2,520       218        2,738
     2000.......................................   2,720        98        2,818
     2001.......................................   2,920       --         2,920
     2002.......................................   9,795       --         9,795
     Thereafter.................................   6,793       --         6,793
     Amount representing interest...............     --        (72)         (72)
                                                 -------      ----      -------
                                                 $26,378      $477      $26,855
                                                 =======      ====      =======

  The fair value of long-term debt, including the current portion, approximates fair value because all amounts outstanding at December 31, 1997, were issued in the current year and are representative of the terms and interest rates that would be available to the Company at December 31, 1997. As a hedge against exposure to interest rate risk, the Company entered into an interest rate swap agreement which becomes effective July 8, 1998, to exchange the variable interest rate obligations for fixed rate obligations on a portion of the outstanding principal balance of the $20 million term loan described above. The fixed rate under the swap is 5.9 percent. Net payments or receipts under the agreement will be included in interest

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES expense. The Company is exposed to credit losses in the event of counterparty nonperformance, but does not currently anticipate any such losses because the counterparties are established, reputable financial institutions. The agreement terminates in January, 2000.

9. INCOME TAXES:

  The provision for income taxes from continuing operations consists of the following:

                              THE COMPANY                THE PREDECESSOR
                             -------------- ------------------------------------------
                             APRIL 1, 1997, JANUARY 1, 1997,
                                THROUGH         THROUGH       YEAR ENDED   YEAR ENDED
                              DECEMBER 31,     MARCH 31,     DECEMBER 31, DECEMBER 31,
                                  1997            1997           1996         1995
                             -------------- ---------------- ------------ ------------
                             (IN THOUSANDS)               (IN THOUSANDS)
   Current:
     Federal...............       $706           $(144)         $1,277       $1,690
     State and local.......        125             --              264          366
                                  ----           -----          ------       ------
                                   831            (144)          1,541        2,056
                                  ----           -----          ------       ------
   Deferred:
     Federal...............        128             206             291          (97)
     State and local.......         24              12              56          (19)
                                  ----           -----          ------       ------
                                   152             218             347         (116)
                                  ----           -----          ------       ------
     Total provision.......       $983           $  74          $1,888       $1,940
                                  ====           =====          ======       ======

  The reconciliation of income tax from continuing operations computed at the U.S. federal statutory tax rate to the Company's effective income tax rate is as follows:

                              THE COMPANY                THE PREDECESSOR
                             -------------- ------------------------------------------
                             APRIL 1, 1997, JANUARY 1, 1997,
                                THROUGH         THROUGH       YEAR ENDED   YEAR ENDED
                              DECEMBER 31,     MARCH 31,     DECEMBER 31, DECEMBER 31,
                                  1997            1997           1996         1995
                             -------------- ---------------- ------------ ------------
                             (IN THOUSANDS)               (IN THOUSANDS)
   Federal statutory income
    tax rate...............       34.0%           34.0%           34.0%        34.0%
   State income tax rate,
    net of federal
    benefit................        4.0             3.8             4.3          4.5
   Other items.............        0.9             0.5             0.3          0.5
                                  ----           -----          ------       ------
   Net effective tax rate..       38.9%           38.3%           38.6%        39.0%
                                  ====           =====          ======       ======

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

  Deferred tax assets and liabilities are composed of the following:

                                           THE COMPANY      THE PREDECESSOR
                                          -------------- ----------------------
                                           DECEMBER 31,  MARCH 31, DECEMBER 31,
                                               1997        1997        1996
                                          -------------- --------- ------------
                                          (IN THOUSANDS)     (IN THOUSANDS)
   Current deferred tax assets
    (liabilities):
     Accounts receivable.................     $(460)       $190        $(85)
     Accrued expenses....................       283         757         724
                                              -----        ----        ----
       Total current deferred tax assets
        (liabilities)....................     $(177)       $947        $639
                                              =====        ====        ====
   Noncurrent deferred tax assets
    (liabilities):
     Depreciation and amortization.......     $(175)       $--         $--
     Employee benefits...................       --          --          526
     Deferred compensation...............       218         --          --
                                              -----        ----        ----
       Total noncurrent deferred tax
        assets (liabilities).............     $  43        $--         $526
                                              =====        ====        ====

  The Predecessor was included in the federal and state consolidated tax returns of UP and its subsidiaries prior to inception. The tax expense recorded by the Predecessor approximates what would have been recorded had the Predecessor filed separate tax returns.

10. STOCKHOLDERS' EQUITY:

PREFERRED STOCK

  The Company has one class of $0.01 par value Series A Preferred Stock (preferred stock). Holders of the preferred stock are entitled to receive dividends in cash at the per annum rate of 12 percent of the original issuance price of a preferred share as, if and when declared by the Board of Directors of the Company at its sole discretion. So long as any shares of preferred stock are outstanding, the Company may not pay or declare any dividend on or with respect to any shares of common stock. Upon liquidation, the holders of preferred stock are entitled to receive, prior and in preference to any distribution to any holder of common stock, for each share of preferred stock, an amount per share equal to the original issuance price of such share, plus the aggregate amount of all dividends declared, if any, less the aggregate amount of all distributions, including payments of dividends. In general, the holders of preferred stock are not entitled to vote on any matters submitted to the vote of stockholders except as set forth in the Company's Certificate of Incorporation. Additionally, upon the closing of an initial public offering by the Company, each share of preferred stock automatically converts to shares of common stock based on the ratio of preferred stock original issuance price divided by the initial public offering price of common stock. No dividends have been declared on preferred stock. In connection with the Company's initial public offering the Company plans to redeem all outstanding preferred stock at face value prior to conversion to Common Stock.

COMMON STOCK

  The Company has one class of $0.01 par value common stock. Each holder of the Company's common stock is entitled to one vote for every share of common stock owned. In connection with the purchase of ICI and ICS, the Company issued 1,353,750 shares of common stock, which were valued at $3.32 per share.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

STOCKHOLDERS' AGREEMENT

  The common and preferred stockholders are parties to a Stockholders' Agreement that, among other items, places restrictions upon the transfer of securities, gives the Company and other then existing stockholders the right of first refusal to purchase securities offered for sale and includes other rights. The Stockholders' Agreement will be canceled in connection with the successful completion of the Company's initial public offering.

WARRANTS

  The Company issued 18,421 warrants to UP in connection with the acquisition of PMT on March 31, 1997. The exercise price is $10 per warrant, and each warrant entitles UP to purchase one share of preferred stock and nine and one-half shares of common stock. The warrants expire on March 31, 2007. The warrants were valued using the Black-Scholes model.

DIVIDENDS

  On March 31, 1997, prior to the acquisition by PMT Holdings, the Predecessor declared a dividend of $23,222,000.

ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Restated Certificate of Incorporation and Amended and Restated By-laws and Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company or limit the price that certain investors may be willing to pay in the future for shares of the common stock. These provisions (i) classify the Company's Board of Directors into three classes, each of which will serve for different three year periods; (ii) provide that only the Board of Directors or certain members thereof or officers of the Company may call special meetings of the stockholders; and (iii) authorize the issuance of "blank check" preferred stock having such designations, rights and preferences as may be determined from time to time by the Board of Directors.

11. STOCK OPTION PLANS:

  On March 31, 1997, the Company adopted the Service Stock Option Agreement (the Option Plan). The Option Plan assigned eligible employees options to purchase shares of the Company's common and preferred stock at a price generally not less than the fair value of the common and preferred stock on the date of grant. Under the Option Plan, 70,000 options were granted at $11.24 per option unit (each option unit allows the holder to purchase nine and one-half shares of common stock and one share of preferred stock). The combined fair value of the preferred and common stock on the date of grant was $10.00, the price paid in formation of the Company on March 31, 1997. Options under the Option Plan vest and become exercisable ratably on April 1 of each of 1998, 1999, 2000 and 2001 (25 percent of the options may be exercised each year). Options, if not previously exercised, expire ten years from the date of grant.

  On March 31, 1997, the Company also adopted the Supplemental Stock Option Agreement (the Supplemental Option Plan). This plan assigned eligible employees options to purchase shares of the Company's common and preferred stock at a price generally not less than the fair value of the common and preferred stock on the date of the grant. Under the Supplemental Option Plan, 40,000 options were granted at $40.00 per option unit (each option unit allows the holder to purchase one share of common stock and one share of preferred stock). Combined fair value of the preferred and common stock on the date of grant was $10.00, the price paid in formation of the Company on March 31, 1997. All options under the Supplemental Option Plan fully vested on March 31, 1997, and expire six years from that date.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                                                                     WEIGHTED
                                                                     AVERAGE
                                                          OPTIONS EXERCISE PRICE
                                                          ------- --------------
   Outstanding at March 31, 1997.........................     --      $  --
     Granted............................................. 110,000      21.70
                                                          -------     ------
   Outstanding at December 31, 1997...................... 110,000     $21.70
                                                          =======     ======
   Options exercisable at year-end.......................  40,000     $40.00
                                                          =======     ======

  There were no options exercised, forfeited or expired from inception through December 31, 1997.

  The following summarizes information about stock options outstanding at December 31, 1997:

                                                     WEIGHTED
                                        OPTIONS       AVERAGE       WEIGHTED
                                     OUTSTANDING AT  REMAINING    AVERAGE FAIR
   EXERCISE                           DECEMBER 31,  CONTRACTUAL VALUE OF OPTIONS
     PRICE                                1997         LIFE         GRANTED
   --------                          -------------- ----------- ----------------
   $11.24...........................     70,000      2.5 years       $0.47
   $40.00...........................     40,000        6 years       $0.00

  The fair value of each option granted since March 31, 1997, was estimated on the date of the grant using the Black-Scholes option-pricing model. For the Option Plan, an expected life of four years, a risk-free interest rate of 6.60 percent and no expected dividends were assumed. For the Supplemental Option Plan, an expected life of six years, a risk-free interest rate of 6.83 percent and no expected dividends were assumed.

  Had compensation costs for the Company's stock-based compensation plans been determined based upon the fair value at grant dates for awards under those plans consistent with the method prescribed by SFAS No. 123, the Company's net income would have been reduced by $6,000.

12. EARNINGS PER SHARE:

  Earnings per share are as follows:

                                                FOR THE NINE MONTHS ENDED
                                                    DECEMBER 31, 1997
                                            ----------------------------------
                                                                     PER SHARE
                                                INCOME      SHARES     AMOUNT
                                            -------------- --------- ---------
                                            (IN THOUSANDS)
   Basic earnings per share:
     Income before extraordinary loss......     $1,545                 $0.45
     Extraordinary loss, net of tax........       (129)                (0.04)
                                                ------                 -----
       Net income..........................     $1,416     3,403,480   $0.41
                                                ======                 =====
   Options outstanding.....................                  573,335
   Warrants outstanding....................                  164,226
   Diluted earnings per share:
     Income before extraordinary loss......     $1,545                 $0.37
     Extraordinary loss, net of tax........       (129)                (0.03)
                                                ------     ---------   -----
       Net income..........................     $1,416     4,141,041   $0.34
                                                ======     =========   =====
   Supplemental pro forma earnings per
    share before extraordinary loss:
     Basic.................................     $1,416     8,430,233   $0.17
                                                ======     =========   =====
     Diluted...............................     $1,416     9,003,568   $0.16
                                                ======     =========   =====

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

  Options to purchase 40,000 common shares were excluded from the computation of diluted earnings per share because the options' exercise price was greater than the market price of the common shares.

  Supplemental pro forma earnings per share have been presented to show the effect of the Company's proposed initial public offering of common stock and the shares issued in connection with the Stutz and Cross Con acquisitions as if such shares were outstanding for the period from April 1, 1997, to December 31, 1997.

  As a result of the acquisition of the Predecessor by the Company, earnings per share are not comparable and have therefore not been presented for the Predecessor.

13. EXTRAORDINARY LOSS:

  In connection with the acquisition of Interstate on December 16, 1997, loan fees of $215,000 were written off in connection with the early extinguishment of debt. The loan fees, net of income taxes of $86,000, were recorded in the accompanying statements of operations as an extraordinary loss.

14. RELATED-PARTY TRANSACTIONS:

  During the period from inception through December 31, 1997, the Company paid $75,000 in management fees and $100,000 in acquisition-related consulting fees to Eos. Under an Amended and Restated Management Consulting Agreement dated as of December 16, 1997, between the Company and Eos Management, Inc. (EMI), the Company pays EMI a monthly management fee of $10,417 for management consulting services rendered to the Company. The management fee is payable whether or not EMI has performed any services during the term of the agreement. Upon consummation of this offering, such management agreement will be terminated. Following this offering, the Company may from time to time retain EMI to provide management consulting services in connection with specific transactions. Such arrangements will be on terms no less favorable than those that would be available in a similar transaction with an unrelated third party. The Company provides over-the-road transportation services and purchases linehaul transportation services from UP and its subsidiaries of $6.1 million and $5.8 million, respectively, since inception.

  The Predecessor provided over-the-road transportation services and purchased linehaul transportation services from UP and its subsidiaries. During the three-month period ended March 31, 1997, and the years ended December 31, 1996 and 1995, revenues earned by the Predecessor from UP and its subsidiaries related to over-the-road transportation services were $2.2 million, $4.8 million and $4.1 million, respectively. Purchased transportation costs from UP and its subsidiaries were $2.7 million, for the three-month period ended March 31, 1997, $13.5 million for the year ended December 31, 1996, and $10.6 million from UP and its subsidiaries for the year ended December 31, 1995.

  Prior to its acquisition, the Predecessor participated in benefit plans and the other employee benefit services provided by UP and its affiliates (Note
15). UP and its affiliates also provided tax advice; tax return preparation services; corporate secretarial services; legal advice; treasury, banking, cash management and accounting services; services involving the acquisition of insurance coverage and related services, all at no cost to the Predecessor. Additionally, the Predecessor from time to time advanced excess cash to UP (Note 4).

15. EMPLOYEE BENEFITS:

  Prior to its acquisition, eligible employees of the Predecessor participated in the pension and postretirement benefit plans of SP and UP. The Predecessor recorded benefit charges related to these plans of $0, $266,000 and $167,000 for the period ended March 31, 1997, and for the years ended December 31, 1996 and 1995, respectively, for its proportionate share of the benefit plans as directed by its parent. In connection with the purchase of PMT by PMT Holdings, active participants of the plans became fully vested in their benefits accrued to date and the obligation was assumed by UP.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

  The Company adopted two 401(k) plans (the Plans) in 1997. A plan was adopted for PMT employees in July 1997 and for rail service employees in October 1997. All employees who meet certain service requirements are eligible to participate. The Company matched 100 percent of the first 3 percent contributed by employees to the Plans during the year ended December 31, 1997. In addition, the Company maintains a 401(k) plan for Interstate employees. The Company matched 25 percent of the first 4 percent contributed by Interstate employees to the plan since the date of acquisition for the period ended December 31, 1997. Total expense related to these plans was $59,000 for the nine months ended December 31, 1997.

16. COMMITMENTS AND CONTINGENCIES:

LEGAL PROCEEDINGS AND CONTINGENCIES

  The Company is a party to various legal proceedings, claims and assessments arising in the normal course of its business activities. Interstate is a named defendant in a class action filed in July 1997 in the State of California, Los Angeles. Superior Court, Central District, alleging, among other things, breach of fiduciary duty, unfair business practices, conversion and money had and received in connection with monies allegedly wrongfully deducted from truck drivers' earnings. Plaintiffs have demanded in excess of $8.8 million, together with unspecified punitive damages, costs and interest, as well as equitable relief. The Company intends to defend this action vigorously and believes that its defenses are meritorious. There can be no assurance, however, as to a favorable outcome of the action and an adverse outcome could have a material adverse effect on the Company. Based upon information presently available and in light of legal and other defenses and insurance coverage, management does not expect these legal proceedings, claims and assessments, individually or in the aggregate, to have a material adverse impact on the Company's consolidated financial position or operations.

OPERATING LEASE COMMITMENTS

  The Company leases office space and equipment under noncancellable lease agreements that expire at various dates.

  The following is a schedule of future minimum lease payments required under the Company's leases at December 31, 1997:

                                                                    OPERATING
                                                                      LEASES
                                                                  --------------
                                                                  (IN THOUSANDS)
     1998........................................................     $1,390
     1999........................................................        988
     2000........................................................        844
     2001........................................................        716
     2002........................................................        716
     Thereafter..................................................      3,164
                                                                      ------
     Total minimum lease payments................................     $7,818
                                                                      ======

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with certain of its executive officers, with remaining service periods ranging from 2.5 to 3.5 years. The agreements provide for certain payments to each officer upon termination of employment, other than as a result of death, disability in most cases or justified cause, as defined. The aggregate estimated commitment under these agreements was $2,767,000 at December 31, 1997. Under the employee agreements, the Board of Directors may award an annual bonus to certain of the executives in an amount up to $99,000 based on the attainment of certain operating income targets.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

17. SUBSEQUENT EVENTS:

  In April 1998, the Company acquired all of the capital stock of Intraco, Inc. (referred to as "Stutz & Company" or "Stutz") for $400,000 in cash plus 217,142 shares of the Company's common stock. Up to 126,664 of such shares of common stock are subject to forfeiture in the event Stutz's operating performance (revenue of $0.5 million per quarter) fails to meet certain levels over the two year period subsequent to the purchase. Stutz is a provider of transportation services, including intermodal marketing, cartage, and freight consolidation and handling.

  EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT

  In June 1998, the Company acquired all of the capital stock of Cross Con Terminals, Inc. and Cross Con Transport, Inc. (collectively, Cross Con) for $9.6 million in cash plus 541,500 shares of the Company's common stock. In addition, the agreement provides that up to $1.5 million additional proceeds may be paid to Cross Con if it meets certain operating performance levels from January 1, 1998 through December 31, 1998 Richard Hyland is entitled to the full $1.5 million payment if earnings before interest and taxes exceed $3.0 million during the performance period. Such payment may be made in either cash or Common Stock at fair market value, at the election of Richard Hyland. The additional payment, if any, will be recorded as purchase price when the target is achieved. In order to finance the acquisition, the Company amended its Credit Agreement to increase the availability thereunder. Cross Con is a provider of intermodal marketing services.

  The Company filed a registration statement on Form S-1 related to an initial public offering (IPO) of common stock in May 1998. The Company plans to use a portion of the proceeds of the IPO to redeem all of the outstanding shares of preferred stock for a face value of $3,150,000 and will create a new stock option plan. If the IPO is not consummated, these events may not occur or may occur at a later date.

                   PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                        MARCH 31,  DECEMBER 31,
                                                          1998         1997
                                                       ----------- ------------
                                                       (UNAUDITED)
                        ASSETS
Current Assets:
  Cash and cash equivalents...........................   $    87     $    86
  Accounts receivable, net of allowances of $804, and
   $763, respectively.................................    19,877      20,729
  Prepaid expenses and other..........................       647         765
                                                         -------     -------
    Total current assets..............................    20,611      21,580
                                                         -------     -------
Property and Equipment:
  Property and equipment, at cost.....................     2,267       1,880
  Accumulated depreciation............................      (259)       (146)
                                                         -------     -------
    Property and equipment, net.......................     2,008       1,734
Other Assets:
  Intangible assets, net..............................    32,489      32,717
  Deferred income taxes...............................        38          43
  Other assets........................................       988         993
                                                         -------     -------
    Total assets......................................   $56,134     $57,067
                                                         =======     =======
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt and capital
   leases.............................................   $ 2,459     $ 1,810
  Accounts payable....................................    10,868      10,068
  Accrued expenses....................................     8,946       9,447
  Income taxes payable................................       437         389
  Deferred income taxes...............................       143         177
                                                         -------     -------
    Total current liabilities.........................    22,853      21,891
Long-Term Liabilities:
  Employee benefits...................................       678         672
  Long-term debt and capital leases...................    22,079      25,045
                                                         -------     -------
    Total liabilities.................................    45,610      47,608
                                                         -------     -------
Stockholders' Equity:
  Preferred stock: $0.01 par value, 600,000 shares
   authorized, 350,000 shares issued and outstanding
   as of March 31, 1998, and December 31, 1997........         4           4
  Common stock: $0.01 par value, 5,700,000 shares
   authorized, 4,678,750 shares issued and outstanding
   as of March 31, 1998, and December 31, 1997........         5           5
  Warrants: 18,421 outstanding........................        53          53
  Additional paid-in capital..........................     7,981       7,981
  Retained earnings...................................     2,481       1,416
                                                         -------     -------
    Total stockholders' equity........................    10,524       9,459
                                                         -------     -------
    Total liabilities and stockholders' equity........   $56,134     $57,067
                                                         =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                   PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

  The consolidated financial statements of the Company and the Predecessor are not comparable in certain respects.

                               THE COMPANY   THE PREDECESSOR
                             --------------- ---------------
                              THREE MONTHS    THREE MONTHS
                             ENDED MARCH 31, ENDED MARCH 31,
                                  1998            1997
                             --------------- ---------------
                               (UNAUDITED)
Revenues....................   $   50,362        $19,538
Cost of Transportation and
 Services...................       42,003         16,498
                               ----------        -------
    Net revenues............        8,359          3,040
Operating Expenses:
  Selling, general and
   administrative expenses..        5,634          2,300
  Depreciation and
   amortization.............          341             37
  Transaction costs.........          --             510
                               ----------        -------
    Income from operations..        2,384            193
Interest Expense............          554            --
                               ----------        -------
    Income before income tax
     provision..............        1,830            193
Income Tax Provision........          765             74
                               ----------        -------
    Net income..............   $    1,065        $   119
                               ==========        =======
Income Per Share:
  Basic.....................   $     0.23
                               ==========
  Diluted...................   $     0.19
                               ==========
Weighted Average Shares
 Outstanding:
  Basic.....................    4,678,750
                               ==========
  Diluted...................    5,604,877
                               ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                   PACER INTERNATIONAL, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                   THE COMPANY
                         ---------------------------------------------------------------
                                                                RETAINED
                                                   ADDITIONAL   EARNINGS
                         PREFERRED COMMON           PAID-IN   (ACCUMULATED STOCKHOLDERS'
                           STOCK   STOCK  WARRANTS  CAPITAL     DEFICIT)      EQUITY
                         --------- ------ -------- ---------- ------------ -------------
DECEMBER 31, 1997.......    $ 4     $ 5     $53      $7,981      $1,416       $ 9,459
  Net income
   (unaudited)..........      0       0       0           0       1,065         1,065
                            ---     ---     ---      ------      ------       -------
MARCH 31, 1998
 (unaudited)............    $ 4     $ 5     $53      $7,981      $2,481       $10,524
                            ===     ===     ===      ======      ======       =======



  The accompanying notes are an integral part of these consolidated financial statements.

                   PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

  The consolidated financial statements of the Company and the Predecessor are not comparable in certain respects.

                                                  THE COMPANY   THE PREDECESSOR
                                                --------------- ---------------
                                                 THREE MONTHS    THREE MONTHS
                                                ENDED MARCH 31, ENDED MARCH 31,
                                                     1998            1997
                                                --------------- ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................     $ 1,065        $    119
  Adjustments to reconcile net income to net
   cash provided by (used in) operating
   activities:
    Depreciation and amortization..............         341              37
    Deferred income taxes......................         (29)            218
  Changes in operating assets and liabilities:
    Decrease (increase) in accounts receivable,
     net of allowances.........................         852           3,515
    Decrease (increase) in prepaid expenses and
     other.....................................         118            (335)
    Decrease (increase) in other assets........           5             (10)
    Increase (decrease) in accounts payable....         800          (1,165)
    Increase (decrease) in accrued expenses....        (501)            346
    Increase (decrease) in income taxes
     payable...................................          48            (949)
    Increase (decrease) in employee benefits...           6          (1,361)
                                                    -------        --------
      Net cash provided by (used in) operating
       activities..............................       2,705             415
                                                    -------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...........        (387)            (71)
                                                    -------        --------
      Net cash used in investing activities....        (387)            (71)
                                                    -------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds on long-term debt...................       1,202             --
  Principal payments on long-term debt.........      (3,519)            --
  Decrease (increase) in advances to
   affiliates..................................         --           21,865
  Dividend paid................................         --          (23,222)
                                                    -------        --------
      Net cash used in financing activities....      (2,317)         (1,357)
                                                    -------        --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS...................................           1          (1,013)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD........................................          86           2,636
                                                    -------        --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.....     $    87        $  1,623
                                                    =======        ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the year for:
    Interest...................................     $   289        $    --
                                                    =======        ========
    Income taxes...............................     $   418        $  1,125
                                                    =======        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION AND NATURE OF OPERATIONS:

THE COMPANY

  PMT Holdings, Inc. (PMT Holdings), a Delaware corporation, was formed on March 31, 1997 (inception), to acquire all of the capital stock of Pacific Motor Transport Company (PMT) in a management buyout that was funded in part by Eos Partners, L.P. (Eos). On March 31, 1997, PMT Holdings acquired all issued and outstanding shares of PMT from Union Pacific Railroad Company and its subsidiaries (UP) for approximately $13 million in cash and warrants to purchase 18,421 units of PMT Holdings stock. Each unit represents one share of common stock and one share of preferred stock and may be purchased by UP for $10 per unit. The purchase of PMT was accounted for using the purchase method of accounting. Prior to acquisition, PMT was a provider of truckload freight services and intermodal marketing services. On December 16, 1997, PMT Holdings acquired all of the capital stock of Interstate Consolidation, Inc. (ICI) and Interstate Consolidation Service, Inc. (ICSI) and its wholly owned subsidiary, Intermodal Container Service, Inc. (IMCS) (ICI, ICSI and IMCS, collectively, Interstate) by issuing $20 million in promissory notes and 1,353,750 shares of PMT Holdings stock. The acquisition of Interstate was accounted for using the purchase method of accounting. Interstate is a multipurpose provider of transportation services, including intermodal marketing, cartage, and freight consolidation and handling. In May 1998, PMT Holdings was renamed Pacer International, Inc. (Pacer International) and its subsidiaries reorganized. The name change has been given retroactive application in these consolidated financial statements.

  The consolidated balance sheets as of March 31, 1998, and December 31, 1997, and the consolidated statements of operations, changes in stockholders' equity and cash flows for the three months ended March 31, 1998, include the accounts of Pacer International, a Delaware corporation, and its wholly owned subsidiaries (the Company). The wholly owned subsidiaries are Pacer Transport, Pacer Logistics and Pacer Rail/Mechanical/Services LLC.

THE PREDECESSOR

  The statements of operations, stockholders' equity and cash flows for the three months ended March 31, 1997, include the accounts of PMT (the Predecessor), with its two operating divisions, Pacer and ABL-Trans.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

QUARTERLY FINANCIAL DATA

  The consolidated financial statements presented herein include the accounts of the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The company believes that the disclosures are adequate to make the information presented not misleading, although certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the company's results of operations, financial position and cash flows. The consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NEW ACCOUNTING PRONOUNCEMENTS

  In 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." In 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 130 establishes standards to measure all changes in equity that result from transactions and other economic events other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. SFAS No. 131 introduces a new model for segment reporting called the "management approach." The management approach is based on the manner in which management organizes segments within a company for making operating decisions and assessing performance. The management approach replaces the notion of industry and geographic segments. SFAS No. 133 modifies the method of accounting for derivative instruments. The Company will adopt SFAS No. 130 and SFAS No. 131 in 1998 and SFAS No. 133 in 2000. The Company believes that adoption of SFAS No. 130 will not significantly affect the Company's financial position, results of operations or financial statement presentation. The adoption of SFAS No. 131 will require the Company to disclose additional information about its business segments. The adoption of SFAS No. 133 will require the Company to modify its method of accounting for its interest rate hedging activities. Based on information currently available, the Company does not expect the adoption of SFAS No. 133 to have significant impact on its financial position or results of operations.

  In 1998, the AICPA issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The Company will adopt SOP 98-1 in 1999. The adoption of SOP 98-1 will require the Company to modify its method of accounting for software. Based on information currently available, the Company does not expect the adoption of SOP 98-1 to have a significant impact on its financial position or results of operations.

3. INTANGIBLE ASSETS:

  Intangible assets consisted of the following:

                                                          MARCH 31, DECEMBER 31,
                                                            1998        1997
                                                          --------- ------------
                                                              (IN THOUSANDS)
   Goodwill..............................................  $32,479    $32,479
   Financing costs.......................................      430        430
   Covenant not to compete...............................       65         65
                                                           -------    -------
                                                            32,974     32,974
   Less: Accumulated amortization........................     (485)      (257)
                                                           -------    -------
     Total intangible assets.............................  $32,489    $32,717
                                                           =======    =======

  Amortization expense for the three months ended March 31, 1998, was $228,000, and $257,000 for the nine months ended December 31, 1997.

4. ACQUISITIONS:

  From inception through December 31, 1997, the Company effected two acquisitions. The initial acquisition of PMT by Pacer International occurred on March 31, 1997, and the acquisition of Interstate

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

occurred on December 16, 1997. The purchase price, certain costs related to the acquisitions, and the allocation of the purchase price to the underlying net assets acquired in the acquisitions were as follows:

                                                             PMT     INTERSTATE
                                                          --------- ------------
                                                          MARCH 31, DECEMBER 16,
                                                            1997        1997
                                                          --------- ------------
                                                              (IN THOUSANDS)
   Purchase price........................................  $13,215    $ 24,472
   Acquisition costs.....................................      --          770
                                                           -------    --------
       Total purchase price..............................   13,215      25,242
                                                           -------    --------
   Less: Value assigned to assets and liabilities:
     Current assets......................................    9,803      13,011
     Long-term assets....................................      281       2,222
     Current liabilities.................................   (8,386)    (10,024)
     Long-term liabilities...............................      --         (929)
                                                           -------    --------
                                                             1,698       4,280
                                                           -------    --------
       Goodwill..........................................  $11,517    $ 20,962
                                                           =======    ========

  The Company accounted for these acquisitions under the purchase method of accounting. The allocation of the purchase price to the underlying net assets acquired is based upon preliminary estimates of the fair value of the net assets, which may be revised at a later date. It is anticipated that any purchase price allocation adjustments will be made within one year from the date of acquisition. Management does not believe that the final allocations of the purchase prices will have a material effect on the Company's financial position or results of operations. In connection with the acquisitions, the Company issued 142,500 shares of common stock, which were valued at $31.50 per share, and issued warrants to purchase 18,421 units. Warrants were valued at their estimated fair value using the Black-Scholes model. Results of operations of the entities acquired are included in the consolidated financial statements subsequent to their purchase date.

  Results of operations of the purchased entities are included in the consolidated financial statements subsequent to the purchase date. Pro forma operating results of the Company, assuming that all acquisitions before March 31, 1998, were purchased on the first day of the period presented, are as follows:

                                                            MARCH 31, MARCH 31,
                                                              1998      1997
                                                            --------- ---------
                                                                (DOLLARS IN
                                                             THOUSANDS, EXCEPT
                                                              PER SHARE DATA)
   Revenues................................................ $  50,362 $  38,488
                                                            ========= =========
   Net income.............................................. $   1,065 $     517
                                                            ========= =========
   Earnings per share:
     Basic................................................. $    0.23 $    0.11
                                                            ========= =========
     Diluted............................................... $    0.19 $    0.09
                                                            ========= =========
   Weighted average shares outstanding:
     Basic................................................. 4,678,750 4,678,750
                                                            ========= =========
     Diluted............................................... 5,471,934 5,471,934
                                                            ========= =========

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

  Pro forma adjustments were made to reflect interest expense on cash consideration, amortization of goodwill, compensation differentials and income taxes as if the entities were combined and subject to the Company's effective tax rate for the periods presented.

  In April 1998, the Company acquired all of the capital stock of Intraco, Inc. (referred to as "Stutz & Company" or "Stutz") for $400,000 in cash plus 217,142 shares of the Company's common stock. Up to 126,664 shares of such common stock are subject to forfeiture in the event Stutz's operating performance (revenue of $0.5 million per quarter) fails to meet certain levels over the two year period subsequent to the purchase. Stutz is a provider of transportation services, including intermodal marketing, cartage and freight consolidation and handling.


  In June 1998, the Company acquired all of the capital stock of Cross Con Terminals, Inc. and Cross Con Transport, Inc. (collectively, Cross Con) for $9.6 million in cash plus 541,500 shares of the Company's common stock. In addition, the agreement provides that up to $1.5 million additional proceeds may be paid to Cross Con if it meets certain operating performance levels from January 1, 1998 through December 31, 1998 Richard Hyland is entitled to the full $1.5 million payment if earnings before interest and taxes exceed $3.0 million during the performance period. Such payment may be made in either cash or Common Stock at fair market value, at the election of Richard Hyland. The additional payment, if any, will be recorded as purchase price when the target is achieved. In order to finance the acquisition, the Company amended its Credit Agreement to increase the availability thereunder. Cross Con is a provider of intermodal marketing services.

5. DEBT AND CAPITAL LEASES:

  Debt of the Company as of March 31, 1998, and December 31, 1997, consisted of the following:

                               MARCH 31, DECEMBER 31,
                                 1998        1997
                               --------- ------------
                                   (IN THOUSANDS)
   Promissory note to
    shareholders.............   $   --     $19,983
   Term loan in the amount of
    $20,000..................    20,000        --
   Revolving line of credit
    in an amount up to
    $12,000..................     4,104      6,395
   Capital leases............       434        477
                                -------    -------
     Total debt and capital
      leases.................    24,538     26,855
   Less: Current maturities..     2,459      1,810
                                -------    -------
   Long-term portion.........   $22,079    $25,045
                                =======    =======

  The promissory note to shareholders represents the cash portion of the purchase price of the Interstate acquisition owed to the former owners of Interstate, who became shareholders of the Company on December 16, 1997. The amount was paid to these shareholders on January 2, 1998, and was financed by the term loan of $20 million.

  The revolving line of credit and term loan agreements require that the Company meet certain covenants that, among other things, require maintenance of ratios related to leverage and cash flow and limit the level of capital expenditures.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


6. EARNINGS PER SHARE:

  Earnings per share are as follows:

                                                   FOR THE THREE MONTHS
                                                   ENDED MARCH 31, 1998
                                            ----------------------------------
                                                                     PER SHARE
                                                INCOME      SHARES    AMOUNT
                                            -------------- --------- ---------
                                            (IN THOUSANDS)
   Basic earnings per share:
     Net income............................     $1,065     4,678,750   $0.23
     Options outstanding...................                  754,956
     Warrants outstanding..................                  171,171
                                                           ---------
   Diluted earnings per share..............     $1,065     5,604,877   $0.19
                                                           =========
   Supplemental pro forma earnings per
    share:
     Basic.................................     $1,065     8,410,857   $0.13
     Options outstanding...................                  756,756
                                                           ---------
     Diluted...............................     $1,065     9,165,813   $0.12
                                                           =========

  Supplemental pro forma earnings per share have been presented to show the effect of the Company's proposed initial public offering of common stock as if such shares were outstanding for the period from January 1, 1998 to March 31, 1998.

7. COMMITMENTS AND CONTINGENCIES:

LEGAL PROCEEDINGS AND CONTINGENCIES

  The Company is a party to various legal proceedings, claims and assessments arising in the normal course of its business activities. Interstate is a named defendant in a class action filed in July 1997 in the State of California, Los Angeles Superior Court, Central District, alleging, among other things, breach of fiduciary duty, unfair business practices, conversion and money had and received in connection with monies allegedly wrongfully deducted from truck drivers' earnings. Plaintiffs have demanded in excess of $8.8 million, together with unspecified punitive damages, costs and interest, as well as equitable relief. The Company intends to defend this action vigorously but there can be no assurance as to a favorable outcome of the action. Based upon information presently available and in light of legal and other defenses and insurance coverage, management does not expect these legal proceedings, claims and assessments, individually or in the aggregate, to have a material adverse impact on the Company's consolidated financial position or operations.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with certain of its executive officers with remaining service periods ranging from 2.5 to 3.5 years. The agreements provide for certain payments to each officer upon termination of employment other than as a result of death, disability in most cases or justified cause, as defined. The aggregate estimated commitment under these agreements was $2,767,000 at March 31, 1998. Under the employee agreements, the Board of Directors may award an annual bonus to certain of the executives in an amount up to $90,000 based on the attainment of certain operating income targets.

                  PACER INTERNATIONAL, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)
                                  (UNAUDITED)

8. SUBSEQUENT EVENTS:

  The Company plans to file a registration statement relating to an initial public offering (IPO) of its common stock in May 1998. The Company plans to use a portion of the proceeds of the IPO to redeem all of the outstanding shares of Preferred Stock for face value of $3,150,000 and will create a new stock option plan. If the IPO is not consummated, these events may not occur or may occur at a later date.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Interstate Consolidation, Inc. and
 Interstate Consolidation Service, Inc.
 and Subsidiary:

  We have audited the accompanying combined balance sheets of Interstate Consolidation, Inc. and Interstate Consolidation Service, Inc. and subsidiary as of December 16, 1997 and December 31, 1996 and the related combined statements of earnings and retained earnings and cash flows for the period from January 1, 1997 to December 16, 1997 and the years ended December 31, 1996 and 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Interstate Consolidation, Inc. and Interstate Consolidation Service, Inc. and subsidiary as of December 16, 1997 and December 31, 1996 and the results of their operations and their cash flows for the period from January 1, 1997 to December 16, 1997 and the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.

  As discussed in note 1 to the combined financial statements, the Company changed its method of accounting for refunds from railroad transportation companies.

/s/ KPMG Peat Marwick LLP

Los Angeles, California
April 2, 1998

                       INTERSTATE CONSOLIDATION, INC. AND
                     INTERSTATE CONSOLIDATION SERVICE, INC.
                                 AND SUBSIDIARY

                            COMBINED BALANCE SHEETS

                    DECEMBER 16, 1997 AND DECEMBER 31, 1996
                                   (NOTE 10)

                                                                1997        1996
                                                             ----------- -----------
                           ASSETS
Current assets:
  Cash and cash equivalents................................. $ 3,733,241 $ 2,836,909
  Trade accounts receivable.................................   7,962,913   6,102,825
  Rail rebate receivables...................................   1,044,193     822,052
  Prepaid expenses and other current assets.................     668,869     550,218
  Note receivable from affiliate (note 3)...................         --       80,740
                                                             ----------- -----------
      Total current assets..................................  13,409,216  10,392,744
Property and equipment, at cost, less accumulated
 depreciation of $1,477,272 and $1,309,894 at December 16,
 1997 and December 31, 1996, respectively (note 2)..........     659,529     627,678
Cash surrender value of life insurance and officer advances
 (note 7)...................................................     673,581     906,230
Goodwill, less accumulated amortization of $712,963 and
 $635,347 at December 16, 1997 and December 31, 1996,
 respectively...............................................     508,012     585,628
Deferred tax assets, net (note 4)...........................       4,615         --
Other assets, at cost.......................................     320,099     328,447
                                                             ----------- -----------
                                                             $15,575,052 $12,840,727
                                                             =========== ===========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable.................................... $ 6,463,549 $ 4,823,765
  Accrued expenses..........................................   2,102,936   1,056,828
  Income taxes payable (note 4).............................     231,804      55,625
  Deferred tax liabilities, net (note 4)....................         --       97,970
                                                             ----------- -----------
      Total current liabilities.............................   8,798,289   6,034,188
Deferred compensation (note 7)..............................     673,580     504,313
                                                             ----------- -----------
      Total liabilities.....................................   9,471,869   6,538,501
                                                             ----------- -----------
Commitments, contingencies and subsequent event (notes 8, 9
 and 10)
Stockholders' equity:
  Common stock, $10 par value. Authorized 7,500 shares;
   issued and outstanding 200 shares........................       2,000       2,000
  Common stock, no par value. Authorized 2,500 shares;
   issued and outstanding 200 shares........................       8,000       8,000
  Retained earnings.........................................   6,093,183   6,292,226
                                                             ----------- -----------
      Total stockholders' equity............................   6,103,183   6,302,226
                                                             ----------- -----------
                                                             $15,575,052 $12,840,727
                                                             =========== ===========

            See accompanying notes to combined financial statements.

                       INTERSTATE CONSOLIDATION, INC. AND
                     INTERSTATE CONSOLIDATION SERVICE, INC.
                                 AND SUBSIDIARY

             COMBINED STATEMENTS OF EARNINGS AND RETAINED EARNINGS

              PERIOD FROM JANUARY 1, 1997 TO DECEMBER 16, 1997 AND
                   THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                           1997         1996         1995
                                        -----------  -----------  -----------
Revenues............................... $83,876,778  $68,562,302  $61,771,944
Direct costs of operations (note 8)....  69,630,691   55,890,331   51,089,136
                                        -----------  -----------  -----------
      Gross profit.....................  14,246,087   12,671,971   10,682,808
                                        -----------  -----------  -----------
Selling, general and administrative
 expenses (note 8).....................   9,197,863    8,927,744    8,437,466
Amortization of goodwill...............      77,616       78,631       80,879
Officers' salaries.....................     668,359    1,836,239    1,690,000
                                        -----------  -----------  -----------
                                          9,943,838   10,842,614   10,208,345
                                        -----------  -----------  -----------
      Earnings from operations.........   4,302,249    1,829,357      474,463
                                        -----------  -----------  -----------
Other income (expense):
  Interest.............................     114,761      160,669      118,481
  Other, net...........................      38,947        3,336       (9,387)
                                        -----------  -----------  -----------
                                            153,708      164,005      109,094
                                        -----------  -----------  -----------
      Earnings before income taxes.....   4,455,957    1,993,362      583,557
Income taxes (note 4)..................     921,000      363,000      237,000
                                        -----------  -----------  -----------
      Net earnings.....................   3,534,957    1,630,362      346,557
Retained earnings, beginning of
 period................................   6,292,226    4,811,864    4,465,307
Dividends paid.........................  (3,734,000)    (150,000)         --
                                        -----------  -----------  -----------
Retained earnings, end of period....... $ 6,093,183  $ 6,292,226  $ 4,811,864
                                        ===========  ===========  ===========


            See accompanying notes to combined financial statements.

                       INTERSTATE CONSOLIDATION, INC. AND
                     INTERSTATE CONSOLIDATION SERVICE, INC.
                                 AND SUBSIDIARY

                       COMBINED STATEMENTS OF CASH FLOWS

              PERIOD FROM JANUARY 1, 1997 TO DECEMBER 16, 1997 AND
                   THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                              1997         1996        1995
                                           -----------  ----------  ----------
Cash flows from operating activities:
  Net earnings............................ $ 3,534,957  $1,630,362  $  346,557
                                           -----------  ----------  ----------
  Adjustments to reconcile net earnings to
   net cash provided by operating
   activities:
    Depreciation and amortization of
     property and equipment...............     159,952     190,139     191,310
    Amortization of intangibles...........      77,616      78,631      78,631
    Deferred compensation.................     169,267     151,722     131,586
    (Gain) loss on disposition of property
     and equipment........................         --       (3,793)      9,459
    Change in assets and liabilities:
      Trade accounts receivable...........  (1,860,089) (1,730,657)    363,842
      Rail rebates receivable.............    (222,193)   (287,396)    (99,364)
      Prepaid expenses and other current
       assets.............................    (118,651)    313,554      (2,143)
      Deferred taxes......................    (102,585)     26,524     (24,454)
      Other assets........................       8,348    (291,211)        --
      Trade accounts payable and accrued
       expenses...........................   2,685,945   1,785,989    (960,959)
      Income taxes payable................     176,179       8,736     140,073
                                           -----------  ----------  ----------
        Total adjustments.................     973,789     242,238    (172,019)
                                           -----------  ----------  ----------
        Net cash provided by operating
         activities.......................   4,508,746   1,872,600     174,538
                                           -----------  ----------  ----------
Cash flows from investing activities:
  Purchases of property and equipment.....    (191,803)   (183,780)   (109,092)
  Proceeds from sale of equipment.........         --       89,455       7,201
  (Increase) decrease in cash surrender
   value of life insurance and officer
   advances...............................     232,649    (251,757)   (229,123)
                                           -----------  ----------  ----------
        Net cash provided by (used in)
         investing activities.............      40,846    (346,082)   (331,014)
                                           -----------  ----------  ----------
Cash flows from financing activities:
  Payments received on notes receivable
   from affiliates........................      80,740     108,770     100,435
  Dividends paid..........................  (3,734,000)   (150,000)        --
                                           -----------  ----------  ----------
        Net cash (used in) provided by
         financing activities.............  (3,653,260)    (41,230)    100,435
                                           -----------  ----------  ----------
        Net increase (decrease) in cash
         and cash equivalents.............     896,332   1,485,288     (56,041)
Cash and cash equivalents at beginning of
 period...................................   2,836,909   1,351,621   1,407,662
                                           -----------  ----------  ----------
Cash and cash equivalents at end of
 period................................... $ 3,733,241  $2,836,909  $1,351,621
                                           ===========  ==========  ==========
Supplemental disclosures of cash flow
 information--cash paid during the period
 for income taxes......................... $   437,769  $  326,041  $   92,444
                                           ===========  ==========  ==========

            See accompanying notes to combined financial statements.

                      INTERSTATE CONSOLIDATION, INC. AND
                    INTERSTATE CONSOLIDATION SERVICE, INC.
                                AND SUBSIDIARY

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                    DECEMBER 16, 1997 AND DECEMBER 31, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Business and Basis of Presentation

  Interstate Consolidation, Inc. and Interstate Consolidation Service, Inc. and Subsidiary (the Company) are commonly owned corporations engaged in surface-based transportation. These financial statements include the combined results of the commonly owned corporations. The Company provides trailerload operations through their third-party shippers' agent and operates as a common carrier providing service in the United States, Canada and Mexico. The Company also provides drayage and operates a bonded container freight station.

  As more fully described in note 10, the stockholders of the Company sold all their shares to a third party effective December 16, 1997. Accordingly, the financial statements for 1997 are as of and for the period ended December 16, 1997.

  All significant intercompany accounts and transactions have been eliminated.

 Revenue Recognition

  Revenues and expenses are recognized upon shipment. This method approximates the recognition of revenues and expenses when the shipment is complete. The difference between the Company's method of revenue recognition and the alternate methods recommended under Emerging Issues Task Force 91-9 is immaterial. Allowances for discounts are provided when related revenue is recorded.

  During the period from January 1, 1997 to December 16, 1997, the Company had one customer which accounted for approximately 17% of revenues. At December 16, 1997, the Company had two customers which accounted for approximately 10%, individually, of trade accounts receivable. The Company had no customers in 1995 or 1996 which accounted for greater than 10% of revenues or trade accounts receivable.

 Depreciation and Amortization

  Depreciation and amortization of property and equipment is generally calculated on the straight-line method over the estimated useful lives of the assets as follows:

        Machinery and equipment  5 to 15 years
        Furniture and fixtures   5 to 10 years
        Leasehold improvements   Lease term not to exceed
                                  economic life of related asset

  Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 10 to 40 years. The Company assesses the recoverability of goodwill through undiscounted future operating cash flows generated from the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. As of December 16, 1997, management has determined that there is no impairment of goodwill.

                      INTERSTATE CONSOLIDATION, INC. AND
                    INTERSTATE CONSOLIDATION SERVICE, INC.
                                AND SUBSIDIARY

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

 Income Taxes

  The Company accounts for income taxes under the asset and liability method of accounting for income taxes, whereby income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

 Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents for purposes of the statements of cash flows.

 Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and revenue and expenses and the disclosure of contingent assets and liabilities to prepare these combined financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

 Long-Lived Assets

  The Company accounts for long-lived assets, including intangibles, at amortized cost. As part of its ongoing review of the valuation and amortization of long-lived assets, management assesses the carrying value of such assets if the facts and circumstances suggest that it may be impaired. As a result, the Company has determined that its long-lived assets are not impaired as of December 16, 1997 and December 31, 1996.

 Accounting Change

  The Company has agreements with certain railroad companies for the use of rail services in meeting the surface-based transportation needs of the Company and a related rebate sharing agreement with a customer. These agreements provide for rebates to the Company upon attaining various levels of railroad usage and limited pass-through of such amounts to a customer, as defined. The Company changed its method of accounting for railroad rebates and related pass-through from the cash method to the accrual method. The change to the accrual method has been retroactively applied in accordance with Accounting Principle Board Opinion No. 20, and was made to more accurately match the actual costs of using railroad transportation in the Company's business with the related revenues.

 Reclassifications

  Certain reclassifications have been made to the prior years combined financial statements to conform to the 1997 presentation.

                      INTERSTATE CONSOLIDATION, INC. AND
                    INTERSTATE CONSOLIDATION SERVICE, INC.
                                AND SUBSIDIARY

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


(2) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 16, 1997 and December 31, 1996:

                                                             1997       1996
                                                          ---------- ----------
   Furniture and office equipment........................ $1,416,403 $1,247,557
   Radio system..........................................    402,752    402,752
   Dock improvements and equipment.......................    206,277    175,894
   Automotive and trailer equipment......................    111,369    111,369
                                                          ---------- ----------
       Total property and equipment......................  2,136,801  1,937,572
   Less accumulated depreciation and amortization........  1,477,272  1,309,894
                                                          ---------- ----------
       Property and equipment, net....................... $  659,529 $  627,678
                                                          ========== ==========

(3) NOTE RECEIVABLE FROM AFFILIATE

  The Company had a note receivable from a partnership whose general partners are the stockholders of the Company, which was repaid in 1997.

(4) INCOME TAXES

  Interstate Consolidation, Inc. has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and under similar provisions for California franchise tax purposes. Accordingly, the stockholders report their equity in the earnings and losses of Interstate Consolidation, Inc. on their individual Federal Income and California franchise tax returns. Interstate Consolidation Services, Inc. and Subsidiary have elected to be taxed as a C Corporation and subjected to Federal income and California state franchise taxes.

  A summary of income taxes for the period from January 1, 1997 to December 16, 1997 and the years ended December 31, 1996 and 1995 follows:

                                                       1997     1996     1995
                                                     -------- -------- --------
Federal:
  Current........................................... $557,000 $241,000 $209,000
  Deferred..........................................  198,000   22,000  (25,000)
                                                     -------- -------- --------
                                                      755,000  263,000  184,000
                                                     -------- -------- --------
State:
  Current...........................................  166,000   96,000   61,000
  Deferred..........................................      --     4,000   (8,000)
                                                     -------- -------- --------
                                                      166,000  100,000   53,000
                                                     -------- -------- --------
                                                     $921,000 $363,000 $237,000
                                                     ======== ======== ========

                      INTERSTATE CONSOLIDATION, INC. AND
                    INTERSTATE CONSOLIDATION SERVICE, INC.
                                AND SUBSIDIARY

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  Income taxes for the period from January 1, 1997 to December 16, 1997 and the years ended December 31, 1996 and 1995 differs from the amounts computed by applying the Federal statutory rate of 34% to earnings before income taxes as shown below:

                                                  1997       1996      1995
                                               ----------  --------  --------
Computed "expected" tax expense............... $1,515,000  $678,000  $198,000
Adjustment for S-Corporation earnings not
 subject to Federal income taxes..............   (861,000) (423,000)  (38,000)
State taxes, net of Federal income tax
 benefit......................................    198,000    64,000    32,000
Goodwill amortization.........................     32,000    32,000    32,000
Other.........................................     37,000    12,000    13,000
                                               ----------  --------  --------
                                               $  921,000  $363,000  $237,000
                                               ==========  ========  ========

  If the combined companies had been taxed as a C Corporation, the combined provision for income taxes and net earnings would have been $1,782,000 and $2,674,000, respectively, in 1997, $797,000 and $1,196,000, respectively, in
1996, and $233,000 and $350,000, respectively, in 1995, assuming an effective tax rate of 40%.

  The tax effect of temporary differences that give rise to significant portions of deferred tax assets at December 16, 1997 and December 31, 1996, aggregating $305,999 and $220,430, respectively, primarily relate to deferred compensation. The tax effects of temporary differences that give rise to significant portions of deferred tax liabilities at December 16, 1997 and December 31, 1996 of $301,384 and $318,400, respectively, primarily relates to rail rebate receivables and accelerated depreciation. Accordingly, the Company recognized a net deferred tax assets of $4,615 and a net deferred tax liability of $97,970 at December 16, 1997 and December 31, 1996, respectively, resulting from these temporary differences.

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

  The Internal Revenue Service is examining Interstate Consolidation Service, Inc.'s 1993 and 1994 Federal income tax returns. The amount of liability cannot be determined with certainty; however, management is of the opinion that the outcome of any tax assessment will not have a material adverse impact on the Company's financial position or results of operations.

(5) LINE OF CREDIT

  The Company had a line of credit agreement providing for unsecured borrowings of up to $1,000,000 at the lower of the prime rate or LIBOR plus 2.5%, which was guaranteed by the Company's stockholders. In connection with the sale of the outstanding stock of the Company, the line of credit was terminated (note 10). No amounts were outstanding at either December 16, 1997 or December 31, 1996.

                      INTERSTATE CONSOLIDATION, INC. AND
                    INTERSTATE CONSOLIDATION SERVICE, INC.
                                AND SUBSIDIARY

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


(6) BENEFIT PLANS

  The Company maintains an Internal Revenue Code Section 125 salary reduction "Cafeteria Plan" (the Plan) covering substantially all employees to provide health care and group term life insurance coverage. The Company may contribute any amount to the Plan determined at its sole discretion; however, such contributions cannot exceed the maximum amount deductible for Federal income tax purposes.

  In July 1996, the Company established a defined contribution plan, which has been qualified under Section 401(k) of the Internal Revenue Service Code (the Savings Plan). The Savings Plan permits participation by all employees of the Company who have completed one year of continuous service and attained the age of 21, subject to their entry into the Savings Plan on enrollment dates of January 1 or July 1 of each year. Participants may defer up to 18% of their compensation allowing participants a pretax savings on their deferrals.

  During the period from January 1, 1997 to December 16, 1997 and the year ended December 31, 1996, the amounts expensed by the Company under these plans for its share of employer contributions were immaterial. No contribution was made during 1995.

(7) CASH SURRENDER VALUE OF LIFE INSURANCE AND DEFERRED COMPENSATION AND OFFICER ADVANCES

  The Company has agreed to make certain payments to key employees of the Company upon death or retirement. In the case of retirement, the amount is based upon the cash surrender value of the life insurance policies purchased by the Company on the lives of the key employees. In the case of death, the face amount of the life insurance policy, less cumulative premiums paid, are the amounts to be paid to the designated beneficiary of the employee.

  Deferred compensation payable represents the cash surrender value of the key employees life insurance, of which $673,581 and $504,313 was outstanding at December 16, 1997 and December 31, 1996, respectively. Premiums paid in excess of the increase in cash surrender value have been charged to operations.

  The Company has made non-interest bearing advances to the officers/stockholders and or a trust for their benefit for the purpose of life insurance on the life of the stockholders, of which $401,917 was outstanding at December 31, 1996. Such amount was repaid in 1997 and no amounts were outstanding at December 16, 1997.

(8) COMMITMENTS AND RELATED PARTY TRANSACTIONS

  The Company leases a facility in Commerce, California from a partnership whose general partners are the Company's stockholders. This lease was modified in connection with the sale of the Company (note 10). The rent for this facility during the period from January 1, 1997 to December 16, 1997 and the years ended December 31, 1996 and 1995 was $457,000, $498,000 and $498,000,
respectively.

  The Company also leases trailers and equipment from the same partnership on a month-to-month basis. Rent paid to the partnership for trailers and equipment during the period from January 1 to December 16, 1997 and the years ended December 31, 1996 and 1995 was $426,000, $465,000 and $295,000,
respectively. The trailers and equipment were sold in connection with the sale of the Company (note 10).

                      INTERSTATE CONSOLIDATION, INC. AND
                    INTERSTATE CONSOLIDATION SERVICE, INC.
                                AND SUBSIDIARY

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  The Company leases certain equipment under noncancelable operating leases with third parties expiring through 2000. Future minimum lease payments under noncancelable operating leases, as of December 16, 1997, are as follows:

             12 months ending December 16:
               1998.......................... $449,000
               1999..........................   48,000
               2000..........................   14,000
                                              ========

(9) CONTINGENCIES

  The Company is involved with a purported class action lawsuit filed against itself and certain other companies in the trucking industry. The complaint alleges unfair business practices related to the utilization of independent owner/operators and seeks damages in excess of $8.8 million, together with unspecified punitive damages, costs and interest, as well as equitable relief. This matter is in the initial stages of litigation and the Company vigorously disputes the assertions and believes its defenses are meritorious. Due to the complexity of the issues involved, a favorable result is not assured and the ultimate outcome cannot presently be determined. Accordingly, no provision for any liability has been recorded.

  The Company is also involved in other matters of litigation, none of which, in the opinion of management, will have a material impact on its combined financial position or results of operations.

(10) SUBSEQUENT EVENT

  On December 16, 1997, the Company's stockholders (Stockholders) sold their entire ownership interest in the Company pursuant to a stock purchase agreement (Agreement) with a third party. In connection with the Agreement, the Stockholders also entered into (i) a 9-year and 50-week lease with the Company of the Commerce facilities providing for monthly rental of approximately $45,000 through November 2002 and approximately $52,000 thereafter through November 2007, (ii) an agreement for the transfer of certain trailers and equipment previously leased to the Company from a partnership controlled by the Stockholders and (iii) employment agreements expiring December 31, 2000.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of
Cross Con Terminals, Inc. and
Cross Con Transport, Inc.:

  We have audited the accompanying combined balance sheets of CROSS CON TERMINALS, INC. (a Delaware corporation) AND CROSS CON TRANSPORT, INC. (an Illinois corporation) (together, the "Company") as of December 31, 1997 and 1996, and the related combined statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Cross Con Terminals, Inc. and Cross Con Transport, Inc. as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Chicago, Illinois
May 22, 1998

                         CROSS CON TERMINALS, INC. AND
                           CROSS CON TRANSPORT, INC.

                            COMBINED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                                                                  1997       1996
                                                               ---------- ----------
                            ASSETS
Current Assets:
  Cash and cash equivalents................................... $1,707,392 $1,193,675
  Accounts receivable, net of allowances of $154,000 and
   $79,000 in 1997 and 1996, respectively.....................  5,386,938  4,804,301
  Prepaid expenses and other current assets...................     67,903     68,285
                                                               ---------- ----------
        Total current assets..................................  7,162,233  6,066,261
Property And Equipment, Net...................................    112,191    133,125
                                                               ---------- ----------
        Total assets.......................................... $7,274,424 $6,199,386
                                                               ========== ==========
             LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable............................................ $3,122,334 $2,676,149
  Accrued expenses............................................    411,163    339,056
  Short-term debt.............................................     38,553     50,297
                                                               ---------- ----------
        Total current liabilities.............................  3,572,050  3,065,502
                                                               ---------- ----------
Commitments And Contingencies.................................        --         --
Stockholder's Equity:
  Cross Con Terminals, Inc.--
    Common stock, $1 par value; 1,000 shares authorized; 250
     shares issued and outstanding at December 31, 1997 and
     1996.....................................................        250        250
  Cross Con Transport, Inc.--
    Common stock, no par value; 100,000 shares authorized;
     1,000 shares issued and outstanding at December 31, 1997
     and 1996.................................................        --         --
    Additional paid-in capital................................      1,000      1,000
    Retained earnings.........................................  3,701,124  3,132,634
                                                               ---------- ----------
        Total stockholder's equity............................  3,702,374  3,133,884
                                                               ---------- ----------
        Total liabilities and stockholder's equity............ $7,274,424 $6,199,386
                                                               ========== ==========

    The accompanying notes are an integral part of these combined financial statements.

                         CROSS CON TERMINALS, INC. AND
                           CROSS CON TRANSPORT, INC.

                       COMBINED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                               1997        1996        1995
                                            ----------- ----------- -----------
Revenues................................... $51,643,226 $47,488,557 $39,972,732
Cost of Transportation.....................  45,966,928  42,034,896  35,009,292
                                            ----------- ----------- -----------
      Net revenue..........................   5,676,298   5,453,661   4,963,440
Operating Expenses:
  Selling, general and administrative
   expenses................................   3,925,308   4,108,182   3,772,972
  Depreciation and amortization............      48,320      46,952      42,686
                                            ----------- ----------- -----------
      Income from operations...............   1,702,670   1,298,527   1,147,782
Interest and Other Income..................      85,042      80,184      51,982
                                            ----------- ----------- -----------
      Income before income tax provision...   1,787,712   1,378,711   1,199,764
Income Tax Provision.......................      29,337      14,100      13,660
                                            ----------- ----------- -----------
      Net income........................... $ 1,758,375 $ 1,364,611 $ 1,186,104
                                            =========== =========== ===========


    The accompanying notes are an integral part of these combined financial statements.

                         CROSS CON TERMINALS, INC. AND
                           CROSS CON TRANSPORT, INC.

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                           ADDITIONAL                  TOTAL
                                    COMMON  PAID-IN    RETAINED    STOCKHOLDER'S
                                    STOCK   CAPITAL    EARNINGS       EQUITY
                                    ------ ---------- -----------  -------------
BALANCE, JANUARY 1, 1995...........  $250    $1,000   $ 1,511,620   $ 1,512,870
  Net income.......................   --        --      1,186,104     1,186,104
  Distributions to stockholder.....   --        --       (102,044)     (102,044)
                                     ----    ------   -----------   -----------
BALANCE, DECEMBER 31, 1995.........   250     1,000     2,595,680     2,596,930
  Net income.......................   --        --      1,364,611     1,364,611
  Distributions to stockholder.....   --        --       (827,657)     (827,657)
                                     ----    ------   -----------   -----------
BALANCE, DECEMBER 31, 1996.........   250     1,000     3,132,634     3,133,884
  Net income.......................   --        --      1,758,375     1,758,375
  Distributions to stockholder.....   --        --     (1,189,885)   (1,189,885)
                                     ----    ------   -----------   -----------
BALANCE, DECEMBER 31, 1997.........  $250    $1,000   $ 3,701,124   $ 3,702,374
                                     ====    ======   ===========   ===========



    The accompanying notes are an integral part of these combined financial statements.

                         CROSS CON TERMINALS, INC. AND
                           CROSS CON TRANSPORT, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                              1997         1996        1995
                                           -----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................. $ 1,758,375  $1,364,611  $1,186,104
  Adjustments to reconcile net income to
   net cash provided
   by operating activities--
    Depreciation and amortization.........      48,320      46,952      42,686
    Gain on sale of assets................      (2,706)     (1,300)        --
    Changes in working capital--
      Accounts receivable, net............    (582,637)   (917,345)   (512,030)
      Prepaid expenses and other current
       assets.............................         382      48,125     (14,831)
      Accounts payable....................     446,185     401,743    (106,554)
      Accrued expenses....................      72,107      74,601     (17,022)
                                           -----------  ----------  ----------
        Net cash provided by operating ac-
         tivities.........................   1,740,026   1,017,387     578,353
                                           -----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment,
   net....................................     (24,680)    (13,632)    (50,479)
                                           -----------  ----------  ----------
        Net cash provided by investing ac-
         tivities.........................     (24,680)    (13,632)    (50,479)
                                           -----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to stockholder............  (1,189,885)   (827,657)   (102,044)
  Payments on short-term debt.............     (80,319)    (77,855)    (59,768)
  Proceeds from issuance of short-term
   debt...................................      86,743      72,290      67,849
  Payments on long-term debt..............     (18,168)    (78,368)   (107,187)
  Proceeds from issuance of long-term
   debt...................................         --          --       18,000
                                           -----------  ----------  ----------
        Net cash used in financing activi-
         ties.............................  (1,201,629)   (911,590)   (183,150)
                                           -----------  ----------  ----------
NET INCREASE IN CASH AND CASH EQUIVA-
 LENTS....................................     513,717      92,165     344,724
CASH AND CASH EQUIVALENTS, BEGINNING OF
 YEAR.....................................   1,193,675   1,101,510     756,786
                                           -----------  ----------  ----------
CASH AND CASH EQUIVALENTS, END OF YEAR.... $ 1,707,392  $1,193,675  $1,101,510
                                           ===========  ==========  ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for--
    Interest.............................. $     3,908  $    7,155  $   11,562
    Income taxes..........................      20,612      17,388       7,446
                                           ===========  ==========  ==========

    The accompanying notes are an integral part of these combined financial statements.

                         CROSS CON TERMINALS, INC. AND
                           CROSS CON TRANSPORT, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                       DECEMBER 31, 1997, 1996 AND 1995

1. THE COMPANY

  Cross Con Terminals, Inc. ("Terminals") and Cross Con Transport, Inc. ("Transport") (together, the "Company") operate as S Corporations and are controlled by the same stockholder. Terminals is engaged in the business of arranging, on behalf of others, for the transportation of freight over long distances. Terminals contracts with railroads to provide transportation over the long-haul portion of customer shipments and with local trucking companies, known as "drayage companies," for pickups and deliveries. Transport provides trucking services in the Chicago, Illinois, area using both owner-operator drivers and leased truck equipment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Combination

  The combined financial statements of the Company include all accounts of Terminals and Transport. All material intercompany amounts and transactions have been eliminated.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents include highly liquid investments with an original maturity of three months or less.

 Accounts Receivable

  Trade accounts receivable are reflected net of allowances for doubtful accounts. Additionally, the Company records receivables for contractually negotiated rail volume incentives in the period earned. Rail volume incentives receivable were approximately $63,000 at December 31, 1997, and $440,000 at December 31, 1996.

 Property and Equipment

  Property and equipment are recorded at historical cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which are generally five to seven years.

 Software

  Purchases of software are capitalized and amortized over 5 years using the straight-line method. Costs related to internal development of software are expensed as incurred.

                         CROSS CON TERMINALS, INC. AND
                           CROSS CON TRANSPORT, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivable. The Company sells primarily on 21-day terms, performs credit evaluation procedures on its customers and generally does not require collateral on its accounts receivable. The Company maintains an allowance for potential credit losses. One customer accounted for 15%, 19% and 19% of the combined Company's revenues in 1997, 1996 and 1995, respectively.

  No other customer accounted for greater than 10% of revenues in 1997, 1996 or 1995.

 Financial Instruments

  The carrying amounts for cash, receivables and accounts payable approximate fair value due to the short-term nature of these instruments. Other fair value disclosures are in the respective notes.

 Revenue Recognition

  Revenues and related expenses are recognized when shipment is complete.

 Net Revenues

  Net revenues represent transportation and service revenues net of associated transportation and service costs.

 Income Taxes

  The Company has elected for federal and applicable state tax reporting to include income with that of its stockholder (an S Corporation election). The income tax provision on the accompanying income statement represents a provision for state replacement taxes.

3. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following at December 31, 1997 and 1996:

                                                             1997       1996
                                                           ---------  ---------
      Leasehold improvements.............................. $   6,295  $   6,295
      Office equipment....................................   139,218    109,123
      Office furniture....................................    51,674     51,674
      Automobiles and trucks..............................   138,783    145,728
                                                           ---------  ---------
                                                             335,970    312,820
      Less--Accumulated depreciation......................  (223,779)  (179,695)
                                                           ---------  ---------
          Property and equipment.......................... $ 112,191  $ 133,125
                                                           =========  =========

  Depreciation expense for the years ended December 31, 1997, 1996 and 1995, was approximately $48,000, $47,000 and $43,000, respectively.

4. ACCRUED EXPENSES

  Accrued expenses consisted of the following at December 31, 1997 and 1996:

                                                                1997     1996
                                                              -------- --------
      Payroll................................................ $120,640 $123,987
      Vacation...............................................   54,000   49,000
      Commissions............................................   89,170   57,258
      Profit sharing.........................................   50,000   50,000
      Replacement state income tax...........................   24,163   15,438
      General and administrative expenses....................   73,190   43,373
                                                              -------- --------
          Total.............................................. $411,163 $339,056
                                                              ======== ========

                         CROSS CON TERMINALS, INC. AND
                           CROSS CON TRANSPORT, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


5. DEBT

  The Company maintains a revolving line of credit with a bank in the amount of $3,000,000 that bears interest at the bank's prime rate. The line is secured by the assets of the Company, and as of December 31, 1997 and 1996, no amounts were outstanding on the line of credit. The line requires the Company to maintain compliance with certain covenants. As of December 31, 1997 and 1996, the Company was in compliance with all of these financial covenants.

  As of December 31, 1997 and 1996, the Company has financed insurance payments in the amounts of approximately $39,000 and $32,000, respectively, at an interest rate of 9.39% and 9.50%, respectively.

  As of December 31, 1996, the Company had various vehicle loans bearing interest in the range of 7.5% to 10.17%. The loans amounted to approximately $18,000, all of which matured in 1997 and were paid off.

6. PROFIT-SHARING PLAN

  The Company has a profit-sharing plan that the Company contributes to at its discretion. The Company contributed $50,000 to the plan in each of the years ended December 31, 1997, 1996 and 1995.

7. RELATED PARTY TRANSACTIONS

  Under a formal operation agreement, the Company is provided certain agency services by a related party. The total commissions charged to the Company under this agreement were $377,000, $362,000 and $375,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

  Under a verbal agreement, the Company pays a related-party employee an annual bonus based upon income earned by the employee's sales office. The amount of bonus expense incurred under this agreement was $74,000, $74,000 and $23,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

  The Company leases its principal office building from its sole stockholder on a month-to-month basis. Rental expense recorded under this lease was $36,000 for the years ended December 31, 1997, 1996 and 1995 that is based on a monthly verbal agreement. In addition, the Company also pays the real estate taxes and other expenses for this office building on behalf of the sole stockholder. The related expenses was $17,000, $15,000 and $14,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

8. COMMITMENTS AND CONTINGENCIES

 Legal Proceedings and Contingencies

  The Company is a party to various legal proceedings, claims and assessments arising in the normal course of its business activities. Based upon information presently available and in light of legal and other defenses and insurance coverage, management does not expect these legal proceedings, claims and assessments, individually or in the aggregate, to have a material adverse impact on the Company's combined financial position or operations.

                         CROSS CON TERMINALS, INC. AND
                           CROSS CON TRANSPORT, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Operating Leases

  The Company leases buildings. Future minimum lease payments for operating leases with remaining noncancellable lease terms in excess of one year as of December 31, 1997, are as follows:

           1998..................................... $ 43,388
           1999.....................................   39,702
           2000.....................................   21,004
                                                     --------
               Total minimum lease payments......... $104,094
                                                     ========

  Rental expense was $70,000 in each of the years ended December 31, 1997, 1996 and 1995.

9. SUBSEQUENT EVENTS

  In April 1998, the Company signed a letter of intent to sell the Company.

10. PRO FORMA TAX PROVISION (UNAUDITED)

  If the Company had been taxed as a C Corporation, the combined provision for income taxes and net income would have been approximately $751,000 and $1,037,000, respectively, in 1997, $579,000 and $800,000, respectively, in
1996 and $504,000 and $696,000, respectively, in 1995, assuming an effective tax rate of 42%.

                         CROSS CON TERMINALS, INC. AND
                           CROSS CON TRANSPORT, INC.

                            COMBINED BALANCE SHEETS

                      MARCH 31, 1998 AND DECEMBER 31, 1997

                                                        MARCH 31,  DECEMBER 31,
                                                          1998         1997
                                                       ----------- ------------
                                                       (UNAUDITED)
                        ASSETS
Current assets:
  Cash and cash equivalents........................... $1,486,970   $1,707,392
  Accounts receivable, net of allowances of $189,000
   and $98,000 in 1998 and 1997, respectively.........  5,741,904    5,386,938
  Prepaid expenses and other current assets...........     41,198       67,903
                                                       ----------   ----------
    Total current assets..............................  7,270,072    7,162,233
  Property and equipment, net.........................    163,194      112,191
                                                       ----------   ----------
    Total assets...................................... $7,433,266   $7,274,424
                                                       ==========   ==========
          LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable.................................... $3,763,629   $3,122,334
  Accrued expenses....................................    435,737      411,163
  Short-term debt.....................................     19,276       38,553
                                                       ----------   ----------
    Total current liabilities.........................  4,218,642    3,572,050
                                                       ----------   ----------
Commitments and contingencies
Stockholder's equity:
  Cross Con Terminals, Inc.:
    Common stock, $1 par value; 1,000 shares autho-
     rized; 250 shares issued and outstanding at March
     31, 1998 and December 31, 1997...................        250          250
  Cross Con Transport, Inc.:
    Common stock, no par value; 100,000 shares autho-
     rized; 1,000 shares issued and outstanding at
     March 31, 1998 and December 31, 1997.............        --           --
    Additional paid-in capital........................      1,000        1,000
    Retained earnings.................................  3,213,374    3,701,124
                                                       ----------   ----------
      Total stockholder's equity......................  3,214,624    3,702,374
                                                       ----------   ----------
      Total liabilities and stockholder's equity...... $7,433,266   $7,274,424
                                                       ==========   ==========


    The accompanying notes are an integral part of these combined financial statements.

                         CROSS CON TERMINALS, INC. AND
                           CROSS CON TRANSPORT, INC.

                       COMBINED STATEMENTS OF OPERATIONS

               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                               MARCH 31
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
Revenues............................................... $13,439,009 $12,374,466
Cost of transportation.................................  11,810,328  11,083,520
                                                        ----------- -----------
  Net revenue..........................................   1,628,681   1,290,946
Operating expenses:
  Selling, general and administrative expenses.........     967,094     802,206
  Depreciation and amortization........................       5,437       9,129
                                                        ----------- -----------
  Income from operations...............................     656,150     479,611
Interest and other income..............................      29,750      15,160
                                                        ----------- -----------
  Income before income tax provision...................     685,900     494,771
Income tax provision...................................      10,000       7,000
                                                        ----------- -----------
  Net income........................................... $   675,900 $   487,771
                                                        =========== ===========



    The accompanying notes are an integral part of these combined financial statements.

                         CROSS CON TERMINALS, INC. AND
                           CROSS CON TRANSPORT, INC.

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY

   FOR THE THREE MONTHS ENDED MARCH 31, 1998, AND THE YEAR ENDED DECEMBER 31,

                                           ADDITIONAL                 TOTAL
                                    COMMON  PAID-IN    RETAINED   STOCKHOLDER'S
                                    STOCK   CAPITAL    EARNINGS      EQUITY
                                    ------ ---------- ----------  -------------
BALANCE, December 31, 1997.........  $250    $1,000   $3,701,124   $3,702,374
  Net income (unaudited)...........   --        --       675,900      675,900
  Distributions to stockholders
   (unaudited).....................   --        --    (1,163,650)  (1,163,650)
                                     ----    ------   ----------   ----------
BALANCE, March 31, 1998 (unau-
 dited)............................  $250    $1,000   $3,213,374   $3,214,624
                                     ====    ======   ==========   ==========



    The accompanying notes are an integral part of these combined financial statements.

                         CROSS CON TERMINALS, INC. AND
                           CROSS CON TRANSPORT, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                  (UNAUDITED)

                                                           1998        1997
                                                        ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................... $  675,900  $  487,771
  Adjustments to reconcile net income to net cash
   provided by operating activities--
    Depreciation and amortization......................      5,437       9,129
    Changes in working capital--
      Accounts receivable, net.........................   (354,966)   (241,800)
      Prepaid expenses and other current assets........     26,705      31,623
      Accounts payable.................................    641,294     519,254
      Accrued expenses.................................     24,574    (206,252)
                                                        ----------  ----------
        Net cash provided by operating activities......  1,018,944     599,725
                                                        ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net.............    (56,439)        --
                                                        ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to stockholder......................... (1,163,650)        --
  Payments on short-term debt..........................    (19,277)    (23,847)
  Payments on debt.....................................        --       (8,260)
                                                        ----------  ----------
        Net cash used in financing activities.......... (1,182,927)    (32,107)
                                                        ----------  ----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS...   (220,422)    567,618
CASH AND CASH EQUIVALENTS, beginning of period.........  1,707,392   1,193,675
                                                        ----------  ----------
CASH AND CASH EQUIVALENTS, end of period............... $1,486,970  $1,761,293
                                                        ==========  ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for--
    Interest........................................... $    1,289  $      762
    Income taxes.......................................        --       12,262
                                                        ==========  ==========


    The accompanying notes are an integral part of these combined financial statements.

                         CROSS CON TERMINALS, INC. AND
                           CROSS CON TRANSPORT, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. THE COMPANY

  Cross Con Terminals, Inc. ("Terminals") and Cross Con Transport, Inc. ("Transport") (together, the "Company") operate as S corporations and are controlled by the same stockholder. Terminals is engaged in the business of arranging, on behalf of others, for the transportation of freight over long distances. Terminals contracts with railroads to provide transportation over the long-haul portion of customer shipments and with local trucking companies, known as "drayage companies," for pickups and deliveries. Transport provides trucking services in the Chicago, Illinois, area using both owner-operator drivers and leased truck equipment.

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Quarterly Financial Data

  The combined financial statements presented herein include the accounts of the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The Company believes that the disclosures are adequate to make the information presented not misleading, although certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the combined financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's results of operations, financial position and cash flows. The combined financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

PRINCIPLES OF COMBINATION

  The combined financial statements of the Company include all accounts of Terminals and Transport. All material intercompany amounts and transactions have been eliminated.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

  The Company has elected for federal and applicable state tax reporting to include income with that of its stockholder (an S corporation election). The income tax provision represents a provision for state replacement taxes on the accompanying income statement.

3. DEBT

  The Company maintains a revolving line of credit with a bank in the amount of $3,000,000 that bears interest at the bank's prime rate. The line is secured by the assets of the Company and as of March 31, 1998, and December 31, 1997, no amounts were outstanding on the line of credit. The line requires the Company to maintain compliance with certain financial covenants. As of March 31, 1998, and December 31, 1997, the Company was in compliance with all of these financial covenants.

  As of March 31, 1998 and December 31, 1997, the Company has financed insurance payments in the amounts of approximately $19,000 and $39,000, respectively, at an interest rate of 9.40% and 9.39%, respectively.

4. COMMITMENTS AND CONTINGENCIES

 Legal Proceedings and Contingencies

  The Company is a party to various legal proceedings, claims and assessments arising in the normal course of its business activities. Based upon information presently available and in light of legal and other defenses and insurance coverage, management does not expect these legal proceedings, claims and assessments, individually or in the aggregate, to have a material adverse impact on the Company's combined financial position or operations.

5. SUBSEQUENT EVENTS

  In April 1998, the Company signed a letter of intent to sell the Company.

6. PRO FORMA TAX PROVISION

  If the Company had been taxed as a C corporation, the combined provision for income taxes and net income would have been approximately $288,000 and $398,000, respectively, as of March 31, 1998, and $208,000 and $287,000,
respectively, as of March 31, 1997 assuming an effective tax rate of 42%.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEI-THER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   9
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Consolidated Financial Data.....................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Industry Overview........................................................  25
Business.................................................................  28
Management...............................................................  37
Certain Transactions.....................................................  43
Principal and Selling Stockholders.......................................  44
Description of Capital Stock.............................................  45
Shares Eligible for Future Sale..........................................  48
Underwriting.............................................................  50
Legal Matters............................................................  52
Experts..................................................................  52
Additional Information...................................................  52
Glossary of Terms........................................................  53
Index to Financial Statements............................................ F-1

                                 ------------

 UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,200,000 Shares

               [LOGO OF PACER INTERNATIONAL, INC. APPEARS HERE]

                                  Common Stock

                                 ------------

                                   PROSPECTUS

                                 ------------

                                 BT ALEX. BROWN

                            PAINEWEBBER INCORPORATED

                         MORGAN KEEGAN & COMPANY, INC.

                                       , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

   SEC registration fee............................................. $   14,113
   NASD filing fee..................................................      5,284
   Nasdaq National Market listing fee...............................     40,000
   Blue sky fees and expenses.......................................      5,000
   Printing and engraving expenses..................................    250,000
   Legal fees and expenses..........................................    300,000
   Accounting fees and expenses.....................................    425,000
   Transfer agent and registrar fees................................      5,000
   Miscellaneous....................................................    155,603
                                                                     ----------
     Total.......................................................... $1,200,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article V of the Restated Certificate of Incorporation of Pacer International, Inc. (the "Company", "Pacer" or the "Registrant") (the "Certificate") (filed as Exhibit 3.1 to this Registration Statement) eliminates the liability of the Company's directors to the Company or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

  Section 145 of the DGCL provides for indemnification by the Company of its directors and officers. In addition, Article VI of the Certificate and Article IX of the Company's By-laws (filed as Exhibit 3.2 to this Registration Statement) require the Company to indemnify any current or former director or officer to the fullest extent permitted by the DGCL. In addition, the Company intends to enter into indemnity agreements with its directors (a form of which is filed as Exhibit 10.2 to this Registration Statement) which obligate the Company to indemnify such directors to the fullest extent permitted by the DGCL. The Company also maintains officers' and directors' liability insurance, which insures against liabilities that officers and directors of the Company may incur in such capacities.

  Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, which provides for indemnification of the directors and officers of the Company signing the Registration Statement and certain controlling persons of the Company against certain liabilities, including those arising under the Securities Act, in certain instances by the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since March 1997, the Company has issued unregistered securities to investors and to certain other individuals in connection with acquisitions. Each such issuance was made in reliance upon the exemption from the registered requirements of the Securities Act, contained in Section 4(2) of the Securities Act on the basis that such transactions did not involve a public offering.

  (a) On March 31, 1997, pursuant to a Stock Subscription Agreement among Pacer, Eos Partners, L.P. ("Eos") and Donald C. Orris ("Orris"), the Company issued to Eos and Orris an aggregate of 2,992,500 shares of Common Stock and 2,992,500 shares of Series A Preferred Stock for an aggregate purchase price of $3,150,000.

  (b) On March 31, 1997, pursuant to their respective Restricted Stock Issuance and Stock Purchase Agreements, Pacer issued to each of Gerry Angeli ("Angeli") and Robert L. Cross ("Cross") 166,250 shares of Common Stock and 166,250 shares of Series A Preferred Stock for an aggregate purchase price of $350,000.

  (c) On December 16, 1997, pursuant to a Stock Purchase Agreement, Pacer issued an aggregate of 1,353,750 shares of Common Stock to Gary I. Goldfein ("Goldfein") and Allen E. Steiner ("Steiner") as partial consideration for all of the capital stock of Interstate Consolidation, Inc. ("ICI") and Interstate Consolidation Service, Inc. ("ICSI").

  (d) On April 3, 1998, pursuant to an Agreement and Plan of Merger, Pacer issued an aggregate of 217,142 shares of Common Stock to John W. Hein ("Hein") as partial consideration for all of the capital stock of Intraco, Inc. (d/b/a Stutz & Company) ("Stutz").

  (e) On June 5, 1998, pursuant to a Stock Purchase Agreement, Pacer issued an aggregate of 541,500 shares of Common Stock to Richard Hyland ("Hyland") as partial consideration for all of the capital stock of Cross Con Terminals, Inc. ("Terminals") and Cross Con Transport, Inc. ("Transport" and, together with Terminals, "Cross Con").

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

 EXHIBIT
   NO.   DESCRIPTION OF EXHIBIT
 ------- ----------------------
    1.1  Form of Underwriting Agreement.
  **3.1  Form of Restated Certificate of Incorporation of the Company.
    3.2  Form of Amended and Restated Bylaws of the Company.
  **4.1  Certificate for Shares.
  **5.1  Opinion of O'Sullivan Graev & Karabell, LLP (including the consent of such firm) regarding legality of securities being offered.
 **10.1  Form of Registration Rights Agreement.
 **10.2  Form of Indemnification Agreement.
   10.3  1997 Stock Option Plan.
 **10.4  1998 Stock Option Plan.
   10.5  Employment Agreement dated March 31, 1997 between Pacific Motor
          Transport Company ("PMTC") and Orris.
   10.6  Employment Agreement dated March 31, 1997 between PMTC and Angeli.
   10.7  Employment Agreement dated March 31, 1997 between PMTC and Cross.
   10.8  Employment Agreement dated December 16, 1997 between Pacer and
          Goldfein.
   10.9  Employment Agreement dated December 16, 1997 between Pacer and
          Steiner.
   10.10 Employment Agreement dated April 3, 1998 between PMTC and Hein.
   10.11 Stock Purchase Agreement dated March 31, 1997 by and among Union
          Pacific Railroad Company, Southern Pacific Transportation Company
          ("SPTC"), PMTC and Pacer.

 EXHIBIT
   NO.   DESCRIPTION OF EXHIBIT
 ------- ----------------------
  10.12  Stock Purchase Agreement dated as of December 16, 1997 between Pacer,
          ICI, ICSI, Goldfein and Steiner.
  10.13  Agreement and Plan of Merger dated as of April 3, 1998 between Pacer
          Integrated Logistics, Inc. ("PIL"), Stutz and Hein.


  10.14 Warrant to purchase 18,421 units (consisting of 18,421 shares of the Company's Series A Preferred Stock and 18,421 shares of the Company's
          Common Stock) issued by the Company in favor of SPTC on March 31, 1997.
  10.15 Supplemental Stock Option Agreement dated as of March 31, 1997 between the Company and Cross. See Schedule A attached to Exhibit 10.15 for a list of additional Supplemental Stock Option Agreements entered into by the Company on substantially similar terms.
  10.16  Service Stock Option Agreement dated as of March 31, 1997 between the
          Company and Cross. See Schedule B attached to Exhibit 10.16 for a list of additional Service Stock Option Agreements entered into by the Company on substantially similar terms.
  10.17  Restricted Stock Issuance and Stock Purchase Agreement dated as of
          March 31, 1997 by and between the Company and Cross. See Schedule C attached to Exhibit 10.17 for a list of additional Restricted Stock
          Issuance and Stock Purchase Agreements entered into by the Company on substantially similar terms.
  10.18  Amended and Restated Credit Agreement dated as of December 16, 1997
          (the "Credit Agreement"), among the Company, PMTC, ICI, ICSI, IMCS,
          ICI Acquisition Company, Pacer International Rail Services LLC (f/k/a
          American International Rail Services LLC) ("PIRS"), Pacer Rail
          Services LLC (f/k/a American International Mechanical Services LLC)
          ("PRS") and The First National Bank of Chicago, as agent (the
          "Agent").
  10.19 Amendment No. 1 to Credit agreement dated as of March 31, 1998 among the Company, PMTC, ICI, ICSI, IMCS, PIRS, PRS, PIL and the Agent.
  10.20  Amendment No. 2 to Credit Agreement dated as of May 1, 1998 among the
          Company, PMTC, ICI, ICSI, IMCS, PIRS, PRS, PIL, Pacer Logistics, Inc.
          ("Logistics") and the Agent.
  10.21  Amendment No. 3 to Credit Agreement dated as of May 29, 1998 among the
          Company, PMTC, ICI, ICSI, IMCS, PIRS, PRS, PIL, Logistics and the
          Agent.
  10.22 Amended and Restated Security Agreement dated as of December 16, 1997 executed by PMTC in favor of the Agent. See Schedule D attached to
          Exhibit 10.22 for a list of additional Security Agreements entered into by the Company on substantially similar terms.
  10.23 Pledge Agreement dated as of May 1, 1998 executed by Logistics in favor of the Agent. See Schedule E attached to Exhibit 10.23 for a list of additional Pledge Agreements entered into by the Company on substantially similar terms.
  10.24  Stock Purchase Agreement dated as of May 29, 1998 among the Company,
          Cross Con and Hyland (the "Cross Con Purchase Agreement").
  10.25 Letter Agreement dated June 5, 1998 between the Company and Cross Con and Hyland, which letter agreement amends the Cross Con Purchase
          Agreement.
  10.26 Undivided Assignment and Assumption Agreement dated as of June 5, 1998 by and between the Company and Cross Con Acquisition Corp.
  10.27  Employment Agreement dated June 5, 1998 between the Company and
          Hyland.
  10.28  Amendment No. 4 to Credit Agreement dated as of June 5, 1998 among the
          Company, PMTC, ICI, ICSI, IMCS, PIRS, PRS, PIL, Logistics, Terminals,
          Transport and the Agent.
  21.1   List of Subsidiaries.

 EXHIBIT
   NO.   DESCRIPTION OF EXHIBIT
 ------- ----------------------
   23.1  Consent of O'Sullivan Graev & Karabell, LLP (to be included aspart of its opinion to be filed as
          Exhibit 5.1 hereto).
 **23.2  Consent of Arthur Andersen LLP, independent accountants.
 **23.3  Consent of KPMG Peat Marwick LLP, independent accountants.
   24.1  Powers of Attorney (included on signature page).
   27.1  Financial Data Schedule.

--------

** Filed herewith.

  (B) FINANCIAL STATEMENT SCHEDULES.

  All schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements or related notes.

ITEM 17. UNDERTAKINGS.

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Restated Certificate and Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN FRANCISCO, STATE OF CALIFORNIA ON THE 22ND DAY OF JULY, 1998.

                                          PACER INTERNATIONAL, INC.

                                          By: /s/ Donald C. Orris
                                             -------------------------------
                                             Donald C. Orris
                                             President and Chief Executive
                                             Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED ON THE 22ND DAY OF JULY, 1998, BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

              SIGNATURE                         TITLE
              ---------                         -----

         /s/ Donald C. Orris            President, Chief Executive
-------------------------------------    Officer and Director (Principal
           DONALD C. ORRIS               Executive Officer)

                  *                     Chief Financial Officer
-------------------------------------    (Principal Financial Officer)
        LAWRENCE C. YARBERRY

                  *                     Vice President and Controller
-------------------------------------    (Principal Accounting Officer)
          JOSEPH P. ATTURIO

                  *                     Director
-------------------------------------
            GERRY ANGELI

                  *                     Director
-------------------------------------
           DOUGLAS R. KORN

                  *                     Director
-------------------------------------
          GARY I. GOLDFEIN

*By      /s/ Donald C. Orris
  -----------------------------------
  DONALD C. ORRIS, ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                           DESCRIPTION OF EXHIBIT
 -------                         ----------------------
    1.1  Form of Underwriting Agreement.
  **3.1  Form of Restated Certificate of Incorporation of the Company.
    3.2  Form of Amended and Restated Bylaws of the Company.
  **4.1  Certificate for Shares.
  **5.1  Opinion of O'Sullivan Graev & Karabell, LLP (including the consent of such firm) regarding legality of securities being offered.
 **10.1  Form of Registration Rights Agreement.
 **10.2  Form of Indemnification Agreement.
   10.3  1997 Stock Option Plan.
 **10.4  1998 Stock Option Plan.
   10.5  Employment Agreement dated March 31, 1997 between Pacific Motor
          Transport Company ("PMTC") and Orris.
   10.6  Employment Agreement dated March 31, 1997 between PMTC and Angeli.
   10.7  Employment Agreement dated March 31, 1997 between PMTC and Cross.
   10.8  Employment Agreement dated December 16, 1997 between Pacer and
          Goldfein.
   10.9  Employment Agreement dated December 16, 1997 between Pacer and
          Steiner.
   10.10 Employment Agreement dated April 3, 1998 between PMTC and Hein.
   10.11 Stock Purchase Agreement dated March 31, 1997 by and among Union
          Pacific Railroad Company, Southern Pacific Transportation Company
          ("SPTC"), PMTC and Pacer.
   10.12 Stock Purchase Agreement dated as of December 16, 1997 between Pacer,
          ICI, ICSI, Goldfein and Steiner.
   10.13 Agreement and Plan of Merger dated as of April 3, 1998 between Pacer
          Integrated Logistics, Inc. ("PIL"), Intraco, Inc. and Hein.
   10.14 Warrant to purchase 18,421 units (consisting of 18,421 shares of the
          Company's Series A Preferred Stock and 18,421 shares of the Company's
          Common Stock) issued by the Company in favor of SPTC on March 31,
          1997.
   10.15 Supplemental Stock Option Agreement dated as of March 31, 1997 between the Company and Cross. See Schedule A attached to Exhibit 10.15 for a list of additional Supplemental Stock Option Agreements entered into by the Company on substantially similar terms.
   10.16 Service Stock Option Agreement dated as of March 31, 1997 between the
          Company and Cross. See Schedule B attached to Exhibit 10.16 for a list of additional Service Stock Option Agreements entered into by the Company on substantially similar terms.
   10.17 Restricted Stock Issuance and Stock Purchase Agreement dated as of
          March 31, 1997 by and between the Company and Cross. See Schedule C attached to Exhibit 10.17 for a list of additional Restricted Stock
          Issuance and Stock Purchase Agreements entered into by the Company on substantially similar terms.
   10.18 Amended and Restated Credit Agreement dated as of December 16, 1997
          (the "Credit Agreement"), among the Company, PMTC, ICI, ICSI, IMCS,
          ICI Acquisition Company, Pacer International Rail Services LLC (f/k/a
          American International Rail Services LLC) ("PIRS"), Pacer Rail
          Services LLC (f/k/a American International Mechanical Services LLC)
          ("PRS") and The First National Bank of Chicago, as agent (the
          "Agent").

 EXHIBIT NO.                       DESCRIPTION OF EXHIBIT
 -----------                       ----------------------
     10.19   Amendment No. 1 to Credit agreement dated as of March 31, 1998 among the Company, PMTC, ICI, ICSI, IMCS, PIRS, PRS, PIL and the
              Agent.
     10.20   Amendment No. 2 to Credit Agreement dated as of May 1, 1998 among the Company, PMTC, ICI, ICSI, IMCS, PIRS, PRS, PIL, Pacer
              Logistics, Inc. ("Logistics") and the Agent.
     10.21   Amendment No. 3 to Credit Agreement dated as of May 29, 1998 among the Company, PMTC, ICI, ICSI, IMCS, PIRS, PRS, PIL, Logistics and
              the Agent.
     10.22   Amended and Restated Security Agreement dated as of December 16,
              1997 executed by PMTC in favor of the Agent. See Schedule D attached to Exhibit 10.22 for a list of additional Security
              Agreements entered into by the Company on substantially similar terms.
     10.23   Pledge Agreement dated as of May 1, 1998 executed by Logistics in favor of the Agent. See Schedule E attached to Exhibit 10.23 for a list of additional Pledge Agreements entered into by the
              Company on substantially similar terms.
     10.24   Stock Purchase Agreement dated as of May 29, 1998 among the
              Company, Cross Con and Hyland (the "Cross Con Purchase
              Agreement").
     10.25   Letter Agreement dated June 5, 1998 between the Company and Cross
              Con and Hyland, which letter agreement amends the Cross Con
              Purchase Agreement.
     10.26   Undivided Assignment and Assumption Agreement dated as of June 5,
              1998 by and between the Company and Cross Con Acquisition Corp.
     10.27   Employment Agreement dated June 5, 1998 between the Company and
              Hyland.
     10.28   Amendment No. 4 to Credit Agreement dated as of June 5, 1998 among the Company, PMTC, ICI, ICSI, IMCS, PIRS, PRS, PIL, Logistics,
              Terminals, Transport and the Agent.
     21.1    List of Subsidiaries.
     23.1    Consent of O'Sullivan Graev & Karabell, LLP (to be included as part of its opinion to be filed as Exhibit 5.1 hereto).
   **23.2    Consent of Arthur Andersen LLP, independent accountants.
   **23.3    Consent of KPMG Peat Marwick LLP, independent accountants.
     24.1    Powers of Attorney (included on signature page).
     27.1    Financial Data Schedule.

--------

**Filed herewith.